Exhibit 2.1

STRICTLY PRIVATE & CONFIDENTIAL

Dated                      2021

Share Sale and Purchase Agreement

relating to Smiths Medical 2020 Limited

between

Smiths Group International Holdings Limited

as Seller

and

ICU Medical, Inc.

as Purchaser

White & Case LLP

5 Old Broad Street

London EC2N 1DW

This Agreement is made on              2021

Between:

(1)

Smiths Group International Holdings Limited, a company incorporated in England and Wales with registered number 01085153 and whose registered office is at c/o Smiths Group Plc, 4th Floor, 11-12 St James’s Square, London, England, SW1Y 4LB (the “Seller”).

(2)

ICU Medical, Inc., a company incorporated in the State of Delaware and whose principal executive office is at 951 Calle Amanecer, San Clemente, CA 92673, the United States of America (the “Purchaser”).

Whereas:

(A)	Particulars of the Company and each of its Subsidiaries (as defined in Clause 1.1 (Interpretation)) are set out in Schedule 1 (The Group).

(B)

The Seller has agreed to sell and the Purchaser has agreed to purchase and pay for the Shares (as defined in Clause 1.1 (Interpretation)) in each case on the terms and subject to the conditions of this Agreement.

(C)	This Agreement is entered into for the purposes of, and in connection with, the sale and purchase of the Group (as defined in Clause 1.1 (Interpretation)).

(D)	The Consideration (as defined below) shall be satisfied partly in cash and partly by the issuance and delivery of the Consideration Shares (as defined below).

It is agreed:

1.	Interpretation

1.1	In this Agreement:

“5-Day VWAP” means, as of any date, the volume-weighted average price of the Purchaser Common Stock on the Nasdaq Global Select Market or another applicable national securities exchange from 9:30 a.m., New York City time, on the trading day that is 5 trading days preceding such date to 4:00 p.m., New York City time, on the last trading day immediately preceding such date, determined without regard to after-hours trading or any trading outside the regular trading session of any trading day, as calculated pursuant to the heading “Bloomberg VWAP” on Bloomberg Page ICUI VWAP (or any replacement Bloomberg page which displays that price) or, if such page or service ceases to be available, any other page or service displaying the relevant information as specified by the Purchaser and notified to the Seller in writing;

“30-Day VWAP” means, as of any date, the volume-weighted average price of the Purchaser Common Stock on the Nasdaq Global Select Market or another applicable national securities exchange from 9:30 a.m., New York City time, on the trading day that is 30 trading days preceding such date to 4:00 p.m., New York City time, on the last trading day immediately preceding such date, determined without regard to after-hours trading or any trading outside the regular trading session of any trading day, as calculated pursuant to the heading “Bloomberg VWAP” on Bloomberg Page ICUI VWAP (or any replacement Bloomberg page which displays that price) or, if such page or service ceases to be available, any other page or service displaying the relevant information as specified by the Purchaser and notified to the Seller in writing;

“45-Day VWAP” means, as of any date, the volume-weighted average price of the Purchaser Common Stock on the Nasdaq Global Select Market or another applicable national securities exchange from 9:30 a.m., New York City time, on the trading day that is 45 trading days preceding such date to 4:00 p.m., New York City time, on the last trading day immediately preceding such date, determined without regard to after-hours trading or any trading outside the regular trading session of any trading day, as calculated pursuant to the heading “Bloomberg VWAP” on Bloomberg Page ICUI VWAP (or any replacement Bloomberg page which displays that price) or, if such page or service ceases to be available, any other page or service displaying the relevant information as specified by the Purchaser and notified to the Seller in writing;

“Accounts” means the audited non-statutory consolidated financial statements of the Group for each of the accounting reference periods ended on the Locked Box Date, 31 July 2019 and 31 July 2018, together with, in each case, the auditor’s report, accounting policies and the notes to the audited non-statutory financial statements, such financial statements comprising, a consolidated balance sheet, consolidated comprehensive income statement, consolidated statement of changes in equity and consolidated cash flow statement (as set out in Second Data Room document 6.1.1);

“Acquired Entity” has the meaning given to it in Clause 16.2(b);

“Additional Consideration Payment Date” has the meaning given to it in Clause 3.4;

“Additional Consideration” has the meaning given to it in Clause 3.1(c);

“Agents” means, in relation to a person, that person’s directors, officers, employees, advisers, agents and representatives;

“Agreed Form Announcements” means the announcements (one for release on or following the execution of the Put Option and one for release on or following the execution of this Agreement) each in the agreed terms in connection with the Transaction;

“Agreed Leakage Amount” has the meaning given to it in Clause 5.2(a);

“Anti-Bribery Laws” means, in each case to the extent that they have been applicable to a Group Company or a member of the Seller’s Group (as the case may be) at any time prior to 02 August 2021: (i) the UK Bribery Act 2010; (ii) the U.S. Foreign Corrupt Practices Act of 1977 (as amended); (iii) any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997; and (iv) any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction, including books and records offences relating directly or indirectly to a bribe;

“Antitrust Condition” has the meaning given to it in paragraph 2 of Schedule 2 (Conditions);

“Arbitration Party” has the meaning given to it in Clause 40.4;

“Auditors” means PricewaterhouseCoopers LLP;

“Balance Sheet Reconciliation” has the meaning given to it in Clause 7.4;

“Beijing Lease” means the lease agreement in respect of Unit 3018, Floor 30, South Tower, Beijing Kerry Center, Guanghua Road, Beijing, China, as amended from time to time;

“Beijing Novation” has the meaning given to it in Clause 10 (Beijing Lease);

“Books and Records” has the meaning given to it in Clause 15.6;

“Break Fee” means an amount equal to (i) a cash amount equal to US$200,000,000 plus (ii) an amount equal to US$100,000,000 to be satisfied by the issuance and delivery to the Seller (or as the Seller may direct) of fully paid and non-assessable shares of Purchaser Common Stock, free from all Encumbrances (other than transfer restrictions imposed by applicable securities laws) and to be calculated by reference to the 5-Day VWAP as at the date the Break Free becomes payable in accordance with Clause 4.11;

“Business” means the business of the Group, being the medical devices, consumables and services business as conducted by it at Completion;

“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in the City of London, England and New York, United States of America;

“Business Intellectual Property” means the Intellectual Property owned by a Group Company and used or held for use for the purposes of the Business;

“Cash Consideration” has the meaning given to it in Clause 3.1(a);

“Circular” means the class 1 circular to be despatched by the Seller Parent to its shareholders pursuant to the Listing Rules in connection with the Transaction;

“Claim” means any claim made by the Purchaser under this Agreement or the Put Option and “Claims” shall mean all such claims;

“Co-Arbitrators” has the meaning given to it in Clause 40.4 (Governing Law and Arbitration);

“Companies Act” means the Companies Act 2006;

“Company” means Smiths Medical 2020 Limited, further details of which are set out in Part 1 of Schedule 1 (The Group);

“Completion” means completion of the sale and purchase of the Shares under this Agreement;

“Completion Date” means the date that is ten (10) Business Days after (and excluding) the day on which the last of the Conditions has been satisfied (or waived) in accordance with this Agreement (unless such date is within ten (10) Business Days of the Long Stop Date, in which case such date shall be the Long Stop Date) or such other date as the Parties agree in writing;

“Compliance Requirements” means any applicable law, regulation, code of practice or requirement of a regulatory authority or any policy, advice or guideline of any regulatory authority, industry body or association, in each case limited to countries that are members of the Organisation for Economic Co-operation and Development and China, in relation to:

(a)

anti–bribery or anti–corruption (including, without limitation, (i) the UK Bribery Act 2010; (ii) the U.S. Foreign Corrupt Practices Act of 1977 (as amended); and (iii) any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997);

(b)	price-fixing or cartels;

(c)	anti-money laundering; or

(d)

the EU Council Regulation (EC) No. 428/2009, the UK Export Control Act 2002, the UK Export Control Order 2008, the U.S. Export Administration Regulations, sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and any orders issued under any of these laws, regulations and permits;

“Conditions” means the conditions referred to in Clause 4 (Conditions) and set out in Schedule 2 (Conditions);

“Consideration” has the meaning given to it in Clause 3.1 (Consideration);

“Consideration Shares” means the two million, five hundred thousand (2,500,000)fully paid and non-assessable shares of Purchaser Common Stock to be issued to the Seller free from any

Encumbrances (other than transfer restrictions imposed by applicable securities laws), pursuant to Clause 3.1(b);

“Continuing Provisions” means Clause 1 (Interpretation), Clause 21 (Confidentiality), Clause 22 (Announcements), Clause 23 (Assignment), Clause 25 (Entire Agreement), Clause 26 (Severance and Validity), Clause 27 (Variations), Clause 28 (Remedies and Waivers), Clause 30 (Third Party Rights), Clause 32 (Costs and Expenses), Clause 36 (Default Interest), Clause 37 (Notices), Clause 40 (Governing Law and Arbitration) and Clause 41 (Agent for Service of Process), all of which shall continue to apply after the termination of this Agreement pursuant to Clause 4.10 (Conditions) or Clause 8.3(c) (Completion) without limit in time;

“CTA 2009” means the Corporation Tax Act 2009;

“CTA 2010” means the Corporation Tax Act 2010;

“Daily Payment Amount” means an amount of two hundred and fifty thousand dollars (US$250,000) in cash multiplied by each calendar day from (and including) 1 January 2022 to (and including) the Completion Date;

“Data Room” means

(a)

the electronic data room containing documents and information relating to the Group and the Business made available by the Seller prior to the date of this Agreement online via Datasite at https://emea.datasite.com/manda/project/60b0d82ca8731b339dcaeac7/content/index?mode=index and titled “Senna”, the contents of which are contained on a USB provided by or on behalf of the Seller as soon as reasonably practicable following the date of this Agreement; and

(b)	the Second Data Room;

“Data Protection POAs” means those powers of attorney granted by members of the Group to members of the Seller’s Group under which the relevant members of the Seller’s Group can sign required agreements with third party suppliers on behalf of those members of the Group to permit the provision of the services under the TSA to be compliant with applicable data protection legislation;

“Debt Financing Sources” means the persons party to the Purchaser Debt Finance Documents that have committed to provide or arrange the Purchaser Debt Finance together with their successors and assigns;

“Disclosed” means (i) in the case of a disclosure being made by the Seller, disclosed in the Seller Disclosed Information with sufficient details to enable the Purchaser to identify the nature and scope of the fact, matter or circumstance disclosed provided that a matter will not be treated as being Disclosed if and to the extent that the matter is included in the Seller Updated Disclosure Letter and relates to a fact, matter or circumstance existing as at 02 August 2021 and which should have been, but was not, included in the Seller Disclosure Letter and (ii) in the case of a disclosure being made by the Purchaser, disclosed in the Purchaser Disclosed Information with sufficient details to enable the Seller to identify the nature and scope of the fact, matter of circumstance disclosed;

“Dispute” has the meaning given to it in Clause 40.2;

“Dispute Notice” has the meaning given to it in Clause 40.2;

“Encumbrance” means any pledge, charge, lien (other than a lien arising by operation of law), mortgage, debenture, hypothecation, security interest, pre-emption right or option;

“Exchange Act” means the U.S. Securities Exchange Act of 1934 (as amended and, together with the rules and regulations promulgated thereunder);

“Excluded Intra-Group Arrangements” means the TSA, the TMLA, the IP Assignments, the Data Protection POAs, the Beijing Lease and the Beijing Novation;

“FCA” means the UK Financial Conduct Authority in its capacity as the competent authority for the purposes of Part VI of the UK Financial Services and Markets Act 2000, as amended from time to time;

“FDA” means the U.S. Food and Drug Administration;

“FDI Condition” has the meaning given to it in paragraph 3 of Schedule 2 (Conditions);

“Freehold Properties” means the freehold land and premises currently owned, used or occupied by the Group for the purposes of the Business and which are marked as “owned/freehold” in the table set out in Schedule 12 (Properties);

“Fundamental Warranties” means all of the Warranties set out in paragraphs 1, 2 and 3 of Schedule 5 (Warranties) and “Fundamental Warranty” shall mean any one of them;

“Group” means the Company and its Subsidiaries and the expression “Group Company” shall be construed accordingly;

“Group Commitments” has the meaning given to it in Clause 9.5;

“HMRC” means HM Revenue & Customs;

“HSR Act” means collectively, if and as applicable, Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder);

“Intellectual Property” means patents, utility models, trade marks, service marks, trade and business names, rights in designs, copyright (including rights in software), database rights, internet domain names, semi-conductor topography rights, rights in inventions, trade secrets and confidential information and all other intellectual property rights, in each case whether registered or unregistered and all similar or equivalent rights or forms of protection which subsist in any part of the world;

“Inter-Company Loans Elimination” means the elimination of the inter-company loans between members of the Group and the Seller’s Group, carried out in accordance with the Inter-Company Loans Steps Plan (and to the extent not already carried out);

“Inter-Company Loans Steps Plan” means the inter-company loans steps plan set out in Schedule 9 (Inter-Company Loans Steps Plan);

“Intra-Group Arrangements” means:

(a)	all agreements between any member of the Seller’s Group and any member of the Group; and

(b)

any other intra-group arrangements between the Seller’s Group and the Group relating to the provision of services, or grant of rights and privileges, between them, which shall be limited to management services, recharge agreements, and trade mark licences.;

“Intra-Group Borrowings” means, in relation to each member of the Group, the aggregate of all intra-group financial indebtedness (expressed in US dollars) of that member of the Group owing to any member of the Seller’s Group as at the Completion Date, including all cash sums held by that member of the Group for or on behalf of any member of the Seller’s Group and accrued intra-group dividends payable (if any), in each case as set out in the Intra-Group Debt Statement;

“Intra-Group Debt Statement” has the meaning given to it in Clause 6.3;

“Intra-Group Lendings” means, in relation to each member of the Group, the aggregate of all intra-group financial indebtedness (expressed in US dollars) owing to that member of the Group by any member of the Seller’s Group as at the Completion Date, including all cash sums held by that member of the Seller’s Group for or on behalf of any member of the Group, in each case as set out in the Intra-Group Debt Statement;

“IP Assignments” means the assignments of certain Intellectual Property from members of the Seller’s Group to members of the Group or vice versa that have been entered into prior to the date of this Agreement;

“IT Contracts” means any written agreements relating to the IT Systems to which a Group Company is a party, including all hire purchase contracts or leases of hardware and licences of software (but excluding any shrink-wrapped, click-wrapped, cloud software or other software commercially available off-the-shelf), in each case that are material to the operations of the Business;

“IT Systems” means computer hardware and software (excluding shrink-wrapped, click-wrapped, cloud software or other software commercially available off-the-shelf), networks and peripherals which in each case are material to the operations of the Business;

“LCIA” has the meaning given to it in Clause 40.3;

“Leakage” means, in each case any of the following, without double counting, during the period from (but excluding) the Locked Box Date to (and including) the Completion Date:

(a)	by any member of the Group to or for the benefit of the Seller or any member of the Seller’s Group any:

(i)	dividend or distribution or other return of capital declared or any payments in lieu of any dividend or distribution or other return of capital, declared, paid or made;

(ii)	payments made or agreed to be made (including bonuses and loan repayments);

(iii)	assets transferred or surrendered or agreed to be transferred or surrendered;

(iv)	redemption, repurchase, repayment or return of shares or other securities, or return of capital (whether by reduction of capital or otherwise and whether in cash or in kind);

(v)	consultant, advisory, management, monitoring, service, shareholder fees or charges royalties or other charges or fees or increased pension contributions incurred, paid or agreed to be paid;

(vi)	waiver, deferral or forgiveness of any amount owed to a Group Company or release of any obligation;

(vii)	waiver by or on behalf of any Group Company of, or agreement to waive, any claim or right of action;

(viii)	liability or obligation assumed (contingent or otherwise), indemnified, incurred or discharged (including in relation to any recharging of costs of any kind); and

(ix)

any repayment of principal or interest on any debt or any payment, amendment or agreement by any Group Company in relation to any of its borrowing or indebtedness in the nature of borrowing owed to any member of the Seller’s Group;

(b)	any:

(i)	Seller Transaction Costs incurred, paid or agreed to be paid; and

(ii)

bonuses, incentives or commission (including any transaction or retention bonuses for management) paid, agreed to be paid or made (or declared to be or treated as paid or made) in connection with the preparation, negotiation or consummation of the Transaction;

(c)	any agreement to enter into or carry out any of the actions or matters set out in paragraph (a) or (b) above; and

(d)	any irrecoverable Tax becoming payable at any time by any Group Company directly as a result of any of the matters referred to in paragraphs (a), (b) or (c) above.

but, in each case, not including any Permitted Leakage;

“Leasehold Properties” means the leasehold land and premises currently used or occupied by the Group for the purposes of the Business and which are marked as “leasehold” in the table set out in Schedule 12 (Properties);

“Licensed Properties” means the licensed land and premises currently used or occupied by the Group for the purposes of the Business and which are marked as “third party premises” in the table set out in Schedule 12 (Properties);

“Listing Rules” means the listing rules of the FCA made pursuant to Part VI of the Financial Services and Markets Act 2000, as amended from time to time;

“Locked Box Accounts” means the consolidated balance sheet of the Group as at the Locked Box Date as set out in Second Data Room document 6.1.1;

“Locked Box Date” means 31 July 2020;

“Long Stop Date” has the meaning given to it in Clause 4.15;

“Loss” or “Losses” means all losses, liabilities, actions and claims, including charges, costs, damages, fines, penalties, interest and all legal and other professional fees and expenses;

“Management Accounts” means the monthly unaudited management accounts of the Group, including the profit and loss account, balance sheet and cash flow statement for the financial period from the Locked Box Date and ending on 31 May 2021 as set out in Second Data Room documents 18.11.6, 18.2.1 and 18.10.23;

“Ordinary Warranty Claim” means a claim by the Purchaser for a breach of any Warranty (other than a Fundamental Warranty or a Preferential Warranty);

“Party” means a party to this Agreement and “Parties” shall mean the parties to this Agreement;

“Permitted Dividends” means (in each case, whether paid in cash or by distribution of any receivable): (i) a dividend of not more than £1,098,555,728.55 in aggregate (as referred to in Clause 7.4); and (ii) any dividends which may be declared in pounds sterling but which shall not, when converted into USD at the date of payment in accordance with Clause 1.17, exceed US$165,000,000.00 in aggregate;

“Permitted Leakage” has the meaning given to it in Schedule 3 (Permitted Leakage);

“Preferential Warranty” means the Warranties set out in paragraphs 6.4, 13, 14, 15, 17, 19, 20, 26 and 28 of Schedule 5 (Warranties) and “Preferential Warranty” shall mean any one of them;

“Price Target” has the meaning given to it in Clause 3.2;

“Properties” means the Freehold Properties, Leasehold Properties and Licensed Properties; “Purchaser Common Stock” means common stock, par value of US$0.10 per share, of the Purchaser;

“Purchaser Deal Team” has the meaning given to it in paragraph 1.2 of Schedule 6 (Seller’s Limitations on Liability);

“Purchaser Debt Finance” means the debt finance incurred or intended to be incurred pursuant to the Purchaser Debt Finance Documents;

“Purchaser Debt Finance Documents” means that certain commitment letter dated as of the date hereof entered into by the Purchaser and the Debt Financing Sources, together with the exhibits attached thereto;

“Purchaser Disclosed Information” means information Disclosed in:

(a)	the Purchaser Disclosure Letter; and

(b)	the contents of the Transaction Documents;

“Purchaser Disclosure Letter” means (if any) the disclosure letter dated the same date as the Put Option Date from the Purchaser to the Seller relating to the Purchaser’s Warranties;

“Purchaser Financial Statements” means the consolidated financial statements of the Purchaser’s Group included in the Purchaser SEC Documents together, in the case of year-end statements, with reports thereon by Deloitte & Touche LLP, the independent auditors of the Purchaser for the periods included therein, including in each case consolidated balance sheets, statements of operations, statements of comprehensive income, statements of stockholders’ equity (deficit) and statements of cash flows, and accompanying notes;

“Purchaser SEC Documents” has the meaning given to it paragraph 6.1 of Schedule 7 (Purchaser’s Warranties);

“Purchaser’s Group” means the Purchaser, its subsidiaries and subsidiary undertakings, any holding company or parent undertaking of the Purchaser and all other subsidiaries and subsidiary undertakings of any such holding company or parent undertaking as the case may be from time to time (and including, after Completion, the Group);

“Purchaser’s Lawyers” means Baker & McKenzie LLP of 100 New Bridge Street, London EC4V 6JA and, for the purposes of Clause 4, Ropes & Gray LLP of 2099 Pennsylvania Avenue, N.W. Washington, DC 20006-6807, United States of America;

“Purchaser Relevant Person” has the meaning given to it in Clause 9.7;

“Purchaser’s Warranties” means the warranties referred to in Clause 15.1 (Purchaser’s Warranties and Undertakings) and set out in Schedule 7 (Purchaser’s Warranties) or in the Put Option;

“Put Option” means the put option deed entered into between the Seller and the Purchaser on the Put Option Date;

“Put Option Continuing Provisions” means paragraphs 8 (Confidentiality and Announcements), 9 (Reference to the Provisions of the SPA), 10 (Governing Law and Arbitration) which shall continue to apply in accordance with their terms;

“Put Option Date” means 08 September 2021;

“Q&A Responses” means the answers to the due diligence questions made available in the Second Data Room to the Purchaser or any member of the Purchaser’s Group (or its officers, employees or advisers);

“Registered Intellectual Property” means patents, registered trade marks and service marks, registered designs, domain name registrations (and applications for any of the same) that form part of the Business Intellectual Property;

“Regulation” means Council Regulation (EC) 139/2004;

“Regulatory Authority” means any relevant government agency, court or body acting pursuant to any competition, anti-trust, merger control or foreign direct or national security law, statute or regulation in any jurisdiction in which the Purchaser (and/or the Seller as the case may be) is required to submit a mandatory notification;

“Related Persons” has the meaning given to it in Clause 25.5;

“Relevant Claim” means any Claim arising from breach of a Fundamental Warranty or a Preferential Warranty, Claims under the Tax Covenant or any other Claim under this Agreement (other than an Ordinary Warranty Claim), which has not been previously withdrawn by the Purchaser or paid or satisfied in full;

“Relevant Party’s Group” means, in relation to a Party, that Party’s subsidiaries and subsidiary undertakings, any holding company or parent undertaking of that Party and all other subsidiaries and subsidiary undertakings of any such holding company or parent undertaking as the case may be from time to time (but, in the case of the Seller, excluding the Group);

“Relevant Person” has the meaning given to it in Clause 15.13;

“Relief” has the meaning given to it in paragraph 1.1 of Schedule 8 (Tax Covenant);

“Remediation Works” means:

(a)	the actions required to be taken directly in connection with the development and deployment of a software patch under CAPA 000694; and

(b)

the actions required to be taken directly to address the issues identified by the FDA Form 483 Observations dated 1 May 2021, including but not limited to, the processes governing design control, CAPA and complaint handling (including medical device reporting), as well as any matters incidental thereto;

“Representative” means, with respect to any person, such person’s directors, officers, general partners, members, equityholders, managers, trustees, employees, independent contractors, agents, advisors, affiliates or other representatives, including legal counsel, accountants and financial advisors;

“Resolution Period” has the meaning given to it in Clause 40.2;

“Resolutions” means the resolutions for the purposes of approving the Transaction, as set out in a notice convening an extraordinary general meeting of the Seller Parent contained in the Circular;

“Rules” has the meaning given to it in Clause 40.3;

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002;

“SEC” means the U.S. Securities and Exchange Commission and any successor thereto;

“Second Data Room” means the electronic data room containing documents and information relating to the Group and the Business made available by the Seller to the Purchaser promptly following satisfaction of the Shareholder Consent Condition online via Datasite, the contents of which will be contained on a USB provided by or on behalf of the Seller as soon as reasonably practicable following the date of satisfaction of the Shareholder Consent Condition;

“Securities Act” means the U.S. Securities Act of 1933 (as amended and, together with the rules and regulations promulgated thereunder);

“Seller Commitments” has the meaning given to it in Clause 15.9(a);

“Seller Disclosed Information” means information Disclosed in:

(a)	the Seller Disclosure Letter;

(b)	the Seller Updated Disclosure Letter;

(c)	the contents of the Data Room, including the Q&A Responses;

(d)	the contents of the Transaction Documents; and

(e)	the contents of the VDD Reports;

“Seller Disclosure Letter” means the disclosure letter dated 02 August 2021 from the Seller to the Purchaser relating to the Warranties;

“Seller Parent” means Smiths Group plc, a company incorporated in England and Wales with registered number 00137013 and whose registered office is at 4th floor, 11-12 St James’s Square, London, England SW1Y 4LB;

“Seller Relevant Person” has the meaning given to in Clause 15.13;

“Seller Transaction Costs” means any professional fees, expenses or other costs in each case including any irrecoverable VAT paid or agreed to be paid or incurred or owing by any member of the Group since the Locked Box Date in each case in connection with the Transaction;

“Seller Updated Disclosure Letter” means (if any) the disclosure letter dated the same date as the Put Option Date from the Seller to the Purchaser relating to the Warranties;

“Seller’s Designated Account” means the United States dollar (US$) denominated bank account, details of which shall be notified to the Purchaser by the Seller at least three (3) Business Days prior to Completion;

“Seller’s Group” means the Seller, its subsidiaries and subsidiary undertakings, any holding company or parent undertaking of the Seller and all other subsidiaries and subsidiary undertakings of any such holding company or parent undertaking as the case may be from time to time (but excluding the Group);

“Seller’s Solicitors” means White & Case LLP of 5 Old Broad Street, London EC2N 1DW;

“Shareholder Consent Condition” has the meaning given to it in paragraph 1 of Schedule 2 (Conditions);

“Shareholders’ Agreement” means the shareholders’ agreement in the agreed terms to be entered into at Completion between the Parties relating to the ongoing relationship between the Purchaser, on the one hand, and the Seller, on the other hand (as a shareholder in the Purchaser);

“Shares” means the 10,000 ordinary shares of £1.00 each in the capital of the Company, comprising the entire issued share capital of the Company;

“Smiths Trade Marks” means “Smiths”, “Smiths Medical” and “Bringing Technology to Life”;

“Specified Purchaser Warranties” means the Purchaser’s Warranties set out in paragraphs 2.1, 2.2 and 2.3, 3, 4, 6, 7, 8, 9, 10, 11, 12, and 13 set out in Schedule 7 (Purchaser’s Warranties);

“Subsidiary” means any subsidiary or subsidiary undertaking of the Company, particulars of each of which are set out in Part 2 of Schedule 1 (The Group), and “Subsidiaries” shall mean all such subsidiaries and subsidiary undertakings of the Company;

“Tax” or “Taxation” means all forms of taxation (including VAT and social security contributions) and statutory and governmental, state, provincial, local governmental or municipal charges, duties, contributions and levies in the nature of tax and withholdings and deductions for or on account of tax, in each case whether of the United Kingdom or elsewhere and whenever imposed and all related penalties, charges, costs and interest;

“Taxation Authority” means HM Revenue & Customs and any other governmental or other authority competent to impose, assess and/or collect Taxation whether in the United Kingdom or elsewhere;

“Tax Covenant” means the tax covenant given by the Seller to the Purchaser as set out in Schedule 8 (Tax Covenant);

“Tax Warranties” means the Warranties set out in paragraph 20 of Schedule 5 (Warranties);

“TCGA 1992” means the Taxation of Chargeable Gains Act 1992;

“TMLA” means the trade mark licence agreement in the agreed terms to be entered into at Completion relating to the continued use by the Business of certain of the Smiths Trade Marks for a certain period post Completion;

“Transaction” means the sale and purchase of the Shares pursuant to this Agreement;

“Transaction Documents” means this Agreement, the Put Option, the Seller Disclosure Letter, the Seller Updated Disclosure Letter, the Purchaser Disclosure Letter, the TMLA, the TSA and the Shareholders’ Agreement “Transaction Document” shall mean any one of them;

“TSA” means the transitional services agreement in the agreed terms and to be entered into at Completion in respect of certain services to be provided by members of the Seller’s Group to support the continued operation of the Business;

“Trulli SPA” means the share sale and purchase agreement entered into between (i) the Seller; (ii) Trulli Bidco Limited and (iii) Trulli TopCo Limited dated 02 August 2021;

“Trulli SPA Termination Condition” has the meaning given in paragraph 4 of Schedule 2 (Conditions);

“UK Bidco” has the meaning given to it in Clause 7.7;

“Unrestricted Business” means any medical related business (other than the Business) undertaken by any member of the Seller’s Group (other than the Group) as conducted by it at Completion;

“VAT” means value added tax as defined in VATA and all Taxes of a similar nature levied in any jurisdiction;

“VATA” means the Value Added Tax Act 1994;

“VDD Reports” means:

(a)	the legal vendor due diligence report prepared by White & Case LLP dated 11 December 2019;

(b)	the financial and tax vendor due diligence report prepared by Deloitte LLP dated 10 December 2019; and

(c)	the commercial due diligence report prepared by McKinsey & Company dated December 2019,

all of which have been made available to the Purchaser;

“Warranties” means the warranties referred to in Clause 9 (Seller’s Warranties and Undertakings) and set out in Schedule 5 (Warranties) and any other warranties given by the Seller in this Agreement or the Put Option, and “Warranty” shall mean any one of them;

“W&I Insurer” means the insurer for purposes of the W&I Policy; and

“W&I Policy” means any buy-side warranty and indemnity insurance policy underwritten by the W&I Insurer that may be entered into to insure the Warranties and the Tax Covenant.

1.2	The expression “in the agreed terms” means in the form agreed between the Purchaser and the Seller and signed for the purposes of identification by or on behalf of the Purchaser and the Seller.

1.3	Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (excluding, for the avoidance of doubt, email).

1.4	References to “include” or “including” are to be construed without limitation.

1.5	References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.

1.6

References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).

1.7	The expressions “body corporate”, “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the meaning given in the Companies Act.

1.8	The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.

1.9	Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

1.10	References to Clauses, paragraphs and Schedules are to clauses and paragraphs of, and schedules to, this Agreement. The Schedules form part of this Agreement.

1.11	A person shall be deemed to be connected with another if such person is connected with the other within the meaning of s.1122 of CTA 2010.

1.12

References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision except to the extent that any amendment, consolidation or replacement would increase or extend the liability of the Seller under this Agreement.

1.13

References to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.14	References to “material” mean, save where the context requires otherwise, material having regard to the business, profits or assets of the Group, taken as a whole.

1.15

References to “substantiated” in the context of a Claim means a Claim for which the Seller may be liable and which is admitted or proved in a court of competent jurisdiction with all rights of appeal having been exhausted.

1.16

Any reference to a Party using, or an obligation on a Party to use, its “reasonable endeavours” shall not oblige that Party to incur material expenditure save as expressly provided under the terms of this Agreement or to take any action which would be commercially onerous or unreasonable or detrimental to its material commercial interests.

1.17

Unless expressly otherwise stated, any reference to currency in this Agreement shall be to United States dollar (US$), and all payments required in accordance with this Agreement shall be made in United States dollar (US$). For the purposes of applying a reference to a monetary sum expressed in United States dollar (US$), an amount in a different currency shall be converted into United States dollar (US$) on a particular date at an exchange rate equal to the mid-point closing rate for that currency into United States dollar (US$) on that date as quoted in the London edition of the Financial Times first next published (or, if no such rate is quoted in the Financial Times, the mid-point closing rate quoted by Barclays Bank plc in London).

1.18	This Agreement shall be binding on and be for the benefit of the successors of the Parties.

1.19	In this Agreement, “to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way.

2.	Sale and Purchase

2.1

The Seller (as legal and beneficial owner) shall sell (with full title guarantee) and the Purchaser shall purchase the Shares with all rights attaching to them at Completion, and the Seller shall transfer such full legal and beneficial title to the Shares to the Purchaser free from all Encumbrances, on the terms of this Agreement.

2.2	Neither the Seller nor the Purchaser shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously.

3.	Consideration

3.1	The total consideration (the “Consideration”) for the sale and purchase of the Shares shall be:

(a)	the payment by the Purchaser to the Seller at Completion of an amount equal to (the “Cash Consideration”):

(i)	Seven hundred and ninety-seven million, one hundred and forty-five thousand two hundred and seventy-six dollars and sixty-three cents (US$797,145,276.63); plus

(ii)	the Daily Payment Amount; plus

(b)

the issuance and delivery to the Seller (or as the Seller may direct) at Completion of the Consideration Shares, free from all Encumbrances (other than transfer restrictions imposed by applicable securities laws); plus

(c)	if applicable, an amount equal to one hundred million dollars (US$100,000,000) (the “Additional Consideration”), to be satisfied in cash, at the time specified in Clause 3.4.

3.2

If after Completion (a) but on or prior to the third anniversary of Completion the 30-Day VWAP equals or exceeds US$300 per share or (b) but on or prior to the fourth anniversary of Completion, the 45-Day VWAP exceeds US$300 per share (each, a “Price Target”) (which Price Target shall be equitably adjusted as contemplated by Clause 3.6) , but provided that the Additional Consideration shall not be payable if the Seller is not at the time the Price Target is achieved the beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange Act) of at least one million two hundred and fifty thousand (1,250,000) shares of Purchaser Common Stock (which number of shares shall also be equitably adjusted as contemplated by Clause 3.6), then the Additional Consideration shall be paid in cash pursuant to Clause 3.4.

3.3

The payment of the Cash Consideration and the issuance and delivery of the Consideration Shares, in each case by the Purchaser to the Seller, shall be made at Completion in accordance with paragraphs 3.1 and 3.3 respectively of Part 2 of Schedule 4 (Signing, Completion and Post-Completion Arrangements).

3.4

The payment of the Additional Consideration, if applicable, by the Purchaser to the Seller shall be made within ten (10) business days after the Price Target has been met (subject always to the proviso in Clause 3.2) (such date, the “Additional Consideration Payment Date”), in accordance with paragraph 1 of Part 3 of Schedule 4 (Signing, Completion and Post-Completion Arrangements).

3.5

The Consideration Shares to be issued and delivered pursuant to Clause 3.1(b) shall rank pari passu in all respects and shall, in all respects, carry the same rights as the existing issued shares of common stock of the Purchaser in existence as at the time of issuance of the Consideration Shares.

3.6

If at any time during the period between the date of this Agreement and the Additional Consideration Payment Date, any change in the outstanding shares of capital stock of the Purchaser shall occur as a result of any reclassification, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the number of shares of Purchaser Common Stock constituting the Consideration Shares (if applicable) and the amount representing the Price Target (if applicable) shall be equitably adjusted.

4.	Conditions

4.1

The obligations of the Seller and the Purchaser to complete the sale and purchase of the Shares are in all respects conditional on the satisfaction (or waiver, as the case may be) of those matters set out in Schedule 2 (Conditions) (the “Conditions”).

4.2	In respect of the Shareholder Consent Condition:

(a)	the Seller shall use all reasonable endeavours to procure the satisfaction of the Shareholder Consent Condition by procuring that:

(i)

the board of directors of the Seller Parent obtain approval of the Circular from the FCA as soon as reasonably practicable, following which the Seller Parent shall send the Circular to the shareholders of the Seller Parent as soon as practicable and in no event later than forty (40) Business Days from the signing of this Agreement;

(ii)

each director of the Seller Parent shall, subject to his duties to the Seller Parent as a director, recommend and continue to recommend to the shareholders of the Seller Parent the passing of the Resolutions and such recommendation shall be contained in the Circular;

(iii)	the Seller Parent shall convene a general meeting of its shareholders to consider and, if thought fit, pass the Resolutions as soon as reasonably practicable after the publication of the Circular;

(b)

the Purchaser shall, upon the Seller’s request, promptly co-operate with and provide all necessary information and other assistance required in connection with the satisfaction of the Shareholder Consent Condition;

(c)

the Seller shall (i) provide to the Purchaser a draft of those parts of the Circular that refer to the Purchaser or the Purchaser’s Group or to the Purchaser’s rationale for acquiring the Shares or otherwise referring to the strategy or prospects of the Group following Completion and give the Purchaser a reasonable opportunity to provide comments thereon, and (ii) subject thereto, take into account the Purchaser’s reasonable comments with respect thereto;

4.3	In respect of the Antitrust Condition and the FDI Condition:

(a)

the Purchaser and the Seller shall prepare and file their respective notifications under the HSR Act and submit the same to the applicable Regulatory Authorities as soon as possible following the date of this Agreement and in any event within ten (10) Business Days of the Put Option Date, with all information required in connection therewith.

(b)

the Purchaser, with the cooperation of the Seller, shall prepare and submit any other notifications, filings or submissions (or drafts thereof as appropriate in certain jurisdictions) to any applicable Regulatory Authority outside of the United States that Purchaser determines is required as soon as possible following the date of this Agreement and in any event within twenty (20) Business Days of the Put Option Date (or, with respect to the UK, twenty (20) Business Days after the Purchaser, acting reasonably, determines that the filing is required), with all information required in connection therewith.

(c)

subject to applicable law, the Purchaser and the Seller shall allow each other the opportunity to participate in any call or meeting with the Regulatory Authority, promptly inform the other party of the content of any meeting, material conversation and any other substantive communication which takes place between a party (or its agents, representatives or advisers) and the Regulatory Authority in which the other party did not participate and provide copies or, in the case of non-written communications, a written summary, to the other party;

(d)

subject to applicable law, the Purchaser and the Seller shall provide each other a reasonable opportunity to review and comment on drafts of all notifications, filings and submissions before they are submitted to a Regulatory Authority and provide the other party with final copies of all such notifications, filings and submissions (it being acknowledged that certain such drafts and/or documents may be shared on a confidential basis only with outside counsel) and take account of any reasonable comments that the other party may have;

(e)

notwithstanding anything herein to the contrary, the Purchaser shall take any and all steps or actions necessary or required (including, but not limited to, agreeing to any (i) conditions, undertakings, sale, divestment, licence or disposition of any necessary assets or business of any Party; (ii) termination of any existing relationships, contractual rights or obligations of any Party; and / or (iii) effectuating any other change or restructuring of the Group or any member of the Purchaser’s Group) in order to obtain clearance by any Regulatory Authority in the first phase of any review (other than in the U.S.) in accordance with any applicable merger control law, statute or regulation of any applicable jurisdiction, and in any event (including in the U.S.) by the Long Stop Date; provided, however, that nothing in this Agreement shall (A) require, or be construed to require, the Purchaser to agree to sell, divest, license or otherwise dispose of or hold separate its Plum 360TM products (or the associated business and assets), or (B) prevent the Purchaser from engaging in litigation with a Regulatory Authority in support of its efforts to satisfy the Antitrust Condition;

(f)

each of the Purchaser and in the United States, the Seller (but only in respect of any filings required to be made by the Seller under the HSR Act), shall use its reasonable endeavours to avoid any declaration of incompleteness by the Regulatory Authority or any other suspension of the periods for clearance;

(g)

the Purchaser shall not, and in the United States the Seller (but only in respect of any filings required to be made by the Seller under the HSR Act) shall not, without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed), withdraw any notification, filing or submission made to the Regulatory Authority; and

(h)

the Purchaser shall bear all filing fees (and necessary translation costs) associated with the notification and filings made in order to satisfy the Antitrust Condition, with each Party bearing its own legal fees. Notwithstanding the provisions of Clause 4.3(e), if the Seller agrees at its sole discretion that the Purchaser may, before the Long Stop Date, take any action that may adversely affect the likelihood of the Purchaser obtaining any clearance in the first phase of any review in accordance with any applicable merger control law, statute or regulation of any applicable jurisdiction (other than the U.S.), the Purchaser shall be liable for the Seller’s legal and other professional costs resulting from agreeing to such action including but not limited to relating to any second phase investigation (regardless of the outcome).

4.4

The Seller and the Purchaser agree that all requests and enquiries from any Regulatory Authority shall be dealt with, in each case, by the Seller and the Purchaser in consultation with each other and the Seller and the Purchaser shall co-operate with each other and the relevant Regulatory Authority, to the extent necessary and on a confidential basis, and provide all necessary information and assistance reasonably required by the other or by the Regulatory Authority as soon as reasonably practical upon being requested to do so, provided that any information provided in relation to the Seller shall be provided only to the Regulatory Authority and/or if necessary the Purchaser’s Lawyers on a strictly confidential basis and shall not be provided to the Purchaser.

4.5

In furtherance of the foregoing, in the event of a requirement, or in the opinion of the Seller acting reasonably a likely requirement, for an ‘up-front’ buyer remedy, the Purchaser shall (i) promptly (and in any event within one (1) Business Day) inform the Seller of all third parties who express a genuine interest in entering into an agreement with the Purchaser to ensure satisfaction of the Antitrust Condition, (ii) negotiate in good faith with any such third parties in order to ensure the satisfaction of the Antitrust Condition and (iii) keep the Seller regularly informed of progress of any such negotiations. Whether or not an ‘up front’ buyer is, or in the opinion of the Seller acting reasonably is likely to be, required, the Purchaser shall inform the Seller promptly and in any event within one (1) Business Day, of any third party offering or indicating to the Purchaser that it would be willing in principle to be an ‘upfront buyer’ if required by any Regulatory Authority, regardless of any purported duty of confidentiality expressed by any such third party relating to such offer or indication.

4.6

The Seller undertakes to notify the Purchaser in writing, and the Purchaser undertakes to notify the Seller in writing, of anything which will or may prevent any of the Conditions from being satisfied on or before the Long Stop Date promptly after it comes to its attention.

4.7

The Parties shall use reasonable endeavours to cooperate in good faith with the other Party to effectuate any such agreement with any such third party or ‘upfront buyer’ that is required by any Regulatory Authority to ensure the satisfaction of the Antitrust Condition.

4.8	Each Party undertakes to notify the other Party as soon as possible on becoming aware that any of the Conditions has been satisfied and in any event within five (5) Business Days of such satisfaction.

4.9

No Condition may be waived without the agreement in writing of each of the Seller and the Purchaser, other than the Trulli SPA Termination Condition which may be waived by the Seller (in its sole discretion) without the prior written agreement of the Purchaser.

4.10

If any of the Conditions is not fulfilled or waived on or before the Long Stop Date, either Party shall be entitled to terminate this Agreement and the Put Option by providing written notice to the other Party, subject to, and on the basis set out in, Clause 17.2 (No Right to Rescind or Terminate).

4.11

By way of compensation for losses suffered by the Seller (or any member of the Seller’s Group) in connection with (i) the preparation and negotiation of the Transaction or any Transaction Document; and (ii) the potential for disruption to the business of the Seller’s Group (including, the Business), the Purchaser undertakes to promptly pay (or procure the prompt payment by a member of the Purchaser’s Group) to the Seller (or as the Seller directs) an amount equal to the Break Fee in the event that:

(a)

on or prior to the Long Stop Date, any of the Conditions (other than the Shareholder Consent Condition or the Trulli SPA Termination Condition) shall not have been satisfied (or, where applicable, waived), resulting in the Transaction lapsing, terminating or otherwise not proceeding in accordance with the terms of this Agreement; or

(b)	on or prior to the Long Stop Date, all of the Conditions have either been satisfied or waived (in accordance with the terms of this Agreement) but the Purchaser fails to proceed to Completion.

4.12	In relation to the Break Fee, the Purchaser acknowledges and agrees that:

(a)

the Seller has incurred, and will further incur, significant costs in connection with the Transaction, which will include significant loss of business opportunity costs if the Transaction is not implemented;

(b)

such Break Fee is reasonable and appropriate, is the product of an arm’s length negotiation and is justified to serve and protect the legitimate business interests of the Seller and, further, that it represents a fair and reasonable provision which is proportionate to the protection of those interests;

(c)	it has received independent legal advice in relation to and in connection with the Break Fee;

(d)

payment of any such Break Fee shall be without prejudice to any other claim or right of action that the Seller (or any member of the Seller’s Group) may have against the Purchaser (or any other member of the Purchaser’s Group); and

(e)	the Purchaser (or relevant member of the Purchaser’s Group) shall make payment of the Break Fee by telegraphic transfer in immediately available funds to the Seller’s Designated Account.

4.13

If any deductions or withholdings are required by law to be made from any payment by the Purchaser to the Seller under Clause 4.11, then the Purchaser shall pay to the Seller such additional amount as will leave the Seller with the amount the Seller would have received in the absence of any such requirement to make a deduction or withholding.

4.14

The Purchaser undertakes that it shall not, at any time prior to Completion, either alone or acting in concert with others, acquire or offer to acquire, or cause another person to acquire or to offer to acquire, or progress or contemplate (or cause another person to progress or contemplate) arrangements which, if carried into effect, would result in the acquisition of a competing business to the Group’s business or any other business the acquisition of which might, in the opinion of the Seller acting reasonably, be expected to prejudice or delay the satisfaction of the Antitrust Condition.

4.15

For the purposes of this Agreement, “Long Stop Date” means the date that is six (6) months from the Put Option Date or such other date as the Parties may agree in writing, provided, however, that if on such date, the Antitrust and/or FDI Conditions have not been satisfied, then the Long Stop Date shall mean the date that is fifteen (15) months from the Put Option Date or such other date as the Parties may agree in writing; provided further that if on the date falling ten (10) Business Days prior to such extended Long Stop Date, the Antitrust Conditions in so far as they relate to the United States have not been satisfied and are not reasonably likely to be satisfied by such extended Long Stop Date, the Purchaser may serve on the Seller, no later than five (5) Business Days prior to such extended Long Stop Date, a written notice electing to extend the Long Stop Date by a period of three (3) additional months (and in such case the term “Long Stop Date” shall be construed to mean the date as so extended) provided all of the following criteria are satisfied:

(a)

the Purchaser has, as at the date of such notice, commenced proceedings to contest or is resisting or defending any ongoing or reasonably imminent action or proceeding, whether in administrative or federal court, or to vacate, lift, reverse, or overturn any decree, judgment, injunction, or other order that restricts, prevents, or prohibits satisfaction of the Antitrust Condition and, as at the date of such notice, the Purchaser in good faith believes that there is a reasonable prospect of the Antitrust Condition being or becoming satisfied during the additional three (3) month period (if it were to be so extended); and

(b)

the Purchaser is in compliance, in all material respects, with its obligations under Clauses 4.3 to 4.7 (inclusive) to the extent that the same fall to have been performed as at the date of such notice (unless any non-compliance is caused by, results from, or is attributable to or would not have arisen but for the default or non-compliance by the Seller of any of its obligations under such Clauses).

5.	Leakage

5.1	Covenant

The Seller covenants with the Purchaser that:

(a)	from (but excluding) the Locked Box Date to (and including) the date of this Agreement, there has been no Leakage;

(b)	from the date of this Agreement to (and including) the Completion Date, there will be no Leakage; and

(c)	there has been no agreement at any time to effect any Leakage at any time after the Locked Box Date,

in each case, save to the extent that such Leakage has been repaid in the full amount of Leakage suffered by any Group Company prior to the Completion Date or the Group is otherwise kept whole in respect of such Leakage.

5.2	Adjustment for Leakage

(a)

If any breach of Clause 5.1 comes to the attention of the Purchaser on or prior to Completion then, subject to the Seller agreeing that Leakage has occurred and agreeing the amount to be paid by the Seller (as determined pursuant to Clause 5.3) in respect of such Leakage (an “Agreed Leakage Amount”), the Purchaser shall be entitled to (i) demand (by way of ten (10) Business Days written notice to the Seller) that the Seller discharges the Agreed Leakage Amount for and on behalf of the Group or the relevant Group Company, (ii) demand to be paid an amount in cash equal to the Agreed Leakage Amount or (iii) deduct an amount equal to the Agreed Leakage Amount from the Consideration to be paid to the Seller at Completion.

(b)	For the avoidance of doubt:

(i)

the fact that any Leakage comes to the attention of the Purchaser on or prior to Completion but no Agreed Leakage Amount is agreed in respect of it pursuant to this Clause 5.2 shall not affect the Seller’s obligations or the Purchaser’s rights pursuant to Clauses 5.1 and 5.3 or otherwise under this Agreement in respect of that Leakage; and

(ii)

the fact that an Agreed Leakage Amount has been agreed pursuant to this Clause 5.2 in respect of any Leakage shall not preclude the Purchaser from recovering any further amounts payable under Clause 5.3 in respect of such Leakage that has not been taken into account in the Agreed Leakage Amount.

5.3	Payment for Leakage

If any breach of Clause 5.1 occurs, the Seller shall pay to the Purchaser an amount in cash equal to (i) the amount of such Leakage, net of the amount of any Tax saving available to any member of the Group as a result of such Leakage, and net of any amount in respect of VAT actually recovered in respect of such Leakage (such amounts to be agreed between the Seller and the Purchaser) in each case in the accounting period (or other relevant period by reference to which the relevant Tax is accounted for) in which the Leakage occurred, or in the subsequent accounting period or relevant Tax period; and (ii) any reasonable costs incurred by the Purchaser, the Group or the relevant Group Company in connection with the recovery of such Leakage.

5.4	Notification of Leakage

From the Put Option Date, the Seller shall immediately notify the Purchaser in writing if it becomes aware of a payment or transaction which (i) constitutes or which (ii) might constitute a breach of Clause 5.1 and it is hereby agreed and acknowledged by the Seller that anything notified pursuant to limb (i) of this Clause 5.4 which constitutes a breach of Clause 5.1 shall be deemed to be an Agreed Leakage Amount for the purposes of Clause 5.2(a).

5.5	Limitations

(a)

The liability of the Seller under this Clause 5 shall terminate on the expiry of the period of twelve (12) months following the Completion Date, save in respect of any such claim of which the Purchaser has given notice in writing to the Seller before the expiry of that period containing reasonable details of the relevant breach and of the calculation of the amounts claimed.

(b)

The aggregate liability of the Seller in respect of all claims under this Clause 5 shall not exceed the amount of (i) Leakage; and (ii) any costs incurred by the Group or any Group Company in achieving redress for any Leakage.

(c)	The Seller shall have no liability to the Purchaser under Clause 5.1 or 5.2 or 5.3 if Completion does not occur.

6.	Intra-Group Arrangements

6.1	On Completion:

(a)

the Purchaser shall procure that the Intra-Group Borrowings shall be paid by the relevant member of the Group to the Seller (on behalf of itself or the other member(s) of the Seller’s Group to which such Intra-Group Borrowings are owed);

(b)

the Seller shall procure that the Intra-Group Lendings shall be paid by the Seller or the relevant other member of the Seller’s Group to the relevant member of the Group to which such Intra-Group Lendings are owed; and

(c)	the Seller shall procure that, other than the Excluded Intra-Group Arrangements, the Intra-Group Arrangements shall be terminated as between the Seller’s Group and the Group.

6.2

To the extent that the terms of any agreement for Intra-Group Borrowings or Intra-Group Lendings contains a date for repayment after the date of Completion, such date shall be deemed to be replaced by the date of Completion.

6.3

Not less than three (3) Business Days prior to the Completion Date, the Seller shall provide the Purchaser with a written schedule (the “Intra-Group Debt Statement”) setting out the aggregate amount of all the Intra-Group Borrowings and the Intra-Group Lendings of the Group.

6.4

In the event that Completion is deferred beyond the intended Completion Date in accordance with Clause 8.3(a) and an Intra-Group Debt Statement has been delivered to the Purchaser prior to such deferral occurring, the Seller shall be entitled to deliver a revised Intra-Group Debt Statement to the Purchaser in accordance with Clause 6.3 and the Intra-Group Debt Statement previously submitted shall cease to apply or be relevant for all purposes.

7.	Pre-Completion Obligations

7.1

Subject to Clause 7.2 and applicable law, the Seller shall procure that, from the Put Option Date until Completion, each Group Company will conduct its business in the ordinary and usual course of business for such Group Company, comply in all material respects with all Compliance Requirements and that, without the prior written approval of the Purchaser (such approval not to be unreasonably withheld, conditioned or delayed), no Group Company will do or agree to do anything which is outside the ordinary and usual course of its business, including:

(a)	disposing of or granting any option in respect of any material part of its assets in excess of US$1,000,000;

(b)	making any material change in the nature or organisation of its business;

(c)

other than renewal of existing material contracts, entering into any material contract or any contract affecting a material part of its business or entering into any unusual or onerous contracts, in each case having an annual value in excess of US$20,000,000;

(d)	terminating any material contract or any contract affecting a material part of its business, in each case having an annual value in excess of US$5,000,000;

(e)	discontinuing or ceasing to operate all or a material part of its business;

(f)

borrowing money, incurring any indebtedness or amending the terms of any of the foregoing in excess of US$3,000,000 of borrowings or indebtedness repayable in any calendar year or US$10,000,000 in aggregate;

(g)	creating, allotting or issuing any shares, loan capital or other securities;

(h)	reducing its share capital or purchase or redeem its own shares;

(i)	acquiring any share or other interest in any person or other venture or acquiring any business carried on by any person;

(j)

failing to take any action to maintain in force any of its material insurance policies or doing anything to make any material insurance policy void or voidable or materially reducing the level of insurance cover provided;

(k)	changing its residence for Tax purposes;

(l)	amending its articles of association, by-laws or equivalent constitutional documents, adopting further articles of association, by-laws or equivalent constitutional documents;

(m)

entering into or varying any employment or service agreement with any individual who is to be paid by way of total remuneration a package (including salary and the value of his bonus and incentive package) in excess of US$350,000 per annum;

(n)

implementing or introducing any new bonus arrangement, employee incentive scheme or employee benefit plan or making any change to any existing bonus arrangements, employee incentive schemes or employee benefit plans;

(o)	effecting or permitting a facility closing, mass lay-off or material employee redundancy plan or similar event;

(p)	commencing any litigation or arbitration proceedings, in excess of US$5,000,000 other than in the ordinary and usual course of its business;

(q)

compromising or settling any litigation or arbitration proceedings or the taking of any action, making of any demand or dispute or waiver of any right in relation to litigation or arbitration proceedings where the amount of any compromise settlement or waiver exceeds US$5,000,000;

(r)

permitting any material registered intellectual property right owned by any Group Company to lapse or omitting to take such actions as are necessary to prevent the loss or impairment of such material registered intellectual property rights or material unregistered intellectual property rights owned by the Group Company; or

(s)

assigning, selling, transferring, licensing or otherwise disposing of any material registered intellectual property rights or material unregistered intellectual property rights owned by any Group Company.

7.2	Clause 7.1 does not apply in respect of and shall not operate so as to restrict or prevent:

(a)

any matter reasonably undertaken in an emergency or disaster situation with the intention of and to the extent only of those matters strictly required with a view to minimising any adverse effect of such situation (and of which the Purchaser will be promptly notified in writing);

(b)	any matter expressly permitted by, or necessary for performance of, this Agreement, any of the other Transaction Documents or Excluded Intra-Group Arrangements or necessary for Completion;

(c)	any of the matters contemplated by or in connection with the proposed separation of the Group from the Seller’s Group;

(d)	any matter undertaken at the written request or with the written consent of the Purchaser;

(e)

any matter or steps undertaken by any member of the Seller’s Group in respect of the Inter-Company Loans Elimination carried out in accordance with the Inter-Company Loans Steps Plan (to the extent not already carried out);

(f)	any matter or steps undertaken by any member of the Seller’s Group or the Group in order to implement and give effect to the Balance Sheet Reconciliation;

(g)	providing information to any Regulatory Authority in the ordinary course of business; or

(h)	any matter to the extent required by law.

7.3

The Purchaser shall be deemed to have given its approval to a matter referred to in Clause 7.1 unless it notifies the Seller of its objection and its reasons for objecting within five (5) Business Days of receiving a written request for approval from the Seller.

7.4

To the extent not already completed at the date of this Agreement, the Seller shall and shall procure that the relevant members of the Seller’s Group and the Group shall, as soon as possible following the date of this Agreement (and in any event within twenty (20) Business Days of the date of this Agreement), assign (by way of satisfaction of the Permitted Dividend of the same amount) to the Seller the outstanding inter-company loan balance owed by the Seller to Smiths Medical Group Limited of £1,098,555,728.55 in full (the “Balance Sheet Reconciliation”).

7.5

Subject to applicable law and regulation, the Seller shall procure that (a) from the date of this Agreement, the Purchaser and its agents, advisers or representatives will (for the purposes of planning and preparing for Completion and the smooth running of the business of the Group from Completion) be provided promptly with information of a non-commercially sensitive nature about any Group Company that they may reasonably request (for such purpose) and access to the directors and senior management of the Company and where relevant the Seller’s Group (for such purpose) and, without prejudice to or without limiting the foregoing, and (subject to Clause 7.6) (b) from the date of the satisfaction of the Shareholder Consent Condition until Completion, the Purchaser and its agents, advisers or representatives will: (i) be provided promptly with any information as they shall reasonably request about any Group Company; (ii) be promptly apprised of any material development affecting any Group Company; (iii) be provided with access to the directors and senior management of the Company; (iv) and have access to the Books and Records of any Group Company and the Properties, provided that in each case, (A) any such access shall be during reasonable working hours only and any costs associated with such access shall be at the sole expense of the Purchaser; and (B) any such access or request for information shall not be permitted if it would cause or could reasonably be expected to cause a material disruption to the Business, employees or operations of the Group.

7.6	With respect to the obligation to provide information, notice and correspondence pursuant to Clause 7.5(b):

(a)

the Seller (nor any member of the Seller’s Group) shall not be required to disclose any information or material nor grant any such access where the Seller (nor any member of the Seller’s Group), acting reasonably, considers such disclosure or access would present a material competitive threat to the Group were Completion not to occur, provided that this paragraph shall not apply to any information that is intended to be provided pursuant to Clause 7.6(b); and

(b)

only with respect to commercially sensitive information, the Parties agree and acknowledge that an appropriate “clean team arrangement” (under which the relevant information shall be provided only to those persons which have been agreed to in writing between the Seller and the Purchaser (both acting reasonably and for these purposes it shall be unreasonable to withhold consent to the inclusion of any person in the “clean team arrangement” whose sight of the information to be provided under the “clean team arrangement” does not present an antitrust risk to any member of the Seller’s Group) shall be established as soon as reasonably practicable after the date of the Put Option Deed to facilitate the provision of information to (a) the agents, advisers and representatives of the Purchaser following the date of the Put Option Deed or (b) the Purchaser but only with effect from the date of satisfaction of the Shareholder Consent Condition.

7.7

Subject to Clause 7.6 and applicable law, the Seller shall procure that, from the Put Option Date until Completion, each Group Company will continue, diligently and in accordance with good business practice, to carry out the Remediation Works (and matters incidental thereto). Furthermore, without prejudice to the foregoing, the Seller shall procure that the Group engage a third party consultant, reasonably acceptable to the Purchaser as soon as reasonably practicable after the Put Option Date (to facilitate its dealings with the FDA and FDA establishment inspections).

7.8

In respect of any of the Seller’s or any Group Company’s correspondence or interaction with the FDA, solely in connection with the Remediation Works (and matters incidental thereto), the Seller shall (a) following the Put Option Date until the date of satisfaction of the Shareholder Consent Condition, provide to, or procure there is provided to the Purchaser’s nominated outside counsel (x) fortnightly updates of all material developments, and (y) prompt notice of and copies of any material written correspondence to or from the FDA (z) where practicable, copies of any proposed correspondence to the FDA; and (b) following the date of satisfaction of the Shareholder Consent Condition shall provide to or procure there is provided to the Purchaser such information described in (x) and (y) and (z) in this Clause 7.8(a) together with any written correspondence received or sent prior to the date of satisfaction of the Shareholder Consent Condition.

7.9

The Purchaser intends to nominate a UK incorporated subsidiary of the Purchaser (“UK Bidco”) to acquire the Shares at Completion. If the Purchaser wishes the Shares to be acquired by UK Bidco at Completion it shall notify the Seller in writing not less than five (5) Business Days prior to Completion providing the name, registered number and registered office of UK Bidco.

8.	Completion

8.1	Completion shall take place on the Completion Date at the offices of the Seller’s Solicitors or at such other place as is agreed in writing by the Seller and Purchaser.

8.2

At Completion the Seller shall undertake those actions listed in Part 1 of Schedule 4 (Signing, Completion and Post-Completion Arrangements) and the Purchaser shall undertake those actions listed in Part 2 of Schedule 4 (Signing, Completion and Post-Completion Arrangements).

8.3

If the Seller (on the one hand) or the Purchaser (on the other) fails to comply with any material obligation in Schedule 4 (Signing, Completion and Post-Completion Arrangements) on the Completion Date, then the other Party shall not be obliged to complete this Agreement and may:

(a)	defer Completion for a period of up to ten (10) Business Days (with the provisions of this Clause 8 applying to Completion as so deferred);

(b)	proceed to Completion as far as practicable (without limiting its rights and remedies under this Agreement); or

(c)

provided Completion has been deferred at least once in accordance with Clause 8.3(a), treat this Agreement and the Put Option as terminated for breach of condition subject to, and on the basis set out in, Clause 17.2 (No Right to Rescind or Terminate).

9.	Seller’s Warranties and Undertakings

9.1	The Seller warrants to the Purchaser that:

(a)

the Fundamental Warranties are true and accurate as at the date of this Agreement and as at the Completion Date and that, save as Disclosed, each of the other Warranties (other than the Fundamental Warranties) is true and accurate as at 02 August 2021 and any references to “date of this Agreement” in any of the Warranties (other than the Fundamental Warranties) in Schedule 5 (Warranties) shall be read and construed as “02 August 2021”; and

(b)

save as Disclosed, to the best of the actual (but not constructive or implied) knowledge of John Shipsey, Julian Fagge, Melanie Rowlands and Diana Houghton (with no requirement on any of the aforementioned to make any enquiries of any other person), there are no facts, matter or circumstances that have occurred or arisen in the period between 02 August 2021 and the Put Option Date which would make the Warranties untrue or inaccurate if the Warranties were repeated as at the date of this Agreement.

9.2	The Warranties are given subject to Clause 12 and Schedule 6 (Seller’s Limitations on Liability).

9.3

Any Warranties that are qualified by the knowledge, belief or awareness of the Seller shall mean the actual (but not constructive or imputed) knowledge, belief or awareness of the following persons and, in each case, in respect only of the Warranties identified below against their respective names (and shall carry no requirement to make enquiries of any other person):

Name	Paragraph(s) of Schedule 5
John Shipsey	Paragraph 13 (Arrangements with Seller’s Group) and Paragraph 18 (Accounts)

Julian Fagge	Paragraph 13 (Arrangements with Seller’s Group) and Paragraph 18 (Accounts)

Melanie Rowlands	Paragraph 15 (Litigation and Investigations)

Diana Houghton	Paragraph 13 (Arrangements with Seller’s Group), Paragraphs 18 (Accounts) and 19 (Events Since the Locked Box Date)

Meghan Hansen	All

JehanZeb Noor	All

James Mortensen	All

Joanne Ede	All

Name	Paragraph(s) of Schedule 5
Daniel Khalili	Paragraphs 6 (Compliance with Laws) and 8 (Licences)

Tim McGraw	Paragraph 27 (Environmental matters)

Shane Menefee	Paragraphs 9 (Assets), 24 (Property) and 27 (Environmental matters)

David Rouse	Paragraph 16 (Insurance)

Mark Feldman, Deanna O’Connell and Fraser Rae	Paragraph 20 (Taxation)

Dave Justmann	Paragraph 21 (Intellectual Property)

Vanya Bromfield	Paragraph 22 (IT Systems / IT Contracts)

Pennie Boyko and Mike Russell	Paragraph 25 (Employment)

Shaun Kilcoyne	Paragraph 26 (Pensions)

9.4	The Purchaser acknowledges, for itself and on behalf of the Purchaser’s Group, that:

(a)	the Warranties set out in Schedule 5 (Warranties) or otherwise in any Transaction Document are the only warranties given by the Seller;

(b)	the only Warranties given in respect of Taxation issues, or any related claims, liabilities or other matters, are the Tax Warranties;

(c)

in entering into this Agreement and the Transaction Documents, the Purchaser has not relied upon, and is not relying upon any statement, representation, warranty, assurance, covenant, indemnity, undertaking, commitment or any other provision (whether written or oral, express or implied) which is not expressly set out in this Agreement or any other Transaction Document; and

(d)

without limiting the generality of the foregoing, the Purchaser acknowledges that the Seller makes no representation or warranty with respect to budgets, business plans, forward-looking statements and any other projections of a financial, technical, commercial or operational nature relating to the Business or the Group.

9.5

The Seller shall use its commercially reasonable endeavours to procure that immediately following Completion each Group Company shall be unconditionally and irrevocably released in full from its respective obligations under any guarantee, security interest, indemnity, support letter or other contingent obligation, including without limitation the grant of collateral, given or undertaken by any Group Company in relation to or arising out of any obligations or liabilities of the Seller’s Group (the “Group Commitments”), including those (without limitation) set out in Schedule 10 (Group Commitments) which shall not have been released on or prior to Completion, each such release to be in form and substance satisfactory to the Purchaser.

9.6

The Seller undertakes to indemnify and hold the Purchaser and each other member of the Purchaser’s Group harmless from and against all Losses suffered or incurred by it after Completion in relation to or arising out of the Group Commitments, to the extent that the Group Commitments are not released at or prior to Completion.

9.7

The Seller hereby warrants and undertakes for itself and on behalf of the Seller’s Group to the Purchaser for itself and as agent and trustee for each employee, director or officer of any of the Purchaser’s Group (each a “Purchaser Relevant Person”) that other than with respect to the terms of this Agreement, any other direct contractual obligation existing between the Seller and the Purchaser Relevant Person and in the absence of fraud, the Seller:

(a)	has no rights against (and waives any rights it may have against); and

(b)	may not make a claim against (and waives any claim it may have against),

any Purchaser Relevant Person, provided that nothing in this Clause 9.7 shall limit the ability of the Seller to bring any claim against the Purchaser to the extent permitted by any of the Transaction Documents.

10.	Beijing Lease

The Parties acknowledge that the Seller’s Group and the Group are in the process of novating the Beijing Lease from Smiths Medical (Beijing) Co. Ltd to SMO Detection Equipment (Shanghai) Co., Ltd (or another member of the Seller’s Group) (the “Beijing Novation”). To the extent that the Beijing Novation has not been entered into or taken effect on or prior to Completion, each of the Parties agrees to use its best endeavours to procure the Beijing Novation is entered into or takes effect as soon as practicable following Completion. The Parties agree that all costs and liabilities in respect of the Beijing Novation and in respect of the remaining term of the Beijing Lease (including for the avoidance of doubt all costs and liabilities related to the expiry and surrender of the Beijing Lease) shall be borne (a) by Smiths Medical (Beijing) Co. Ltd (or another member of the Group) pro rata to the Group’s occupation of the premises; and (b) by SMO Detection Equipment (Shanghai) Co., Ltd. (or another member of the Seller’s Group) pro rata to the Seller’s Group’s occupation of the premises. The Parties shall procure that the proportion to be borne by Smiths Medical (Beijing) Co. Ltd (or other relevant member of the Group) shall be paid in full to SMO Detection Equipment (Shanghai) Co., Ltd. (or another relevant member of the Seller’s Group) as soon as practicable after the Beijing Novation taking effect.

11.	Wrong Pockets

11.1

The Seller hereby warrants and undertakes for itself and on behalf of the Seller’s Group that to the extent that, any asset (including cash) which relates or is attributable, exclusively, to the Group or any Group Company is at any time during the three (3) years following the Completion Date, found to be held or received by the Seller’s Group, it shall procure that the relevant member of the Seller’s Group shall execute all such agreements or documents and take any such actions as may be necessary for the purpose of transferring the relevant interest in such asset to the Group as soon as practicable and in no event later than ten (10) days from the discovery of such asset.

11.2

The Purchaser hereby warrants and undertakes for itself and on behalf of the Purchaser’s Group that to the extent that, any asset (including cash) which relates or is attributable, exclusively, to the Seller or any member of the Seller’s Group is at any time during the three (3) years following the Completion Date, found to be held or received by the Purchaser’s Group, it shall procure that the relevant member of the Purchaser’s Group shall execute all such agreements or documents and take any such actions as may be necessary for the purpose of transferring the relevant interest in such asset to the Seller’s Group as soon as practicable and in no event later than ten (10) days from the discovery of such asset.

12.	Seller’s Limitations on Liability

The liability of the Seller in respect of Claims shall be limited as provided in Schedule 6 (Seller’s Limitations on Liability) and, in the case of a claim under the Tax Covenant, as further provided for in Schedule 8 (Tax Covenant).

13.	Tax Covenant

Schedule 8 (Tax Covenant) shall take effect from Completion.

14.	W&I Insurance and Recourse to Seller

14.1

It is agreed and acknowledged that if the Purchaser enters into a W&I Policy it shall contain a waiver from the W&I Insurer waiving all its rights (or an express statement that it has no such rights) to take subrogated action or to exercise rights assigned to it against the Seller’s Group in relation to any claim for breach of the Warranties under Clause 9.1 (excluding the Fundamental Warranties and the Preferential Warranties), other than in the event of fraud or fraudulent misrepresentation by the Seller, and then only to the extent that the Claim arises or is increased directly as a result of fraud or fraudulent misrepresentation.

14.2	The Purchaser:

(a)

shall not agree to any amendment, variation or waiver of the waiver referred to in Clause 14.1 (or do anything which has a similar effect) without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed);

(b)

shall not novate, or otherwise assign its rights with respect to the waiver referred to in Clause 14.1 (or do anything which has similar effect) or do anything which causes the waiver referred to in Clause 14.1 not to have full force and effect in accordance with its terms; and

(c)

shall, without limitation to any right of the Seller to separately enforce such terms, use its best endeavours to enforce any term in the W&I Policy under which the W&I Insurer waives its rights to take subrogated action against the Seller upon the terms set out in the W&I Policy.

14.3

The Parties agree that notwithstanding any other provision of this Agreement, the Purchaser’s sole recourse in respect of any Ordinary Warranty Claim (excluding the Relevant Claims) shall be under the W&I Policy, save in the case of the first US$1.00 due in respect of all Ordinary Warranty Claims (excluding the Relevant Claims), or in the case of fraud or fraudulent misrepresentation by the Seller.

14.4	The Purchaser acknowledges and agrees that the Seller shall not be liable to pay any excess or any of the costs relating to the W&I Policy (or, for the avoidance of doubt, any title insurance).

14.5

The Parties agree that notwithstanding any other provision of this Agreement, in respect of the Relevant Claims, the Purchaser’s recourse in respect of any Relevant Claim shall be directly to the Seller, subject to Schedule 6 (Seller’s Limitations on Liability).

15.	Purchaser’s Warranties and Undertakings

15.1

The Purchaser warrants to the Seller that each of the Purchaser’s Warranties is true and accurate as at the Put Option Date and that each of the Purchaser’s Warranties set out at paragraph 5 of Schedule 7 (Purchaser’s Warranties) is true and accurate as at the Put Option Date and shall be true and accurate as at the Completion Date.

15.2	Limitations on Quantum on Purchaser Warranty Claims

The liability of the Purchaser in respect of Purchaser Warranty Claims shall be limited as follows:

(a)

De minimis: the Purchaser shall have no liability in respect of any matter or Purchaser Warranty Claim for breach of any of the Specified Purchaser Warranties unless the aggregate amount of the damages which can be claimed by the Purchaser in relation to such matter or Claim (or series of closely related matters or Claims) exceeds US$2,000,000;

(b)

Threshold: the Purchaser shall have no liability for breach of any of the Specified Purchaser Warranties unless and until the aggregate amount of the damages which can be claimed by the Seller (in respect of matters or Claims above the de minimis amount referred to in Clause 15.2(a) above) exceeds US$12,500,000. If the aforementioned thresholds are reached, the Purchaser shall be liable for the entire amount of the damages relating to the relevant category of Claims;

(c)	Maximum liability (cap): The maximum aggregate amount for which the Purchaser can be held liable for Purchaser Warranty Claims is US$75,000,000.

For the purposes of Clauses 15.2, 15.3 and 15.4, the term “Purchaser Warranty Claim” shall mean claim in respect of the Specified Purchaser Warranties which have been settled by the Parties or in respect of which liability is admitted by the Purchaser or which have been decided upon by a Court of competent jurisdiction with all rights of appeal having been exhausted.

15.3	Time Limits on Purchaser Warranty Claims

The Purchaser shall not be liable in respect of any Purchaser Warranty Claim unless written notice containing reasonable details of such Purchaser Warranty Claim is given by or on behalf of the Seller to the Purchaser by not later than twenty-four (24) months from the Completion Date, provided that any such Purchaser Warranty Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and shall determine absolutely unless legal proceedings in respect of it have been properly issued and validly served within six (6) months of such written notice being given to the Purchaser, or in the case of contingent claims within six (6) months of the Purchaser Warranty Claim crystallising, or in the case of Purchaser Warranty Claims where redress is first pursued against a third party within six (6) months from final settlement or adjudication of the claim against such third party.

15.4	Other matters

(a)

The Purchaser shall not be liable for any Purchaser Warranty Claim to the extent that allowance, provision or reserve has been specifically made in its published audited financial statements for the matter giving rise to such Purchaser Warranty Claim.

(b)

The Purchaser shall not be liable for any Purchaser Warranty Claim based upon a liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

(c)	The Purchaser shall not be liable for any Purchaser Warranty Claim to the extent that the liability arises or is increased as a result of any legislation not in force at the date of this Agreement.

(d)

Nothing in Clauses 15.2, 15.3 or this Clause 15.4 applies to a Purchaser Warranty Claim that arises or is delayed as a result of fraud by the Purchaser, any other member of the Purchaser’s Group, or any of their respective officers or employees.

15.5	The Purchaser shall at its own cost:

(a)

within one hundred and eighty days (180) days of the Completion Date procure that the names of the Company and, if applicable, any Group Company (other than those Group Companies which are permitted to use “Smiths Medical” in their corporate names in accordance with the TMLA) is changed to a name which does not include “Smiths” or any name which, in the opinion of the Seller, is capable of being confused with “Smiths”;

(b)

during the term of the TMLA, procure that the only use made by any members of the Purchaser’s Group of any of the Smiths Trade Marks is made in accordance with the TMLA and only by those members of the Purchaser’s Group which are permitted to do so under the TMLA; and

(c)	following the termination or expiry of the TMLA and any post-termination sell-off period contained in the TMLA, procure that:

(i)

no member of the Purchaser’s Group shall use any of the Smiths Trade Marks or any other mark, logo, name, domain name, symbol or design which is capable of being confused with any of the Smiths Trade Marks for any reason whatsoever; and

(ii)

other than references to the historical connection between the Group and the Seller’s Group all references to any member of the Seller’s Group wherever and however any such reference is made by the Purchaser’s Group in connection with the Group are immediately removed, and the Purchaser undertakes to the Seller that in the event of any sale of the whole or any part of the Purchaser’s Group or its businesses to any third party for a period of seven (7) years from Completion, it shall procure that any successor in title shall enter into equivalent undertakings in respect of the Seller’s Group.

15.6

The Purchaser undertakes to the Seller that it shall, and shall procure that each member of the Purchaser’s Group will, preserve for a period of the earlier of (i) seven (7) years from Completion or (ii) so long as the Purchaser’s Group continues to own the relevant Group Companies all books, records and documents of or relating to the Company and each of the Subsidiaries existing at Completion (together the “Books and Records”). The Purchaser shall during such period, upon being given reasonable notice (and in any event within ten (10) Business Days of written notice being given to the Purchaser by the Seller), permit the Seller and its agents, representatives and professional advisers with reasonable access to, and the right to inspect and to make copies of, any Books and Records, for the purposes of allowing the Seller to comply with its obligations under any applicable law, rule, regulation, rules of any applicable stock exchange, governmental body or Regulatory Authority or for Taxation purposes.

15.7

In the event that any proceeding, enquiry or investigation of any judicial or regulatory authority is pending at the time of expiry of the period of seven (7) years from Completion, or if at such time the Seller is in the process of using any Books and Records in connection with satisfying applicable laws or regulations, the Seller shall be entitled to continuing access to the Books and Records on the same terms as provided in Clause 15.6 for a further period until completion of the relevant enquiry, investigation or other event.

15.8

If Completion does not take place, the Purchaser undertakes to the Seller that it shall forthwith hand over, or procure the handing over of, all books, records, documents and papers of or relating to the Seller’s Group which shall have been made available to it and all copies or other records derived from such materials and that it shall remove any information derived from such materials or otherwise concerning the subject matter of this Agreement from any computer, word processor or other device containing information.

15.9	The Purchaser shall use its commercially reasonable endeavours to procure that immediately following Completion:

(a)

the Seller and each other member of the Seller’s Group shall be unconditionally and irrevocably released in full from their respective obligations under any guarantee, security interest, indemnity, support letter or other contingent obligation, including without limitation the grant of collateral, given or undertaken by any member of the Seller’s Group in relation to or arising out of any obligations or liabilities of any Group Company (the “Seller Commitments”) including those (without limitation) set out in Schedule 11 (Seller Commitments) which shall not have been released on or prior to Completion, each such release to be in form and substance satisfactory to the Seller; and

(b)	the Purchaser shall enter into replacement obligations with the relevant counterparty to such Seller Commitments as soon as reasonably practicable following Completion.

15.10

The Purchaser undertakes to indemnify and hold the Seller and each other member of the Seller’s Group harmless from and against all Losses suffered or incurred by it after Completion in relation to or arising out of the Seller Commitments, to the extent that the Seller Commitments are not released (or replaced by the Purchaser) at or prior to Completion.

15.11

In the event that the Seller, at any time after the date of this Agreement, should wish to take out insurance against any liability which may arise under this Agreement, the Purchaser undertakes promptly to provide to the Seller such information as the prospective insurer may reasonably require before effecting such insurance.

15.12	The Purchaser undertakes to the Seller that it will:

(a)

not, without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed), terminate, change, vary or amend in any way any provisions of the Purchaser Debt Finance Documents in any manner which could reasonably be expected to prejudice its ability to draw down funds under the Purchaser Debt Finance Documents to finance its payment obligations on Completion pursuant to this Agreement or cause the agreements to which the Purchaser Debt Finance Documents pertain to be withdrawn by the providers of such financing sources; provided, however, that for the avoidance of doubt, the Purchaser may, without the prior written consent of the Seller, amend the Purchaser Debt Finance Documents to (i) add lenders, arrangers, bookrunners or similar entities that have not executed the Purchaser Debt Finance Documents as of the date of this Agreement and to grant to such persons such approval rights as are customarily granted to additional lenders, arrangers, bookrunners or similar entities and (ii) correct typographical errors;

(b)

not breach any of its material undertakings under the Purchaser Debt Finance Documents in a manner which would prejudice the Purchaser’s ability to obtain the proceeds of drawdowns of funds thereunder to finance its payment obligations on Completion pursuant to this Agreement;

(c)

use its reasonable efforts to enforce its rights under the Purchaser Debt Finance Documents in order to allow it to draw down immediately available funds in an amount available therefrom to finance its payment obligations on Completion pursuant to this Agreement, provided that such reasonable efforts shall not require the Purchaser to bring any legal proceedings against the providers of the Purchaser Debt Finance to enforce the Purchaser’s rights under the Purchaser Debt Finance Documents; and

(d)	use such funds, among other permitted uses, to make the payments to be made by the Purchaser pursuant to this Agreement.

15.13

The Purchaser hereby warrants and undertakes for itself and on behalf of the Purchaser’s Group to the Seller for itself and as agent and trustee for each employee, director or officer of any of the Seller’s Group and/or any member of the Group (each a “Seller Relevant Person”) that other than with respect to the terms of this Agreement, any other direct contractual obligation existing between the Purchaser and the Seller Relevant Person and in the absence of fraud, the Purchaser:

(a)	has no rights against (and waives any rights it may have against); and

(b)	may not make a claim against (and waives any claim it may have against),

any Seller Relevant Person, provided that nothing in this Clause 15.13 shall limit the ability of the Purchaser to bring any claim against: (i) any adviser to the Group and/or the Seller, to the extent it has prepared a report or other documentation for the specific benefit of the Purchaser or a member of the Group in connection with the Transaction (subject always to the terms of any reliance letter entered into between the Purchaser and the relevant adviser and/or the terms of engagement of such adviser) or (ii) the Seller to the extent permitted by any of the Transaction Documents.

15.14

The Purchaser shall procure that the shares of Purchaser Common Stock constituting the Consideration Shares be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

16.	Restrictions on the Seller and the Purchaser

16.1

Except as provided in Clause 16.2, the Seller shall not and shall procure that no other member of the Seller’s Group shall, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed):

(a)

neither prior to Completion nor within thirty-six (36) months following the Completion Date (except as (i) holder of not more than five (5) per cent. of any class of shares of a person which is dealt in on any investment exchange or (ii) holder of the Consideration Shares) carry on or be directly engaged in any business in any jurisdiction which directly competes with the Business;

(b)

neither prior to Completion nor within thirty-six (36) months following the Completion Date solicit the custom of any person who is a customer or client of any Group Company in relation to those goods sold or services provided by any Group Company during the period prior to Completion; or

(c)

neither prior to Completion nor within twenty-four (24) months following the Completion Date, solicit any person who is or was employed as a director or senior manager of any Group Company as at the Completion Date.

16.2	Nothing in this Clause 16 shall prevent or restrict any member of the Seller’s Group from:

(a)	carrying on the Unrestricted Business;

(b)

acquiring any company or business (the “Acquired Entity”) in any part of the world which competes with the Business where the turnover generated by the competing part of the Acquired Entity during the most recently ended accounting period does not exceed twenty (20) per cent. of the aggregate turnover of the Acquired Entity during that accounting period and does not exceed, when aggregated with all other Acquired Entities, five (5) per cent of the Seller’s Group turnover during that accounting period;

(c)	any general advertisement to the public of employment by any member of the Seller’s Group to which any person referred to in Clause 16.1(c) responds, provided that such advertisement is not specifically targeted at the Group nor any member of the Group nor any person employed by any such member at the Completion Date;

(d)

carrying on its present business(es) (other than in respect of the Group) or any development of its present business(es) provided that such development does not compete with the Business (other than as provided in paragraphs (a) or (b) above); or

(e)	trading with any of its existing customers or clients or any future customers or clients provided it does not do so in direct competition with any Group Company.

16.3

The Purchaser shall not and shall procure that no other member of the Purchaser’s Group shall, without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed), neither prior to Completion nor within thirty-six (36) months following the Completion Date, solicit any person who is or was employed as a director or senior manager by any member of the Seller’s Group as at the Completion Date, provided that nothing in this Clause 16.3 shall prevent or restrict any member of the Purchaser’s Group from any general advertisement to the public of employment by any member of the Purchaser’s Group to which any person referred to in this Clause 16.3 responds, provided that such advertisement is not specifically targeted at the Seller nor any member of the Seller’s Group nor any person employed by any such member at the Completion Date.

17.	No Right to Rescind or Terminate

17.1

Save for the Parties’ express right to terminate in Clause 4.10 (Conditions) or Clause 8.3(c) (Completion) referred to in Clause 17.2 below, neither Party shall be entitled to rescind or terminate this Agreement, whether before or after Completion, and each Party waives all and any rights of rescission which it may have in respect of any matter to the full extent permitted by law, other than such rights in respect of fraud. Without prejudice to the generality of the foregoing, each Party agrees that the remedy of rescission is excluded in relation to all matters and shall not be available, save in respect of fraud.

17.2	If this Agreement is terminated by a Party in accordance with:

(a)	Clause 4.10 (Conditions); or

(b)	Clause 8.3 (Completion),

the rights and obligations of the Parties under this Agreement and the Put Option shall cease immediately, save in respect of antecedent breaches (but excluding any right of the Purchaser to claim damages for breach of Warranty or of the Seller’s obligations under Clause 7 (Pre-Completion Obligations)) and under the Continuing Provisions and the Put Option Continuing Provisions.

18.	Financing Cooperation

18.1

The Seller shall and shall cause the Company and its Subsidiaries and its and their Representatives, including legal, tax, regulatory and accounting to provide to the Purchaser all cooperation reasonably requested by the Purchaser in connection with the Purchaser Debt Finance, including the following: (i) reasonable access to senior officers of the Company and/or its Subsidiaries for the purposes of rating agency presentations, lender presentations and due diligence sessions; (ii) in respect of the Company and its Subsidiaries (only), reasonably cooperating with the marketing efforts of the Purchaser and the Debt Financing Sources; (iii) furnishing on a confidential basis to the Purchaser and the Debt Financing Sources as promptly as reasonably practicable the Accounts and any other information or documents necessary for the preparation of customary bank information memoranda or offering documents reasonably required in connection with the Purchaser Debt Finance; (iv) providing financial information and other data regarding in respect of the Company and its Subsidiaries reasonably required or requested in connection with the preparation of pro-forma financial statements; (v) assisting in the preparation of, and executing and delivering, customary definitive financing documentation and the completion of any schedules thereto, and permitting officers of the Company and its Subsidiaries to execute and deliver any documentation in connection with the Purchaser Debt Finance (including a solvency certificate); (vi) in respect of the Company and its Subsidiaries (only), facilitating the pledging of collateral and the granting of security interests (and the perfection thereof) in collateral; (vii) if applicable, obtaining and delivering payoff letters and other customary lien terminations and instruments of discharge in relation to the Company and its Subsidiaries, to be delivered prior to or at Completion pursuant to this Agreement, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at Completion of such indebtedness; (viii) at least three (3) Business Days prior to Completion, providing (A) such documentation and information regarding the Company and its Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 and (B) certifications regarding beneficial ownership required by 31 C.F.R. § 1010.230 to the extent requested at least nine (9) Business Days prior to Completion; and (ix) in respect of the Company and its Subsidiaries (only), cooperating with the Purchaser in satisfying the conditions to the funding of the Purchaser Debt Finance to the extent the satisfaction of such conditions requires the cooperation of, or is within the control of, the Seller or the Company and its Subsidiaries. Notwithstanding any other provision of this Clause 18, the obligations of the Seller under this Clause 18 shall not extend to allowing access to information which is :

(a)	reasonably regarded as confidential to the activities of the Seller otherwise than in relation to the Company and its Subsidiaries; or

(b)	commercially sensitive information of the Company and its Subsidiaries if such information cannot be shared with the Purchaser prior to Completion in compliance with applicable law.

18.2

Notwithstanding anything in this Agreement to the contrary, none of the Seller, the Company or the Company’s Subsidiaries shall (i) be required to pay any commitment or other similar fee in connection with the Purchaser Debt Finance prior to Completion (unless subject to reimbursement by the Purchaser); (ii) have any liability or obligation under any agreement or any document related to the Purchaser Debt Finance prior to Completion (other than in connection with any historical financial information or data regarding the Company and its Subsidiaries and only to the extent set out in this Agreement); (iii) be required to take any action that would conflict with, violate or result in a material breach of or material default under this Agreement or any applicable law binding on any of the Seller, the Company and its Subsidiaries; (iv) be required to cause any director or manager of any of the Seller, the Company and its Subsidiaries to pass resolutions or consents to approve or authorise the execution of the Purchaser Debt Finance that are not contingent upon Completion; or (v) be required to take any action that would unreasonably interfere with the conduct of the business of the Seller, the Company and its Subsidiaries.

18.3

The Seller hereby expressly authorises the use of the financial statements and other information and data to be provided to the Purchaser and the Debt Financing Sources in connection with the Purchaser Debt Finance and the Seller is not aware of any limitation on the use of such financial statements required by the Debt Financing Sources. The Seller shall promptly provide the Purchaser with electronic versions of the trademarks, service marks and corporate logos of the Company and its Subsidiaries for use in marketing materials for the Purchaser Debt Finance and the Seller hereby consents to the use of the Company and its Subsidiaries’ logos in connection with the Purchaser Debt Finance; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Seller or the Company.

19.	Insurance

19.1

The Seller shall and shall procure that each Group Company and each member of the Seller’s Group shall continue in force all pre-existing insurance cover in respect of the Group Companies or the businesses or assets of the Group Companies maintained by them up to and including the Completion Date.

19.2

With effect from Completion, all insurance cover previously maintained by the Seller’s Group in respect of the Group or the Business shall cease and the Purchaser and the Group shall have no rights after Completion to make any recovery in respect of any such cover for insured events occurring before Completion.

20.	Business Information

20.1

To the extent that any information reasonably required for the Business is not in the possession of the Purchaser’s Group but remains held by the Seller’s Group, then for a period of at least seven (7) years following the Completion Date the Seller shall use its reasonable endeavours to procure that, subject to the Purchaser giving such undertakings as to confidentiality as the Seller may reasonably require, copies of such information are provided to the Purchaser as soon as reasonably practicable following a written request for such information by the Purchaser, provided that this requirement shall not apply to any information which if provided would or, in the opinion of the Seller, may:

(a)	result in a material breach of contract or material breach of confidence owed to a third party; or

(b)	be a material detriment to the business of the Seller’s Group.

20.2	The Purchaser shall indemnify and hold the Seller harmless from and against all Losses suffered or incurred by it in complying with its obligations under this Clause 20.

21.	Confidentiality

21.1

Save as expressly provided in Clause 21.3, the Seller shall, and shall procure that each member of the Seller’s Group shall, treat as confidential the provisions of the Transaction Documents, and all information it has received or obtained relating to the Purchaser’s Group as a result of negotiating or entering into the Transaction Documents and, with effect from Completion, all information it possesses relating to each Group Company, and shall not disclose or use any such information.

21.2

Save as expressly provided in Clause 21.3, the Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, treat as confidential the provisions of the Transaction Documents, and all information it has received or obtained about the Seller’s Group as a result of negotiating or entering into the Transaction Documents and, at all times prior to Completion, all information it possesses relating to each Group Company, and shall not disclose or use any such information.

21.3	A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it:

(a)

is disclosed to Agents of that Party or to other members of the Relevant Party’s Group, if this is reasonably required in connection with this Agreement (and provided that such persons are required to treat that information as confidential); or

(b)	is required by law, any recognised stock exchange, regulatory or governmental body or Taxation Authority; or

(c)

was already in the lawful possession of that Party or its Agents without any obligation of confidentiality (as evidenced by written records) (provided that this would not apply to any information about any Group Company); or

(d)

is disclosed by the Purchaser to any member of the Purchaser’s Group or to any of their respective shareholders, partners, managers, investors, limited partners or potential investors in any connected fund provided such person undertakes to comply with the provisions of this Clause 21 in respect of such information as if it were a party to this Agreement; or

(e)	is disclosed for the purposes of any judicial or arbitral proceedings arising out of any Transaction Document; or

(f)

the disclosure is made to professional advisers or actual or potential debt or equity financiers of any Party or of any member of a Relevant Party’s Group on a need to know basis provided that such person undertakes to comply with the provisions of this Clause 21 in respect of such information as if it were a party to this Agreement; or

(g)	is disclosed to the W&I Insurer on a confidential basis for the purposes of the W&I Policy; or

(h)	is in the public domain at the date of this Agreement or comes into the public domain other than as a result of a breach by a Party of this Clause 21,

provided that prior written notice of any confidential information to be disclosed pursuant to Clause 21.3(b) shall be given to the other Party and their reasonable comments taken into account.

21.4

The confidentiality restrictions in this Clause 21 shall continue to apply after the termination of this Agreement pursuant to Clause 4.10 (Conditions) or Clause 8.3(c) (Completion) without limit in time.

22.	Announcements

22.1

Other than the Agreed Form Announcements and save as expressly provided in Clause 22.2, no announcement shall be made by or on behalf of either Party or a member of the Relevant Party’s Group relating to the terms of the Transaction Documents without the prior written approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed.

22.2

A Party may make an announcement relating to the terms of the Transaction Documents if (and only to the extent) required by the law of any relevant jurisdiction or any securities exchange, regulatory or governmental body provided that prior written notice of any announcement required to be made is given to the other Party, in which case such Party shall take all steps as may be reasonable in the circumstances to agree the contents of such announcement with the other Party prior to making such announcement.

23.	Assignment

23.1

Subject to Clause 23.2, no Party may assign, transfer, create an Encumbrance over, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement or any other Transaction Document (including any cause of action arising in connection with any of them) or of any right or interest in any of them.

23.2	The Purchaser may assign (in whole or in part) all or any of its rights and benefits under this Agreement to:

(a)

any other member of the Purchaser’s Group provided that, if such assignee ceases to be a member of the Purchaser’s Group, all benefits relating to this Agreement assigned to such assignee shall be deemed automatically by that fact to be re-assigned to the Purchaser immediately before such cessation; and

(b)

any bank or financial institution or other person by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) by the Purchaser of the acquisition of the Shares, provided that, in each such case, any such assignee shall not be entitled to receive under this Agreement any greater amount than that to which the assignor would have been entitled and neither the Purchaser nor the Seller (as applicable) shall be under any greater obligation or liability than if such assignment had never occurred.

24.	Further Assurance

The Parties shall from time to time and at their own cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things necessary in order to give full effect to this Agreement and its rights, powers and remedies under this Agreement.

25.	Entire Agreement

25.1

This Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to the sale and purchase of the Shares.

25.2

Each Party confirms that it has not entered into this Agreement or any other Transaction Document on the basis of any representation, warranty, undertaking or other statement whatsoever by the Party or any of its Related Persons which is not expressly incorporated into this Agreement or the relevant Transaction Document and that, to the extent permitted by law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement or any other Transaction Document other than pursuant to this Agreement or the relevant Transaction Document and each Party waives all and any other rights or remedies.

25.3	A Party’s only right or remedy in respect of any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or that Transaction Document.

25.4

Save for any claim under or for breach of this Agreement or any other Transaction Document, neither Party nor any of its Related Persons shall have any right or remedy, or make any claim, against the other Party nor any of its Related Persons in connection with the sale and purchase of the Shares.

25.5	In this Clause 25, “Related Persons” means, in relation to a Party, members of the Relevant Party’s Group and the Agents of that Party and of members of the Relevant Party’s Group.

25.6	Nothing in this Clause 25 shall operate to limit or exclude any liability for fraud.

26.	Severance and Validity

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall be deemed to be severed from this Agreement. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

27.	Variations

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.

28.	Remedies and Waivers

28.1

No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

28.2

No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement, save to the extent otherwise provided in Schedule 6 (Seller’s Limitations on Liability), shall constitute a waiver of such right or remedy.

28.3	The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

28.4	The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law except as otherwise expressly provided.

29.	Effect of Completion

The provisions of this Agreement and of the other Transaction Documents which remain to be performed following Completion shall continue in full force and effect notwithstanding Completion and the remedies of the Purchaser to bring claims against the Seller’s Group shall continue after Completion.

30.	Third Party Rights

30.1

Save as expressly provided in Clause 30.2, a person who is not a Party or its successor or permitted assignee shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Agreement.

30.2

Clauses 15.8 and 15.13 and Clause 21 (Confidentiality) are intended to benefit members of the Seller’s Group and Clause 25 (Entire Agreement) is intended to benefit a Party’s Related Persons, and each such Clause shall be enforceable by any of them under the Contracts (Rights of Third Parties) Act 1999, subject to the other terms and conditions of this Agreement.

30.3	The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.

31.	Payments as adjustments to the Consideration

Any amount payable by the Seller to, or at the direction of, the Purchaser under this Agreement shall, so far as possible, be deemed to be a reduction of the Consideration.

32.	Costs and Expenses

Except as expressly provided otherwise in this Agreement, each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents.

33.	Stamp Duty, Transfer Taxes and Fees

The Purchaser shall bear the cost of all stamp duty, SDRT and all registration and other transfer taxes and duties, and all notarial fees, or their equivalents in all jurisdictions, where such fees, taxes and duties are payable as a result of the Transaction (other than taxes for which the Seller is legally liable or otherwise responsible). Each Party shall be responsible for arranging the payment of the fees, taxes and duties that it is responsible for, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment.

34.	Grossing up

34.1	All sums payable under this Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law or as otherwise agreed.

34.2

If any deductions or withholdings are required by law from any payment under this Agreement (other than payment of interest), the payor shall be obliged to pay to the recipient such sum as will after such deduction or withholding has been made leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if any Party has assigned or novated or declared a trust in respect of the benefit in whole or in part of this Agreement in accordance with Clause 23 or shall have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated then the liability of the other Parties under this Clause 34.2 shall be limited to that (if any) which it would have been had no such assignment, novation, declaration of trust or change taken place.

34.3

The recipient or expected recipient of a payment under this Agreement shall claim from the appropriate Taxation Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled in respect of any deduction or withholding in respect of which a payment has been or would otherwise be required to be made pursuant to Clause 34.2 and, for such purposes, shall, within any applicable time limits, submit any claims, notices, returns or applications and send a copy of them to the payor.

34.4

If the recipient of a payment made under this Agreement receives a credit for or refund of any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation in respect of which payment has been made under Clause 34.2, then it shall reimburse to the payor such part of such additional amounts paid pursuant to Clause 34.2 as the recipient of the payment determines (acting reasonably) will leave it (after such reimbursement) in no better and no worse position than would have arisen if the payor had not been required to make such deduction or withholding.

35.	VAT

If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then in addition to that payment the payor shall pay, or if the reverse charge procedure applies, account for any VAT due subject to, unless the reverse charge procedure applies, provision of a valid VAT invoice.

36.	Default Interest

Any and all amounts which are due and payable under this Agreement shall be paid in United States dollars (US$) and shall carry interest at the rate of two (2) per cent. per annum above the base rate from time to time of Barclays Bank plc calculated on a daily basis and compounded quarterly for the period from the due date for payment up to and including the date of actual payment (both before and after any judgment).

37.	Notices

37.1

Any notice or other communication to be given under or in connection with this Agreement (“Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it. A Notice may be delivered personally or sent by pdf attachment to email, pre-paid recorded delivery or international courier to the address or email address provided in Clause 37.3, and marked for the attention of the person specified in that Clause.

37.2	A Notice shall be deemed to have been received:

(a)	at the time of delivery if delivered personally;

(b)	two (2) Business Days after the time and date of posting if sent by pre-paid recorded delivery;

(c)	three (3) Business Days after the time and date of posting if sent by international courier; or

(d)	at time of sending, if sent by email, provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient,

provided that if deemed receipt of any Notice occurs after 6.00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9.00 a.m. on the next Business Day. References to time in this Clause 37 are to local time in the country of the addressee.

37.3	The addresses and other details for service of Notice are:

Seller:

Name:	c/o Smiths Group plc
Address:	4th Floor, 11-12 St James’s Square, London, United Kingdom SW1Y 4LB
For the attention of:	General Counsel
Email address:	melanie.rowlands@Smiths.com

With a copy to each of the following:

Name:	c/o Smiths Group plc
Address:	4th Floor, 11-12 St James’s Square, London, United Kingdom SW1Y 4LB
For the attention of:	General Counsel – Corporate, M&A and APAC
Email address:	adam.ramsay@Smiths.com

Name:	c/o Smiths Group plc
Address:	4th Floor, 11-12 St James’s Square, London, United Kingdom SW1Y 4LB
For the attention of:	Company Secretary
Email address:	matthew.whyte@Smiths.com

Name:	White & Case LLP
Address:	5 Old Broad Street, London, United Kingdom EC2N 1DW
For the attention of:	Guy Potel
Email address:	guy.potel@whitecase.com

Purchaser:
Name:	ICU Medical, Inc.
Address:	951 Calle Amanecer, San Clemente, CA 92673
For the attention of:	General Counsel
Email address:	vsanzone@icumed.com

With a copy to:

Name:	Baker & McKenzie LLP
Address:	100 New Bridge Street, London EC4V 6JA
For the attention of:	Jane Hobson; Nick Bryans
Email address:	jane.hobson@bakermckenzie.com nick.bryans@bakermckenzie.com

37.4

A Party shall notify the other Party of any change to its details in Clause 37.3 in accordance with the provisions of this Clause 37, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

38.	Counterparts

This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of delivery.

39.	Time of the Essence

Time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

40.	Governing Law and Arbitration

40.1

This Agreement, including the arbitration agreement contained within this Clause 40, including any non-contractual obligations arising out of or in connection with this Agreement, is governed by and shall be construed in accordance with English law.

40.2

The Parties agree that, in respect of any claim, dispute or difference of whatever nature arising under, out of, or in connection with this Agreement, the Seller Disclosure Letter or the Seller Updated Disclosure Letter (including a claim, dispute or difference regarding the existence, termination or validity of this Agreement, the Seller Disclosure Letter or the Seller Updated Disclosure Letter or any non-contractual obligations arising out of or in connection with this Agreement, the Seller Disclosure Letter or the Seller Updated Disclosure Letter) (a “Dispute”), the provisions of this Clause 40 shall apply. Any Party may notify the other Party in writing of a Dispute (a “Dispute Notice”), whereupon the Parties shall attempt to resolve the Dispute amicably by negotiation, for a period of twenty (20) Business Days from the date of the Dispute Notice (the “Resolution Period”).

40.3

If a full and final binding written agreement in settlement of the Dispute has not been entered into during the Resolution Period, the Parties agree that the Dispute shall be referred to and finally settled by arbitration in accordance with the London Court of International Arbitration (“LCIA”) Rules (the “Rules”) as in force as the date of this Agreement and as modified by this Clause, which Rules shall be deemed incorporated into this Clause. The seat of arbitration shall be London, England and the language of the arbitration shall be English. Sections 45 and 69 of the Arbitration Act 1996 shall not apply.

40.4

The number of arbitrators shall be three. The claimant(s) (collectively if there is more than one claimant) and respondent(s) (collectively if there is more than one respondent) (each an “Arbitration Party” and together the “Arbitration Parties”), shall first attempt to agree on the identity of all three arbitrators. If the Arbitration Parties have not reached an agreement as to the identity of all three arbitrators within a period of twenty (20) Business Days following the date of the Request for Arbitration, the arbitrators shall be appointed in accordance with the following procedure:

(a)

one arbitrator shall be nominated by the claimant(s) and one arbitrator shall be nominated by the respondent(s) and such nominations shall be made within ten (10) Business Days from the date of expiry of the period of twenty (20) Business Days for the parties to attempt to agree the identity of all three arbitrators;

(b)

following confirmation from the LCIA Court of the appointment of the Arbitration Parties’ nominated arbitrators (the “Co-Arbitrators”), the third arbitrator, who shall act as presiding arbitrator, shall be nominated as follows:

(i)

each Arbitration Party shall send to the Co-Arbitrators a list proposing five (5) candidates for the position of presiding arbitrator (in alphabetical order of surname) by 5pm London time, ten (10) Business Days following confirmation of the appointment of the Co-Arbitrators (the “List Exchange”);

(ii)	the Co-Arbitrators shall review the names of the candidates proposed by each Arbitration Party;

(iii)	if one (and only one) common candidate has been proposed by both Arbitration Parties, that candidate will be designated to act as the presiding arbitrator;

(iv)

in the event that no common candidate or more than one common candidate has been selected, each Arbitration Party shall send to the Co-Arbitrators (but not to the other Arbitration Party) that Arbitration Party’s ranking of the candidates for presiding arbitrator by 5pm London time on the date that is ten (10) Business Days following the List Exchange;

(v)

each Arbitration Party shall rank the candidates from its own list and the list of the opposing Arbitration Party and shall give each of the ten (10) candidates a rank from one (1) to ten (10), with one (1) indicating most preferred candidate and ten (10) indicating the least preferred candidate;

(vi)	following receipt of the ranking from the Arbitration Parties, the Co-Arbitrators shall identify the highest-ranking candidate, i.e., the candidate with the lowest aggregate score;

(vii)	if one candidate has the lowest aggregate score, that candidate shall be designated to act as the presiding arbitrator;

(viii)	if more than one candidate has the same lowest aggregate score, the Co-Arbitrators shall agree between themselves which of the candidates shall act as a presiding arbitrator;

(ix)

the Co-Arbitrators shall communicate the name of the presiding arbitrator to the Arbitration Parties and the LCIA Court for confirmation by 5pm London time, five (5) Business Days following receipt of the Arbitration Parties’ rankings; and

(x)

in the event that the Co-Arbitrators are not able to reach agreement on the presiding arbitrator within five (5) Business Days, then the LCIA Court shall be asked to decide upon the presiding arbitrator from the candidates with the same lowest aggregate score.

41.	Agent for Service of Process

41.1	The Purchaser irrevocably appoints Baker & McKenzie LLP of 100 New Bridge Street, London EC4V 6JA as its agent for service of process in England.

41.2

If any person appointed by the Purchaser as agent for service of process ceases to act as such the Purchaser shall immediately appoint another person to accept service of process on its behalf in England and notify the Seller of such appointment. If it fails to do so within ten (10) Business Days, the Seller shall be entitled by notice to the Purchaser to appoint a replacement agent for service of process.

This Agreement has been entered into by the Parties on the date first above written.

Schedule 1

The Group

Part 1

Details of the Company

Company name	:	Smiths Medical 2020 Limited

Company number	:	12103805

Date and place of incorporation	:	15 July 2019 (England)

Registered address	:	1500 Eureka Park, Lower Pemberton, Ashford, Kent TN25 4BF, England

Shareholder(s)	:	Smiths Group International Holdings Limited (100%)

Directors	:	• Nigel Bark • Louis Jones • James Mortensen

Part 2

Details of the Subsidiaries

Company name	:	Smiths Medical Group Limited

Company number	:	05137144

Date and place of incorporation	:	25 May 2004 (England)

Registered address	:	1500 Eureka Park, Lower Pemberton, Ashford, Kent TN25 4BF, England

Shareholder(s)	:	Smiths Medical 2020 Limited (100%)

Directors	:	• Nigel Bark • Louis Jones • James Mortensen

Company name	:	Ashfield Medical Systems Limited

Company number	:	SC136994

Date and place of incorporation	:	06 March 1992 (Scotland)

Registered address	:	52 Grayshill Road, Westfield Industrial Area, Cumbernauld, G68 9HG, Scotland

Shareholder(s)	:	Medex Medical Limited (100%)

Directors	:	• Nigel Bark • Louis Jones

Company name	:	Graseby Medical Limited

Company number	:	00995550

Date and place of incorporation	:	27 November 1970 (England)

Registered address	:	1500 Eureka Park, Lower Pemberton, Ashford, Kent, TN254BF, England

Shareholder(s)	:	Smiths Medical International Limited (100%)

Directors	:	• Nigel Bark • Louis Jones

Company name	:	Izoard Sub, Inc.

Company number	:	5783449

Date and place of incorporation	:	5 April 2021 (Delaware (USA))

Registered address	:	9 East Loockerman Street, Suite 311, Dover, Kent County, Delaware 19901, United States

Shareholder(s)	:	Smiths Medical ASD Inc. (100%)

Directors	:	• Wilson Constantine • Jeff Vogel • JehanZeb Noor

Company name	:	Medex Medical Limited

Company number	:	03010295

Date and place of incorporation	:	16 January 1995 (England)

Registered address	:	1500 Eureka Park, Lower Pemberton, Ashford, Kent, TN25 4BF, England

Shareholder(s)	:	Smiths Medical International Limited (100%)

Directors	:	• Nigel Bark • Louis Jones

Company name	:	Pneupac Limited

Company number	:	01148992

Date and place of incorporation	:	03 December 1973 (England)

Registered address	:	1500 Eureka Park, Lower Pemberton, Ashford, Kent, TN25 4BF, England

Shareholder(s)	:	Smiths Medical International Limited (100%)

Directors	:	• Nigel Bark • Louis Jones

Company name	:	SI Overseas Holdings Limited

Company number	:	03288100

Date and place of incorporation	:	29 November 1996 (England)

Registered address	:	1500 Eureka Park, Lower Pemberton, Ashford, Kent, TN25 4BF

Shareholder(s)	:	Smiths Medical Group Limited (100%)

Directors	:	• Nigel Bark • Louis Jones

Company name	:	Smiths Medical International Limited

Company number	:	00362847

Date and place of incorporation	:	16 August 1940 (England)

Registered address	:	1500 Eureka Park, Lower Pemberton, Ashford, Kent, TN25 4BF, England

Shareholder(s)	:	• Smiths Medical Group Limited (100%)

Directors	:	• Nigel Bark • Louis Jones • Jonathan White

Company name	:	Smiths Medical Australasia Pty Ltd

Company number	:	ACN 083 515 235 ABN 97 083 515 235

Date and place of incorporation	:	22 July 1998 (Queensland, Australia)

Registered address	:	Suite 2.03, 97 Waterloo Road, Macquarie Park NSW 2113, Australia

Shareholder(s)	:	Smiths Medical Group Limited (100%)

Directors	:	• Louis Jones • Jared Levy • Lachlan Morris

Company name	:	Smiths Medical Osterreich GmbH

Company number	:	FN 223046 i

Date and place of incorporation	:	30 April 2002 (Austria)

Registered address	:	Campus 21, Europaring A 03 5 02, A-2345 Brunn am, Gebirge, Austria

Shareholder(s)	:	Smiths Medical Group Limited (100%)

Directors	:	• Louis Jones • Gernot Gruber-Nadlinger

Company name	:	Smiths Medical Belgium NV

Company number	:	BE 0448.936.388 (Register of Legal Entities Brussels)

Date and place of incorporation	:	18 December 1992 (Belgium)

Registered address	:	Pegasuslaan 5, 1831 Diegem, Belgium

Shareholder(s)	:	• Smiths Medical Group Limited (0.80%) • Smiths Medical Nederland B.V. (99.20%)

Directors	:	• Philippe Biaussat • Louis Jones

Company name	:	Smiths Medical do Brasil Produtos Hospitalares Ltda

Company number	:	NIRE 35218660081

Date and place of incorporation	:	14 November 2003 (Brazil)

Registered address	:	Rua George Ohm, 205 - 5° andar – Conj. 51 e 52 – Torre B, Cidade Moncoes – CEP 04576-020, Sao Paulo, Brasil

Shareholder(s)	:	• Smiths Medical Group Limited (9,326,601.00 Ordinary shares) • Smiths Medical Deutschland GmbH (1.00 Ordinary shares)

Directors	:	• Fabio Doria • Ana Ferraz

Company name	:	Smiths Medical Canada Limited

Company number	:	1672019

Date and place of incorporation	:	05 August 1985 (Canada) • 31 August 2005 - Amalgamation of Medex Canada Inc (merging with Smiths Medical Canada Limited)

Registered address	:	301 Gough Road, Markham, Ontario, L3R 4Y8, Canada

Shareholder(s)	:	Smiths Medical ASD, Inc. (100%)

Directors	:	• Wilson Constantine • Beth Pasceri • Jeff Vogel

Company name	:	Smiths Medical (Beijing) Co., Ltd

Company number	:	91110105666905025E

Date and place of incorporation	:	27 September 2007 (China)

Registered address	:	Unit 3018, Floor 30, South Tower, Beijing Kerry Centre, 1 Guanghua Road, Chaoyang District, Beijing, China 100020

Shareholder(s)	:	Smiths Medical Group Limited (100%)

Directors	:	• Ted Wan • Louis Jones

Company name	:	Smiths Medical Instrument (Zhejiang) Co., Ltd

Company number	:	913301001430781207

Date and place of incorporation	:	20 February 1993 (China)

Registered address	:	No. 26, The 3rd Avenue, Hangzhou Economic & Technological Development Area, Hangzhou, 310018, China

Shareholder(s)	:	Smiths Medical Group Limited (100%)

Directors	:	• Louis Jones • Ted Wan

Company name	:	Smiths Medical (Shanghai) Co., Ltd

Company number	:	91310000MA1FY5GW5F

Date and place of incorporation	:	22 January 2017 (China)

Registered address	:	Unit 2805, Tower 3, Jing An Kerry Centre, 1228 Middle Yan An Zhong Road, Shanghai, China 200040

Shareholder(s)	:	Smiths Medical Group Limited (100%)

Directors	:	• Ted Wan • Louis Jones • Zhenyu Zhao

Company name	:	Smiths Medical Czech Republic A.S.

Company number	:	01651617

Date and place of incorporation	:	02 May 2013 (Czech Republic)

Registered address	:	Olomoucká 306, Hranice, I-Město, 753 01 Hranice, Czech Republic

Shareholder(s)	:	Smiths Medical Group Limited (100%)

Company name	:	Smiths Medical Danmark ApS

Company number	:	31 25 47 01

Date and place of incorporation	:	01 February 2008 (Denmark)

Registered address	:	Orestads Boulevard 73, 2300 Kobenhavn S, Denmark

Shareholder(s)	:	Smiths Medical Group Limited (100%)

Directors	:	• Nigel Bank (Chairman) • Louis Jones • Roderick Hopkins

Company name	:	Smiths Medical France SAS

Company number	:	353 021 827 RCS Creteil

Date and place of incorporation	:	17 February 1999 (France)

Registered address	:	3/-5 Rue du Pont des Halles, Rungis 94150, France

Shareholder(s)	:	Smiths Medical Group Limited (100%)

Directors	:	• Delphine Jeanne Marion Lagrange-Stenfort • Louis Jones • Philippe Biaussat

Company name	:	Smiths Group Deutschland GmbH

Company number	:	HRB 122729

Date and place of incorporation	:	05 July 1974 (Germany)

Registered address	:	Bretonischer Ring 3, 85630 Grasbrunn, Germany

Shareholder(s)	:	Smiths Medical Group Limited (100%, including treasury shares)

Directors	:	• Louis Jones • Nigel Bank

Company name	:	Smiths Medical Deutschland GmbH

Company number	:	HRB 122825 (Local court of Munich)

Date and place of incorporation	:	27 June 1994 (Germany)

Registered address	:	Bretonischer Ring 3, 85630 Grasbrunn, Germany

Shareholder(s)	:	Smiths Group Deutschland GmbH (100%)

Directors	:	• Louis Jones • Nigel Bank

Company name	:	Smiths Medical (Hong Kong) Limited

Company number	:	503075

Date and place of incorporation	:	17 January 1995 (Hong Kong)

Registered address	:	Asiacpac Corporate Services Limited, 806-807, 8/F, One Pacific Place, 88 Queensway, Hong Kong

Shareholder(s)	:	• Graseby Medical Limited (0.10%) • Smiths Medical Group Limited (99.90%)

Directors	:	• Louis Jones • Wilson Constantine

Company name	:	Smiths Medical India Private Limited

Company number	:	U85100MH2010FTC207990

Date and place of incorporation	:	21 September 2010 (India)

Registered address	:	508/509, 5th Floor, Western Edge-II, Western Express Highway, Borivali-East, Mumbai 400066, India

Shareholder(s)	:	• Smiths Medical Singapore Pte Limited (99.00%) • Smiths Medical Group Limited (1.00%)

Directors	:	• Yash Kaul • Ashish Singh • Jared Levy • Louis Jones

Company name	:	Graseby Medical Ireland Limited

Company number	:	IRL223908

Date and place of incorporation	:	27 October 1994 (Ireland)

Registered address	:	Deloitte Ireland LLP, 6 Lapps Quay, Cork, Ireland

Shareholder(s)	:	Smiths Medical Group Limited (100%)

Directors	:	• Andrew Rogers • Louis Jones • Albert Valenti

Company name	:	Smiths Medical Italia S.r.l

Company number	:	02154270595

Date and place of incorporation	:	29 April 2003 (Italy)

Registered address	:	Via della Stazione, 2, 04100 Latina Scalo, Latina, Italy

Shareholder(s)	:	Smiths Medical Group Limited (100%)

Directors	:	• Louis Jones • Albert Valenti • Enrico Valleriani (Chairman)

Company name	:	Smiths Medical Japan Ltd

Company number	:	0100-01-081112

Date and place of incorporation	:	22 December 1969 (Japan)

Registered address	:	7-1-1, Akasaka, Minato-ku, Tokyo, Japan

Shareholder(s)	:	• Smiths Medical Group Limited (90%) • Smiths Medical ASD, Inc. (10%)

Directors	:	• Jared Levy • Katsuyuki Matsukawa (Representative Director and Director) • Wilson Constantine

Company name	:	Smiths Healthcare Manufacturing SA De CV

Company number	:	5556959

Date and place of incorporation	:	08 December 1998 (Tijuana, Mexico)

Registered address	:	Ave Calidad No. 4, Parque Industrial, Internacional Tijuana, Tijuana, B.C. 22425, Mexico

Shareholder(s)	:	• SI Overseas Holdings Limited (4,999 Series B and 13,252,302 Series B-1) • Smiths Medical Group Limited (10 Series B-1) • Smiths Medical ASD Inc. (1 Series B)

Directors	:	• Jeff Vogel • Jorge Hernandez

Company name	:	Smiths Medical Nederland B.V.

Company number	:	16068271

Date and place of incorporation	:	03 December 1992 (Netherlands)

Registered address	:	Jagerbosstraat 28, 5241 JT, Rosmalen, Netherlands

Shareholder(s)	:	Smiths Medical Group Limited (100%)

Directors	:	• Philippe Biaussat • Louis Jones • Delphine Stenfort

Company name	:	Smiths Medical (Portugal), Unipessoal LDA

Company number	:	59695/20050831 – 507.445.937

Date and place of incorporation	:	31 August 2005 (Portugal)

Registered address	:	Avenida Engenheiro, Duarte Pacheco, Amoreiras, Torre 2, 15 ° A, Campo de Ourique, 1070-102 Lisboa, Portugal

Shareholder(s)	:	Smiths Medical Group Limited (100%)

Directors	:	• Louis Jones • Andre Patrao • Albert Valenti

Company name	:	Smiths Medical Singapore Pte. Limited

Company number	:	201012367K

Date and place of incorporation	:	09 June 2010 (Singapore)

Registered address	:	6 Shenton Way, #33-00, Oue Downtown, Singapore 068809, Singapore

Shareholder(s)	:	• Smiths Medical Group Limited (4,430,114 shares) • Smiths Medical International Limited (1 share)

Directors	:	• Louis Jones • Gerald Singham

Company name	:	Smiths Medical Espana, S.L.U.

Company number	:	Mercantile Registry of Barcelona under tome 42990, folio 148, sheet B-358184 (B83886176)

Date and place of incorporation	:	27 January 2004 (Spain)

Registered address	:	Avenida Diagonal 635, first floor, 08028 Barcelona, Spain

Shareholder(s)	:	Smiths Medical Group Limited (100%)

Directors	:	• Louis Jones • Andre Patrao • Albert Valenti

Company name	:	Smiths Medical Sverige AB

Company number	:	556563-1537

Date and place of incorporation	:	17 November 1998 (Sweden)

Registered address	:	Box 1143, 164 22 Kista, Sweden

Shareholder(s)	:	Smiths Medical Group Limited (100%)

Directors	:	• Nigel Bark • Roderick Hopkins • Louis Jones • Nicolai Happe

Company name	:	Smiths Medical Schweiz AG

Company number	:	CHE-110.102.051

Date and place of incorporation	:	24 June 2003 (Switzerland)

Registered address	:	Zurichstrasse 33, 8134 Adliswil, Switzerland

Shareholder(s)	:	Smiths Medical Group Limited (100%)

Directors	:	• Louis Jones • Gitte Larsen • Thomas Hentz

Company name	:	Medex Cardio-Pulmonary, Inc.

Company number	:	667154

Date and place of incorporation	:	06 December 1985 (Ohio (USA))

Registered address	:	5200, Upper Metro Place, Suite 200, Dublin, OH, 43017, United States

Shareholder(s)	:	Smiths Medical ASD, Inc. (100%)

Directors	:	• Jeff Vogel • Wilson Constantine

Company name	:	Smiths Medical ASD, Inc.

Company number	:	2059958

Date and place of incorporation	:	22 April 1985 (Delaware (USA))

Registered address	:	6000, Nathan Lane North, Minneapolis, MN, 55442, United States

Shareholder(s)	:	Smiths Medical Group Limited (100%)

Directors	:	• JehanZeb Noor • Jeff Vogel • Wilson Constantine

Schedule 2

Conditions

1.	Shareholder Consent

The passing at a duly convened and held general meeting of the Seller Parent of the Resolution (the “Shareholder Consent Condition”).

2.	Merger Control Clearance

Insofar as the United States Department of Justice Antitrust Division or the United States Federal Trade Commission considers the Transaction to fall within the scope of the Sherman Act, as amended; the Clayton Act, as amended; the HSR Act; the Federal Trade Commission Act, as amended; and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolisation or restraint of trade, merger control clearance having been received from either the United States Department of Justice Antitrust Division or the United States Federal Trade Commission or any appropriate waiting periods (including any extensions) having expired, lapsed or been terminated (as appropriate), and in respect of jurisdictions in which the Purchaser has determined merger control approvals are mandatory outside the United States1, merger control clearance having been received from the Regulatory Authorities or any appropriate waiting periods (including any extensions) having expired, lapsed or been terminated (the “Antitrust Condition”).

3.	FDI Control Clearance

(a)     where a Public Interest Intervention Notice has been issued under section 42 of the UK Enterprise Act 2002 (“Enterprise Act”) or a Special Public Interest Intervention Notice has been issued under section 59 of the Enterprise Act prior to the Completion Date, either (i) revocation of the relevant Intervention Notice; and/or (ii) all decisions and approvals necessary to clear the Transaction and to permit the Transaction and any matters arising therefrom to proceed (and, to the extent relevant, all conditions or obligations contained in such decisions and approvals necessary for the Transaction to close having been satisfied or complied with) having been issued;

(b)    (A) where the UK National Security and Investment Act 2021 (“NS&I Act”) is fully in force at the Completion Date, or (under applicable legislation or statutory instrument or order) is due to be brought fully into force on or prior to the date that is expected to be the Completion Date), and, pursuant to the NS&I Act, the Transaction constitutes a notifiable acquisition in respect of which notice must be given to the UK Secretary of State for Business, Energy and Industrial Strategy (the “Secretary of State”) before such notifiable acquisition is completed, a notification having been accepted and: (a) the Secretary of State confirming that no further action will be taken in relation to the Transaction under the NS&I Act; or (b) if the Secretary of State issues a call-in notice under the NS&I Act in relation to the Transaction (“Call-In Notice”): (i) Purchaser receiving a final notification that no further action in relation to the Call-In Notice is to be taken under the NS&I Act; or (ii) the Secretary of State making a final order in relation to the Transaction under the NS&I Act which permits the Transaction to be completed subject to the provisions of such final order (and, to the extent relevant, all conditions, provisions or obligations contained in such final order necessary for completion of the Acquisition having been satisfied or complied with); or

[1]	Note to W&C: final analysis on going.

(B) where the NS&I Act is not (under applicable legislation or statutory instrument or order) due to be brought fully into force on or prior to the date that is expected to be the Completion Date and HM Government has not previously issued a Public Interest Intervention Notice under section 42 of the Enterprise Act in respect of the national security consideration or a Special Public Interest Intervention Notice under section 59 of the Enterprise Act, on the Secretary of State not having expressly informed Purchaser in writing (but excluding any such communication that has been withdrawn or resolved) that the Transaction is likely to give rise to concerns such that the Secretary of State will issue a call-in notice under the NS&I Act following the NS&I Act coming fully into force; and.

(c) In Austria, France, Germany, Italy and Spain, insofar as the Transaction falls within the scope of a Regulatory Authority’s statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict, or regulate foreign investment in that Regulatory Authority’s jurisdiction, clearance having been received from that Regulatory Authority or any appropriate waiting periods (including any extensions) or investigations having expired, lapsed or been terminated

(together, the “FDI Condition”).

4.	Termination of Trulli SPA

The termination of the Trulli SPA in accordance with its terms (the “Trulli SPA Termination Condition”).

Schedule 3

Permitted Leakage

“Permitted Leakage” means the following payments made or accrued or to be made by the Company or any other member of the Group:

(a)	any payments that are required to be made in order to comply with the terms of this Agreement or that are otherwise expressly provided for under the terms of this Agreement;

(b)	any payments or matters expressly provided for in the Locked Box Accounts;

(c)

any amounts incurred, paid or agreed to be paid or payable or liability, cost or expense incurred in connection with any matter undertaken at the prior written request of, or with the prior written consent of, the Purchaser, including any Tax incurred, payable or accrued by any Group Company as a result thereof;

(d)

until 31 May 2021 (for the avoidance of doubt this provision shall be read to have no effect for accrual and payment of any interest on any Intra-Group Borrowings to be made by the Company or any other member of the Group after such date), accrual and payment of any interest on any Intra-Group Borrowings, provided any such interest is on arm’s length terms and consistent with past practice in the twelve (12) month period prior to the Locked Box Date;

(e)	repayment of any principal of any Intra-Group Borrowings;

(f)	the making of any Intra-Group Lending;

(g)	the payment of the Permitted Dividends;

(h)	retention bonuses that have been paid to certain employees of the Group in an aggregate amount of US$1,161,000 (including any associated social security costs and other Tax);

(i)

any amounts incurred, paid or agreed to be paid or payable or agreed to be made or assets transferred or agreed to be transferred, by any member of the Group to any member of the Seller’s Group either in the ordinary course of the Group’s trading activities or for any services or employees provided to any member of the Group by any member of the Seller’s Group (including any associated social security costs and other Tax), in each case, on arm’s length terms and consistent with past practice in the 12 month period prior to the Locked Box Date (such amounts not to exceed US$4,000,000 per month in aggregate);

(j)

any professional fees, expenses or other costs in each case including any irrecoverable VAT paid or agreed to be paid or incurred or owing by any member of the Group since the Locked Box Date, in each case in connection with (i) the potential demerger of the Group from the Seller’s Group; (ii) the reorganisation of the Group or (iii) in connection with the Transaction and not exceeding US$5,900,000 in aggregate;

(k)	any payments that are required to be made for the purposes of or in connection with the Inter-Company Loans Elimination in accordance with the Inter-Company Loans Steps Plan; and

(l)	until 31 May 2021 (for the avoidance of doubt this provision shall be read to have no effect for any amounts incurred, paid or agreed to be paid or payable by any member of the Group after such date), any amounts incurred, paid or agreed to be paid or payable by any member of the Group since the Locked Box Date strictly in accordance with the royalty agreements included in sections 15.1, 15.8, 15.9 and 15.33 of the Second Data Room.

Schedule 4

Signing, Completion and Post-Completion Arrangements

Part 1

Seller’s Obligations

1.	At the date of this Agreement the Seller shall:

1.1	execute and deliver to the Purchaser a counterpart of this Agreement, the Seller Updated Disclosure Letter and the Purchaser Disclosure Letter; and

1.2	deliver to the Purchaser or the Purchaser’s Solicitors:

(a)	a copy of the minutes of the meeting of the board of directors of the Seller authorising the execution of the Transaction Documents and all documents to be executed by the Seller at Completion; and

(b)	a copy of each power of attorney, if any, under which any document to be delivered to the Purchaser has been executed.

2.	On the date that the Shareholder Consent Condition is satisfied, the Seller shall execute and deliver to the Purchaser a counterpart of the Seller Disclosure Letter.

3.	At Completion the Seller shall:

3.1	procure that board meetings of the Company and of each Subsidiary are held at which:

(a)

in the case of the Company, the sale of the Shares to the Purchaser or such other person as the Purchaser may nominate (including UK Bidco) be approved and it shall be resolved that the transfer of the Shares shall be approved for registration and (subject only to the transfers being duly stamped) the transferee entered into the register of members of the Company;

(b)	if applicable, new auditors shall be appointed in accordance with the Purchaser’s nominations delivered to the Seller not later than three (3) Business Days prior to the Completion Date;

(c)

if applicable, new directors and secretaries shall be appointed in accordance with the Purchaser’s nominations delivered to the Seller not later than three (3) Business Days prior to the Completion Date; and

(d)	if applicable, the resignations of the directors, secretaries and Auditors referred to in paragraphs 3.4(e) and 3.4(f) below shall be tendered and accepted with effect from the close of the meeting;

3.2	procure the execution and delivery of the TSA, the TMLA and the Shareholders’ Agreement by the Company and/or the relevant member of the Seller’s Group;

3.3	provide evidence to the Purchaser that the Intra-Group Lendings have been paid by the Seller or the relevant member of the Seller’s Group in accordance with Clause 6.1(b);

3.4	deliver to the Purchaser or the Purchaser’s Solicitors:

(a)	duly executed transfers in respect of the Shares in favour of the Purchaser or such other person as the Purchaser may nominate (including, if applicable, UK Bidco);

(b)	the share certificates for the Shares;

(c)	an irrevocable voting power of attorney in the agreed terms in favour of the Purchaser duly executed by the Seller as a deed;

(d)	a copy of the minutes of the meeting of the board of directors of the Company and each Subsidiary referred to in paragraph 3.1;

(e)

if required by the Purchaser prior to Completion, written resignations in the agreed terms to take effect from Completion of all or any of the directors and the secretary of the Company and of each of the Subsidiaries; and

(f)

if required by the Purchaser prior to Completion, written resignations from the Auditors acknowledging that they have no claim against the Company or any Subsidiary and, if applicable, confirming that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of any members or creditors, in accordance with the applicable law.

Part 2

Purchaser’s Obligations

1.	On or prior to the date of this Agreement, the Purchaser shall:

1.1

deliver or procure the delivery of to the Seller a counterpart of this Agreement, the the Seller Updated Disclosure Letter and the Purchaser Disclosure Letter duly executed by each party to it (other than the Seller); and

1.2	deliver or procure the delivery of to the Seller or the Seller’s Solicitors:

(a)

a copy of the unanimous written resolutions of the board of directors of the Purchaser authorising (i) the entry into and execution of the Transaction Documents to which it is party and all documents to be executed by the Purchaser at Completion and (ii) the issuance and delivery of the Consideration Shares to the Seller (or as the Seller may direct);

(b)

a copy of the unanimous written resolutions of the board of directors of the Purchaser and/or any other member of the Purchaser’s Group that will be a party to the Purchaser Debt Finance Documents authorising the entry into and execution of the Purchaser Debt Finance Documents and all documents to be executed by the Purchaser and/or other members of the Purchaser’s Group in relation thereto; and

(c)	a copy of each power of attorney, if any, under which any document to be delivered to the Seller has been executed.

2.	On the date that the Shareholder Consent Condition is satisfied, the Purchaser shall execute and deliver to the Seller a counterpart of the Seller Disclosure Letter.

3.	At Completion, the Purchaser shall:

3.1	procure that the Cash Consideration shall be transferred to the Seller’s Designated Account by telegraphic transfer in immediately available cleared funds;

3.2

execute and deliver or procure the execution and delivery of to the Seller or the Seller’s Solicitors, the Shareholders’ Agreement (and any other documents required to be executed and delivered or actions taken pursuant thereto, including any such documents required to be executed and delivered or actions taken by the Purchaser in order to enable the Purchaser to issue the Consideration Shares), the TMLA and the TSA, duly executed by each party to it (other than the Seller);

3.3

issue and deliver the Consideration Shares to the Seller (or as the Seller directs) and deliver to the Seller (or as the Seller directs) a book-entry confirmation in form reasonably satisfactory to the Seller from the registrar and transfer agent for the Purchaser Common Stock evidencing the issuance to the Seller (or to such other person as the Seller directs) of the Consideration Shares;

3.4

procure that the shares of the Purchaser Common Stock constituting the Consideration Shares shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance; and

3.5	provide evidence to the Seller that the Intra-Group Borrowings have been paid by the Purchaser or the relevant member of the Group in accordance with Clause 6.1(a).

Part 3

Purchaser’s Obligations Post-Completion

1.

On the Additional Consideration Payment Date, the Purchaser shall, if applicable, procure that the Additional Consideration shall be transferred to the Seller’s Designated Account by telegraphic transfer in immediately available cleared funds.

Schedule 5

Warranties

1.	Incorporation and Authority of Seller

1.1

The Seller is a company incorporated and validly existing under the laws of the jurisdiction of its incorporation and has full power to carry on its business as it is carried on at the date of this Agreement.

1.2

The Seller has the necessary power and authority to enter into and perform this Agreement and the Seller has the necessary power and authority to enter into and perform the other Transaction Documents to which it is a party, each of which is valid and legally binding and constitutes (when executed) valid and legally binding obligations of the Seller in accordance with its respective terms.

1.3

The execution, delivery and performance by the Seller of the Transaction Documents will not result in a breach which is material in the context of the Transaction of (i) any provision of the articles of association of the Seller or (ii) any order, judgment or decree of any court or governmental authority by which the Seller is bound.

1.4

The execution, delivery and performance of the Seller’s obligations under the Transaction Documents will not require it to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or regulatory authority which has not been obtained or made at the date of this Agreement on a basis both unconditional and which cannot be revoked, provided that this paragraph 1.4 shall not extend to those consents or approvals from anti-trust, governmental or regulatory authorities referred to in the Conditions in Schedule 2 (Conditions).

1.5

No order has been made, petition presented or resolution passed for the winding up of the Seller. No administrator nor any receiver or manager has been appointed by any person in respect of the Seller or all or any of its assets and no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed nor, so far as the Seller is aware, are there any valid grounds or circumstances on the basis of which any such procedure may be requested.

2.	Ownership of the Shares

2.1	The Seller is the sole legal and beneficial owner of all of the Shares and has full power and the right to sell and transfer the Shares on the terms of this Agreement.

2.2

The Shares constitute the entire allotted and issued share capital of the Company, are fully paid up and are free from all Encumbrances and no Share has been issued in violation of any pre-emptive rights, rights of first refusal or similar rights.

2.3

There are no agreements or commitments outstanding which call for the issue of any shares, loan stock or debentures in or other securities of the Company or accord to any person the right to call for the issue of any such shares, debentures, loan stock or other securities.

2.4	There is no agreement or similar arrangement that purports to regulate, control or otherwise affect the voting or disposition of the Company’s shares currently in place and in effect.

3.	Group Structure

3.1	Part 2 of Schedule 1 (The Group) lists the Subsidiaries, each of which is a, directly or indirectly, wholly-owned subsidiary of the Company.

3.2

The entit(ies) identified in Part 2 of Schedule 1 (The Group) as the holder of the shares in a Subsidiary is the legal and beneficial owner of such shares which constitute the entire allotted and issued share capital of such Subsidiary, each of which is fully paid and free from all Encumbrances.

3.3	The facts set out in Schedule 1 (The Group) are true and accurate in all respects.

3.4

There are no agreements or commitments outstanding which call for the issue of any shares or debentures in or other securities of any Subsidiary or accord to any person the right to call for the issue of any such shares, debentures or other securities.

3.5	No Group Company has any interest, or has agreed to acquire an interest in, in the share capital of any other company which is not a Group Company.

3.6

Each Group Company has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation and has full power to own its assets and to carry on its business as it is carried on at the date of this Agreement.

4.	Corporate

4.1

No Group Company acts or carries on business in partnership with any other person or is a party to any joint venture agreement or any other agreement under which it is to participate with any other person in any business.

4.2	No Group Company is a member of any corporate or unincorporated body (other than a recognised trade association).

4.3	No Group Company has any branch, agency, place of business or permanent establishment outside its jurisdiction of incorporation.

4.4

The copies of the articles of association or equivalent constitutional documents of each Group Company are complete and accurate in all material respects as at the date of this Agreement and, so far as the Seller is aware, each Group Company has complied with its respective constitutional documents in all material respects and none of the activities, agreements or commitments of any Group Company is ultra vires or unauthorised.

4.5	The statutory books of each Group Company contain details of all material matters required by applicable laws to be entered in them as at the date of this Agreement.

4.6	As far as the Seller is aware, all filings in relation to each Group Company required to be filed in the relevant Group Company’s registry have been duly and properly filed.

5.	Contracts and Trading

5.1	Save as Disclosed, no Group Company is a party to any Material Contract. For these purposes, a “Material Contract” is a contract to which a Group Company is a party which:

(a)	is of an unusual or exceptional nature or is not in the ordinary course of business or not entered into on arm’s length terms;

(b)

so far as the Seller is aware, materially restricts or affects a Group Company’s freedom of action in relation to its normal business activities, including its freedom to purchase and supply goods and services from and to any person and to carry on its business in any part of the world;

(c)	upon completion by a Group Company of its work or the performance of its other obligations under it, is likely to result in a loss for any Group Company that is not fully provided for in the Accounts;

(d)	is an agreement with a director of a Group Company or any Related Person;

(e)	requires or involves or is likely to require or involve expenditure by any Group Company of in excess of US$10,000,000;

(f)	requires the Group Company to pay any commission, finder’s fee or royalty;

(g)	is one under which any Group Company has sold or otherwise disposed of any asset for a consideration of more than US$7,500,000 in the last six (6) years;

(h)	in the opinion of the Seller, cannot readily be performed by it on time except with undue effort or unusual expenditure; or

(i)

is one under which any Group Company has sold or otherwise disposed of any asset of any nature in circumstances that it remains subject to any liability (whether contingent or otherwise) that is not fully provided for or Disclosed in the Accounts and is in excess of US$7,500,000.

5.2	Complete and accurate copies of all Material Contracts have been Disclosed. Each of the Material Contracts is in full force and effect.

5.3	With respect to each Material Contract:

(a)	so far as the Seller is aware, the relevant Group Company has duly performed and complied in all material respects with each of its obligations under the Material Contract; and

(b)

so far as the Seller is aware, no allegation of any breach or invalidity has been received in writing by any Group Company in the twelve (12) months immediately preceding the date of this Agreement and nor are there any circumstances likely to give rise to an allegation of any breach or invalidity; and

(c)	so far as the Seller is aware, no counterparty to a Material Contract is in default.

5.4

No substantial customer, distributor or supplier of any Group Company (being one of the top 20 customers, distributors or suppliers of the Group (by annual custom or supply, as the case may be)) has during the six (6) months immediately preceding the date of this Agreement ceased, or substantially reduced or changed, the terms of its trading with or supplying to such Group Company.

5.5	No Group Company carries on business under any name other than its own corporate name.

6.	Compliance with Laws

6.1

So far as the Seller is aware, as at the date of this Agreement, each Group Company conducts its business in all material respects in compliance with all material applicable laws and regulations in each country in which its business is carried on.

6.2

No Group Company is subject to any written order, judgment, decision or direction given by any legal or regulatory authority in any relevant jurisdiction in which they operate nor is it party to any undertaking or assurance given to any such legal or regulatory authority in any relevant jurisdiction in which they operate, in relation to any matter that is still in force.

6.3	The statutory books of each Group Company have been properly kept and contain complete and accurate details of all matters required by applicable laws to be entered in them.

6.4	With respect to any and all sales, whether direct or indirect, within the last five (5) years immediately preceding the date of this Agreement by any Group Company involving any end-

user located in Iran, each Group Company, and, so far as the Seller is aware, any of their agents, representatives, or others acting on their behalf have been in full compliance with all of the conditions and requirements: (i) under the Export Administration Regulations codified at 15 CFR Part 730 et seq.; (ii) under the Iranian Transactions and Sanctions Regulations codified at 31 CFR Part 560; and (iii) under all of the conditions and requirements under 31 CFR Section 560.530.

7.	Anti-Bribery and Corruption

7.1

No Group Company and, with respect to the Business, no member of the Seller’s Group nor, so far as the Seller is aware, any of its or their respective directors, officers, employees, agents, representatives or other persons associated with, performing a service for or otherwise acting for or on behalf of it or them has, in connection with the Business, breached or contravened any Anti-Bribery Laws or any applicable anti-money laundering law, rule or regulation or any books and records offences relating directly or indirectly to a bribe.

7.2

Each Group Company maintains and regularly keeps under review on an ongoing basis written anti-corruption procedures and internal accounting controls which are designed to ensure compliance by the relevant Group Company and its respective directors, officers and employees with all Anti-Bribery Laws.

7.3

So far as the Seller is aware, each Group Company has complied in all material respects with applicable export control and trade sanction laws, regulations and permits, including EU Council Regulation (EC) No. 428/2009, the UK Export Control Act 2002, the UK Export Control Order 2008, the U.S. Export Administration Regulations and any orders issued under any of these laws, regulations and permits.

7.4

So far as the Seller is aware, neither any Group Company nor, any of its officers or employees is or has at any time in the thirty-six (36) months immediately preceding the date of this Agreement engaged in any activity, practice or conduct that would constitute an offence under the UK Bribery Act 2010, the US Foreign Corrupt Practices Act 1976, any laws or regulations intended to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other anti-bribery or anti-corruption legislation in any other jurisdictions in which the relevant Group Company operates.

7.5

In accordance with applicable law, each Group Company has in place adequate procedures designed to prevent Associated Persons from undertaking any conduct of the kind referred to in the preceding paragraph and copies of each Group Company’s anti-corruption policies and procedures have been provided in the Disclosed Information.

7.6

So far as the Seller is aware, no Group Company is or has been the subject of any written investigation or enforcement proceedings by any legal or regulatory authority in any relevant jurisdiction in which the Group carries out the Business regarding any offence or alleged offence under the Anti-Bribery Laws and no such investigation or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation or proceedings.

7.7

So far as the Seller is aware, no Group Company has been convicted of any offence that would require it to be treated as ineligible for or debarred from an award of any contract for which it has tendered for.

8.	Licences

8.1

All licences, consents and other authorisations (other than any licences of Intellectual Property) required by each Group Company for or in connection with its business as it is conducted at the date of this Agreement (the “Licences”) have been obtained.

8.2	Each Licence is in full force and effect and has been complied with in all material respects and, so far as the Seller is aware, there are no grounds for the revocation of any Licence.

9.	Assets

9.1

Save in respect of assets that are leased or the subject of any hire purchase or rental agreement or the benefit of which will be provided to a Group Company pursuant to the TSA, all material physical assets used by any Group Company for or in connection with its business, or which, in the opinion of the Seller, are required for the continuation of the Business in all material respects as it is conducted at the date of this Agreement are, so far as the Seller is aware, legally and beneficially owned by a Group Company.

9.2

All assets referred to in paragraph 9.1 as being legally and beneficially owned by a Group Company and the Business Intellectual Property are under the control or possession of the relevant Group Company, free from all Encumbrances and neither the Seller nor any Group Company has received any written claim from any person to be entitled to any such Encumbrance.

9.3

So far as the Seller is aware, other than in the ordinary course of business, no Group Company has agreed in writing to acquire any material asset on terms that ownership of such asset does not pass until full payment is made.

9.4	So far as the Seller is aware, all material plant, machinery and equipment (with an individual book value of US$5,000,000) used by any Group Company in the conduct of its business:

(a)	are in a reasonably good state of repair and condition (taking into account its age and use);

(b)	are capable of performing properly the function for which they are currently used; and

(c)	are not dangerous or obsolete.

9.5	The stock held by each Group Company is not excessive and is adequate in relation to its current trading requirements.

10.	Finance Arrangements

10.1

Complete and accurate copies of all relevant documentation relating to all overdraft and loan facilities of each Group Company have been Disclosed, and a schedule setting out the amounts outstanding under that documentation as at the Locked Box Date is contained in the Seller Disclosure Letter or the Data Room.

10.2

The amount borrowed by each Group Company does not exceed the amount stated in the relevant financial facility and the total amount borrowed by each Group Company does not exceed any limitations on the borrowing powers set out in its articles of association.

10.3

No Group Company has received written notice in the twelve (12) months immediately preceding the date of this Agreement that it has committed an event which is an event of default of the terms of any borrowing or financial facility to which it is a party.

10.4

No written demand or notice to repay has been received under, and so far as the Seller is aware, no event has occurred or been alleged which is, or which may become or result in, an event of default, an early repayment or a breach of the terms of or under any borrowing or financial facility of any Group Company.

10.5	No Group Company has factored any debts, or engaged in any financing arrangements or arrangements having the commercial effect of borrowing, not shown in the Accounts.

11.	Grants and Allowances

No Group Company has in the twelve (12) months prior to the date of this Agreement applied for or received any grant, subsidy or allowance from any government department or other governmental body.

12.	Powers of Attorney

Except in respect of powers of attorney contained in other agreements as an incidental provision or powers of attorney in favour of professional services advisers, no Group Company has given any power of attorney or other express authority which is still in force to any person to enter into any contract or commitment on its behalf other than to its directors or other employees to enter into contracts in the normal course of their duties.

13.	Arrangements with Seller’s Group

No indebtedness and no contract or arrangement is outstanding between any Group Company and any member of the Seller’s Group other than on commercial terms in the ordinary course of business.

14.	Product Liability

The Group has in place product liability insurance covering its legal liabilities for any third party bodily injury or property damage or Loss arising from its products (subject to customary deductibles, caps and exclusions).

15.	Litigation and Investigations

15.1

No Group Company is engaged in any material litigation, arbitration, mediation or other legal proceedings (whether as plaintiff, defendant or otherwise), and so far as the Seller is aware, no action is pending or threatened, by or against any Group Company, nor does the Seller know of any circumstances likely to lead to any such litigation. For the purposes of this paragraph 15, proceedings shall be “material” where they relate to claims received or made by a Group Company that have a value of more than US$5,000,000.

15.2

So far as the Seller is aware, no Group Company is the subject of any investigation, enquiry or enforcement proceedings by any governmental or other body which, in the opinion of the Seller, might have a material effect on the Business.

15.3

So far as the Seller is aware, no Group Company is affected to a material extent by any existing judgments, rulings, orders or decrees of any court or governmental authority or any expert determination or arbitration proceedings nor, in the opinion of the Seller, will be affected to a material extent by any pending judgments, rulings, orders or decrees, expert determination or arbitration proceedings.

15.4

So far as the Seller is aware, no Group Company has committed any illegal or unauthorised act or breach of any material obligation or duty however arising of which it has been notified in writing and which remains outstanding.

16.	Insurance

16.1

During the five (5) years immediately preceding the date of this Agreement, each Group Company has at all times been covered by policies of insurance in respect of its normally insurable material assets (taking into account past practice of the Group), Properties, employee liabilities in respect of the Employees, accident, third party, public liability and product liability risk, those risks that it is obliged to be insured against under the lease of any Property where the relevant Group Company is responsible for maintaining insurance.

16.2

Details of the insurance policies maintained by members of the Group have been Disclosed and, so far as the Seller is aware, all such insurance policies are in full force and effect and no Group Company is in material default under any of the insurance policies, and nothing has been done, or so far as the Seller is aware omitted to be done, by or on behalf of a Group Company that would make any of the insurance policies void or voidable and there is no material claim outstanding under any of the insurance policies and the Seller is not aware of any circumstances likely to give rise to such a claim.

16.3	During the twelve (12) months immediately preceding the date of this Agreement, no individual insurance claim in excess of one million dollars (US$1,000,000) has been made by any Group Company.

17.	Insolvency

17.1

No Group Company has failed to, or admitted that it is (i) not able to, pay any of its debts as they fall due; (ii) suspended making payments on any of its debts; or (iii) by reason of actual financial difficulties, commenced any negotiations with any of its creditors with a view to rescheduling any of its indebtedness.

17.2	No Group Company is insolvent under the insolvency laws of any jurisdiction applicable to it or is unable to pay its debts as they fall due.

17.3

No order has been made or resolution passed for the winding up of any Group Company and no provisional liquidator has been appointed. No petition has been presented or meeting convened for the purposes of winding up any Group Company and no voluntary arrangement has been proposed. No Group Company has become subject to any analogous proceedings or arrangements under the laws of any applicable jurisdiction.

17.4

No administrator, administrative receiver or any other receiver or manager has been appointed by any person in respect of any Group Company or all or any of its assets and, so far as the Seller is aware, no steps have been taken to initiate any such appointment. No analogous appointments have been made nor, so far as the Seller is aware, initiated under the laws of any applicable jurisdiction.

18.	Accounts

18.1

The Accounts and the Locked Box Accounts (i) give a true and fair view of the state of affairs, asset and liabilities, profit or loss and cash flows of the Group for each of the accounting reference periods ended on the Locked Box Date, 31 July 2019 and 31 July 2018, and (ii) have been prepared in accordance with IFRS as adopted by the European Union.

18.2	Save as disclosed or referred to in the Accounts and/or the Locked Box Accounts, the Accounts and/or the Locked Box Accounts are not affected by any material unusual or non-recurring item.

18.3	The accounting records of each Group Company are up-to-date as at the date of this Agreement and are accurately maintained in all material respects.

18.4

The Management Accounts have been prepared from the books of account and ledgers of the Group, in good faith with reasonable care and attention and on a basis consistent with the preparation of the Accounts (but, for the avoidance of doubt, the Management Accounts do not include the stand-alone consolidating adjustments as set out or found in the Accounts).

18.5

The Management Accounts are not misleading and do not materially misstate the profit and loss, assets and liabilities and cash flows of the Group as at the date and for the period to which they have been prepared.

19.	Events Since the Locked Box Date

19.1	So far as the Seller is aware, since the Locked Box Date:

(a)	the business of each Group Company has been conducted in the ordinary course so as to maintain it as a going concern;

(b)	no Group Company has borrowed or raised any money and no individual item of capital expenditure has been incurred in an amount in excess of US$4,000,000;

(c)	other than in relation to or in connection with the proposed separation of the Group from the Seller’s Group, no Group Company has issued or agreed to issue any share or loan capital; and

(d)	there has been no material adverse change in the financial or trading position of the Group.

20.	Taxation

Taxation Liabilities

20.1

All liabilities of each Group Company for Tax as at the Locked Box Date are provided for in the Locked Box Accounts and all Tax for which each Group Company is liable or for which each Group Company is liable to account has been paid (insofar as it ought to have been paid) and without limitation each Group Company has made such deductions or retentions that it was obliged to make and has accounted in full (insofar as it ought to have accounted) to the appropriate authority for all amounts so deducted or retained.

20.2

No Group Company has in the last five (5) years made a claim for a Relief or other deduction to reduce or otherwise mitigate the liability of any Group Company for Tax which was invalid or which has been rejected by a Taxation Authority.

20.3

No Taxation Authority has agreed to operate any special arrangement in relation to any Group Company other than an arrangement that is in accordance with such Taxation Authority’s interpretation of the relevant law, or the published statements of practice or published extra-statutory concessions of the relevant Taxation Authority.

20.4

No Group Company has in the last five (5) years made any disposals or acquisitions of any capital assets that were treated as made at market value, irrespective of the actual consideration agreed for the disposal or acquisition (as the case may be).

20.5	No Group Company has made any distributions or deemed distributions for tax purposes in the last in the last five (5) years other than dividends shown in the Accounts.

20.6	Each Group Company is and has always been resident for all Tax purposes only in the jurisdiction in which it is incorporated.

20.7

No Group Company has, or has had in the in the last five (5) years, a permanent establishment in any jurisdiction outside the jurisdiction of its incorporation, and no Group Company has in the last five (5) years been a permanent establishment of another company, person, business or enterprise for the purpose of assessing such company, person, business or enterprise for Tax in the jurisdiction of residence of the Group Company.

20.8	No Group Company is, or has never been, liable to Tax in respect of the undistributed profits of any company resident for Tax purposes in any jurisdiction.

20.9

All transactions between any Group Company and any person who is or who has been connected or otherwise associated with any Group Company in any way for any Tax purposes, has been and is on arm’s length terms.

20.10	Each Group Company has prepared and maintains those documents and records that are sufficient to demonstrate that it has complied with its obligations under relevant transfer pricing law.

20.11

No Group Company is, and no Group Company has in the last five (5) years been treated as, a member of a group of companies for any Tax purposes other than one of which the other members of the Group were the only members and no Group Company has been subject to Tax on the basis that its profits or losses are consolidated with any other company.

20.12	So far as the Seller is aware, no Event has occurred that has resulted or could result in any Encumbrance arising over any asset of any Group Company in respect of unpaid Tax.

20.13

Each Group Company has paid all stamp duties or similar transfer taxes (including interest and penalties) in respect of all documents or transactions necessary to establish each Group Company’s right or title to any asset and all such documents requiring stamping have been duly stamped.

20.14

No Group Company has entered into, been a party to or promoted any scheme or arrangement that has no commercial purpose or of which the main purpose, or one of the main purposes, was the avoidance of a liability to Tax.

Tax Returns

20.15

All returns required to be submitted, all information required to be supplied, all records required to be kept, and all notices and payments required to be made, by each Group Company in each case for the purposes of Taxation have been submitted, supplied, kept or made on a materially proper basis and within the applicable time limits. All such returns and information remain correct and complete and so far as the Seller is aware none is, or is likely to become, the subject of any investigation or dispute by or with any Taxation Authority.

Penalties and Interest

20.16

No Group Company has in the in the last five (5) years prior to the date of this Agreement been the subject of any non-routine investigation, audit or discovery by a Taxation Authority, and no Group Company has paid or become liable to pay any material penalty (including any suspended penalty), fine, surcharge or interest in connection with any Tax.

Investigation

20.17

No Group Company has within five (5) years prior to the date of this Agreement been the subject of an investigation, audit or visit of a non-routine nature by or involving any Taxation Authority and so far as the Seller is aware no circumstances exist that make it likely that any such visit, audit, investigation, discovery or access order will be made.

20.18	Each Group Company has in the last five (5) years complied with all notices served on it by any Taxation Authority.

Operation of PAYE System

20.19	Each Group Company has in all material respects properly operated the Pay As You Earn and National Insurance systems deducting and accounting for Tax and maintaining records as required by law.

VAT Registration

20.20	Each Group Company is a registered and taxable person for the purposes of VAT and such registration is not subject to any conditions imposed by or agreed with any Taxation Authority.

VAT and Import/Export duty Compliance

20.21

Each Group Company has complied with all statutory provisions, rules, regulations, orders and directions concerning VAT, import duty, export duty, excise duties and other Taxes or charges payable to a Taxation Authority upon the importation or exportation of goods, including the making on time of correct and accurate returns and payments, and the keeping of correct and accurate and up to date records and documents.

Tax consequences of the Transaction

20.22	No charge to Tax will arise to any Group Company as a result of:

(a)	entering into this Agreement;

(b)	in relation to or in connection with the proposed separation of the Group from the Seller’s Group; or

(c)	Completion.

Clearances and consents

20.23

The Seller Disclosure Letter contains full details of all clearances or consents from any relevant Taxation Authority which have been obtained by or relate to any Group Company within the last five (5) years under any applicable Tax law and regulations or otherwise.

Secondary Liabilities

20.24

No Group Company is liable, and so far as the Seller is aware there are no circumstances in which any Group Company will or may become liable, to pay any Tax or any amount in respect of any Tax or to make reimbursement or indemnity in respect of any Tax, that is primarily or jointly chargeable against or attributable to any other person (other than another Group Company), or would become so liable but for the utilisation of any Relief otherwise available to such Group Company, in each case as a result of any relevant connection for Tax purposes between that Group Company and that other person prior to Completion.

21.	Intellectual Property

Registered Intellectual Property

21.1	The Data Room contains complete and accurate lists of the Registered Intellectual Property, including details of the current registered proprietor or applicant.

21.2	All registration, renewal and other maintenance fees in respect of the Registered Intellectual Property due on or prior to the date of this Agreement have been paid in full.

21.3	A Group Company is the sole registered proprietor of the Registered Intellectual Property, free from any Encumbrance.

21.4

In the three (3) years prior to the date of this Agreement, neither a Group Company nor the Seller Parent has received any written notice that the Registered Intellectual Property is the subject of any claim for revocation, amendment, invalidation, opposition or rectification.

Business Intellectual Property

21.5	A Group Company is the sole legal and beneficial owner of all of the Business Intellectual Property.

21.6

So far as the Seller is aware, the operations of the Business do not infringe or misappropriate the Intellectual Property of any third party and no third party is infringing or misappropriating any of the Business Intellectual Property.

21.7	In the three (3) years prior to the date of this Agreement neither a Group Company nor the Seller Parent has:

(a)	received written notice from a third party alleging that the operations of the Business infringe or misappropriate that third party’s Intellectual Property; or

(b)	sent a written notice to a third party alleging that such third party is infringing or misappropriating any of the Business Intellectual Property.

21.8

The Data Room contains copies of all licences of Intellectual Property that have been granted by a third party to a Group Company and all licences of the Business Intellectual Property that have been granted by a Group Company to a third party, in each case that are material to the operations of the Business and excluding licences relating to shrink-wrapped, click-wrapped, cloud software or other software commercially available off the shelf (the “IP Licences”).

21.9

All royalties and other payments due under the IP Licences as at the date of this Agreement have been paid in full. Each of the IP Licences is in full force and effect and so far as the Seller is aware, no allegation of any breach or invalidity of any Licence has been received in writing by any Group Company in the twelve (12) months immediately preceding the date of this Agreement.

21.10

The Group has procedures in place whereby any Person commissioned by a Group Company who creates or has created Intellectual Property to assign that Intellectual Property to the relevant Group Company; all employees, former employees or contractors of any Group Company that have discovered or created any inventions, software or other materials that are material to the operations of the Business have assigned all Intellectual Property in and to those inventions, software or other materials to a Group Company, except to the extent that such Intellectual Property has vested in a Group Company by operation of law.

21.11

All confidential information that is material to the operations of the Business has not been disclosed by any Group Company other than in the ordinary course of business and subject to a written obligation of confidentiality on the person to whom it was disclosed. So far as the Seller is aware, there has been no breach of these obligations by any third party.

22.	IT Systems / IT Contracts

22.1	The Data Room contains a description of the IT Systems. The IT Systems are adequate in all material respects for the purposes of the Business.

22.2

The Data Room contains a complete list of all of the IT Contracts. Each of the IT Contracts is in full force and effect and no notice of any breach or invalidity of any IT Contract has been received in writing by any Group Company in the twelve (12) months immediately preceding the date of this Agreement.

22.3

So far as the Seller is aware, all of the IT Systems are in good working order. No part of the IT Systems has failed to function in a way that has had a material impact on the Business during the two (2) years prior to the date of this Agreement.

22.4	Each Group Company has followed and does follow prudent procedures to:

(a)

where appropriate for the requirements of the Business, back-up electronically stored information (which is critical to run the Business) used by any Group Company, and each Group Company has made disaster recovery and security arrangements in relation to their IT Systems; and

(b)

ensure the security of the IT Systems and data stored on them, including, an effective firewall, encryption software, properly administered and run password protection, virus checking software and procedures for taking and storing back-up copies of the software and stored data.

23.	Data Protection

23.1

For the purposes of this paragraph 23, “DP Laws” means any and all laws relating to the processing of personal data including, but not limited to, Regulation (EU) 2016/679 and Directives 2002/58/EC and 2009/136/EC (each as implemented into the national laws of EU Member States), or other equivalent laws and regulations in other jurisdictions, each as amended, consolidated or replaced from time to time. So far as the Seller is aware, each Group Company has complied in all material respects with all applicable DP Law.

23.2

No Group Company has, during the two (2) years prior to the date of this Agreement, received any written communication from any authority established pursuant to applicable DP Laws alleging non-compliance with any DP Law.

23.3

No individual has, the two (2) years prior to the date of this Agreement, claimed compensation or legal action in writing against any Group Company in respect of any breach of any rights or obligations under any DP Law.

24.	Property

24.1

The Properties comprise all the land and buildings owned, controlled, occupied or used by any Group Company or in which any Group Company has any right, interest or liability and the applicable Group Company is in exclusive possession of the Property it occupies.

24.2	The information in respect of the Properties set out in Schedule 12 (Properties) is complete and accurate.

24.3	A Group Company has good title and is the sole legal owner of the Freehold Properties, and has good title to the Leasehold Properties.

24.4

The title deeds to each of the Properties are in the possession and under the control of the relevant Group Company and all necessary consents for the grant or assignment of the leased Properties has been obtained.

24.5	The Properties are free and clear of all Encumbrances.

24.6

So far as the Seller is aware, the Properties are not subject to any materially onerous restrictive covenants which materially adversely affect their current use, save as those which appear in the leases or are otherwise Disclosed.

24.7

The present use of the Properties is the permitted use under applicable law and regulations, and in the case of any of the Properties that are leasehold, under the terms of those leases or otherwise, and that use is not subject to onerous or unusual conditions giving rise to material expenditure or materially adversely affecting any Group Company’s use and enjoyment of the Properties.

24.8

So far as the Seller is aware, each Group Company has such material rights necessary for the current use and enjoyment of each of the Properties for the purposes of the business of the relevant Group Company and no written notice of any attempt to terminate or materially restrict those rights has been received by the Seller or any Group Company.

24.9

So far as the Seller is aware, each Group Company has, in the twenty-four (24) months immediately preceding the date of this Agreement, complied in all material respects with each of its obligations under each lease to which it is a party or by which it is bound and, so far as the Seller is aware, there are no grounds for rescission, avoidance, repudiation or termination and neither the Seller nor any Group Company has received any written notice of rescission, avoidance, repudiation or termination.

24.10	So far as the Seller is aware, no Group Company is actually or contingently liable in relation to any freehold or leasehold property other than the Properties.

24.11

All rents and charges due to applicable authorities have been paid up to the date of this Agreement and there are no material outstanding liabilities for any rent, rates or charges in respect of the Properties. No Group Company is engaged in any negotiation for review or dispute in respect of the rent payable under any lease under which it holds any of the Properties and no negotiations for that review have been concluded changing the current rent.

24.12	The Seller has not received any written claim relating to or in respect of the Properties or their use including any written claim from any landlord.

24.13	As at the date of this Agreement, there is no order, resolution or proposal for compulsory acquisition of any of the Properties by a governmental or local authority under any applicable law.

25.	Employment

For the purposes of this paragraph 25:

“Employees” means any person employed by a Group Company;

“Material Jurisdictions” means China, Czech Republic, France, Germany, Italy, Japan, Mexico, the United Kingdom and the Unites States of America; and

“Key Employee” means each of the following: (i) JehanZeb Noor; (ii) Meghan Hansen; (iii) Daniel Khalili; and (iv) Mike Russell.

25.1

The Data Room contains an anonymised list of the Employees in all Material Jurisdictions by category and details of their location, employing entity, employment status, remuneration, incentives and benefit entitlements (including, without limitation, basic salary, allowances, profit sharing arrangements, equity incentive entitlements and other incentive arrangements), and details of any other sum or benefit which any Group Company is bound to provide to each Employee (whether contractually or otherwise, expressly or impliedly) or has provided within the last twelve (12) months.

25.2	The Data Room contains in respect of each Material Jurisdiction:

(a)	the staff handbooks, policies and procedures which apply to directors, officers, workers and Employees of each Group Company;

(b)	all service agreements between each Group Company and its directors/officers and the terms of engagement/appointment for each Group Company’s non-executive directors; and

(c)

the contracts of employment or engagement (together with any ancillary documentation) of each of the Key Employees, together with (in addition to the information under paragraph 25.1 above) his or her date of birth, date of commencement of continuous employment or engagement, salary review date, job title and grade.

25.3

No Key Employee is currently in receipt of (or reasonably expected to be in receipt in the future of) benefits under any long-term disability or permanent health insurance scheme. No Key Employee has been absent from work for longer than one month (whether continuously or in aggregate) during the twelve (12) months before the date of this Agreement, nor is reasonably expected to be absent for any such period in future, other than under their annual leave/holiday entitlement.

25.4

No Group Company is party to, bound by or proposing to introduce in respect of any Employee in a Material Jurisdiction, any redundancy payment scheme in excess of statutory minima nor is there any policy or practice (formal or otherwise) of making redundancy payments in excess of statutory minima or of following any specific redundancy process.

25.5

No Group Company is party to, bound by or proposing to introduce in respect of any of its Employees in a Material Jurisdiction any share option, profit sharing, bonus, commission or any other scheme relating to the profit or sales of any Group Company.

25.6

Since the Locked Box Date, no Group Company has paid or given any increase in or improvement to the emoluments of any Employee in excess of US$100,000 or otherwise materially varied an Employee’s terms and conditions and no Group Company has made any such proposal, offer, agreement or promise concerning any such emoluments amounting to in excess of US$150,000 or other material variation to any terms and conditions of any Employee, whether with or without retrospective operation.

25.7

Since the Locked Box Date, no Group Company has been engaged or involved in any material dispute with any current or former Employee and there are no labour troubles, trade disputes or employment disputes involving any Group Company which are material and, so far as the Seller is aware, no industrial action or employment dispute involving such Employees exists at the date of this Agreement and no circumstances exist which may result in any claim or dispute involving such persons.

25.8

All Employees in the relevant jurisdiction of each Group Company are legally entitled to work in the relevant jurisdiction and each Group Company has in this regard undertaken such steps and maintained such records as are required by applicable local law.

25.9

There are no outstanding amounts loaned or advanced by any Group Company, or otherwise owed by any Group Company, to or in respect of any current or former Employee of any Group Company (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

25.10	No Key Employee is currently under notice of termination of employment whether given by the Key Employee or a Group Company.

25.11

In respect of each Material Jurisdiction, (i) there are no collective agreements between a Group Company and any trade union, staff association or any other body representing workers; (ii) no Group Company formally or informally recognises any trade union, staff association or other worker’s representative body in respect of any Employee for the purpose of collective bargaining or information or consultation and (iii) no Group Company has received any request for recognition of any trade union, or for the establishment of a national or European Works Council, information and consultation body or any other employee representative body in respect of any Employee and, so far as the Seller is aware, no such request is pending or anticipated. Since the Locked Box Date, no Group Company has made, announced or proposed any material changes in writing to the salary of or benefits to any Employees which would increase the Group’s total costs in respect of any Employee in a Material Jurisdiction by more than five per cent. (5%) per annum.

25.12

No Group Company is liable to pay to any of its Employees, agents or advisers any sum or provide any other enhanced benefit whatsoever in connection with this Transaction nor does the Transaction entitle any such individual to terminate their employment or engagement with any Group Company (or benefit from any other rights).

26.	Pensions

For the purposes of this paragraph 26:

“Employee Benefit Arrangements” means in any Material Jurisdiction the benefit schemes or arrangements in respect of employees (other than state or mandatory, social security arrangements or mandatory collective bargaining arrangements), operated by any Group Company or in which a Group Company participates and that are in force at the date of this Agreement and which provide benefits on retirement, early-retirement, ill-health or injury, death or voluntary withdrawal from or involuntary termination of employment, including termination indemnity payments, life assurance arrangements, accidental death and dismemberment schemes, and post-retirement medical benefits; and

“UK Schemes” means TI Group Pension Scheme, Smiths Industries Pension Scheme and the Smiths Group Retirement Savings Plan.

26.1

The Employee Benefit Arrangements are the only arrangements under which any Group Company provides retirement, pension, death, lump-sum, disability, ill-health, injury or life insurance benefits for or in respect of any Employees or former employees in a Material Jurisdiction, and no Group Company has an actual or prospective obligation (whether legally binding or established by custom) to pay any pension or make any other payment or provide any other benefit after retirement, early-retirement, ill-health or injury or death or otherwise in respect of any Employee or former employee in a Material Jurisdiction and no Group Company is a party to, or has any liability towards (whether actual or contingent), any scheme or arrangement having as its purpose or one of its purposes the making of those payments or the provision of those benefits. No commitment or announcement has been made (or is being considered) to introduce any other arrangement for providing any such benefits in a Material Jurisdiction. No Group Company has or will have any liabilities for Employee Benefit Arrangements that have been previously terminated.

26.2

Each Group Company and, so far as the Seller is aware, the Employee Benefit Arrangements, comply, and have been managed in all material respects in accordance, with all governing documentation and applicable legal, regulatory and tax requirements.

26.3

Material details of the Employee Benefit Arrangements and the UK Schemes and each Group Company’s and the employees’ obligations and liabilities under them have been Disclosed in the Data Room and are disclosed in the Accounts.

26.4

All amounts which have fallen due to or in respect of the Employee Benefit Arrangements or to any insurer or third party in connection with it up to the date of this Agreement have been paid in full when due.

26.5

No material written claim, dispute, complaint or investigation has been received which relates to the Employee Benefit Arrangements or to the provision of retirement or death benefits in respect of any Group Company’s current and former employees in a Material Jurisdiction, and, so far as the Seller is aware, there is no reason why a material written claim, dispute, complaint or investigation could arise.

26.6	The UK Schemes are registered pension schemes under the Finance Act 2004 and, so far as the Seller is aware, there is no reason why they could cease to be registered.

26.7

So far as the Seller is aware, each Group Company has complied, in all material respects, with all applicable laws in respect of pensions (including, without limitation, in respect of the UK, applicable obligations concerning automatic enrolment under the Pensions Act 2008, all regulations made thereunder and any associated legislation) in each Material Jurisdiction.

26.8

No contribution notice or financial support direction (as defined in sections 38 to 51 of the UK Pensions Act 2004), or other notice, fine or sanction by the Pensions Regulator has been issued in respect of the UK Schemes or which refers to any Group Company or any of its directors.

26.9

None of the UK Schemes is a ‘cross-border scheme’ (as defined in the UK Occupational Pension Schemes (Cross-border Activities) Regulations 2005) and, so far as the Seller is aware, there are no circumstances which would lead to its becoming such a scheme.

26.10

No liability has been or, so far as the Seller is aware, may be imposed on any Group Company under section 144 of the Pension Schemes Act 1993, or sections 75 or 75A of the Pensions Act 1995 as a debt due to any UK occupational pension scheme.

26.11

No Employees or former employees who are members (whether active, deferred or otherwise) of the UK Schemes have a right to enhanced benefits on redundancy or benefits on early retirement, or to a set amount of employer contributions, as a result of the matters described in this Agreement or by their employment having previously transferred under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.

27.	Environmental matters

“Harm” means material harm or damage to, or other interference with, the Environment and includes any material detrimental effects on the health of living organisms or other interference with the ecosystems of which they form part and, in the case of humans, includes offence caused to any of their senses or harm or material damage to their property;

“Hazardous Matter” means any substance, material, liquid, solid, gas or other matter of whatsoever nature, that is an actual or likely cause of Harm or is regulated under Environmental Laws;

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures, whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by any of those media, including man and his property;

“Environmental Agreements” means all material leases or licences or other agreements that are binding on any Group Company but only to the extent that they relate, either wholly or in part, to the presence of Hazardous Matter or the protection of the Environment or the prevention of Harm;

“Environmental Laws” means all applicable laws and regulations in respect of each Group Company or the Properties or the conduct of the business of each Group Company and which have as a purpose or effect the protection of the Environment or the prevention of Harm or the provision of remedies in respect of Harm or Environmental Permits or Environmental Agreements;

“Environmental Permits” means all material permits, notifications or registrations made or issued under or under, or required by, Environmental Laws for the lawful carrying on of the business of each Group Company or the lawful use or occupation of the Properties;

27.1

So far as the Seller is aware, no Group Company has spilled, deposited, disposed of, discharged or emitted any Hazardous Matter at, in, on, under or from any of the Properties in breach of any Environmental Laws or Environmental Permits.

27.2

So far as the Seller is aware, no Hazardous Matter is currently present at or in the Environment at the Properties in any state, condition or quantity that violates in any respect any Environmental Laws or Environmental Permits or that requires the carrying out of remediation work or other works in order to comply with any Environmental Laws or Environmental Permits.

28.	Securities Law

28.1

The Seller is acquiring the Consideration Shares for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling such Shares in violation of any applicable securities laws.

28.2

The Seller understands that the acquisition of the Consideration Sharesto be acquired by it pursuant to the terms of this Agreement involves substantial risk. The Seller and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement, and the Seller can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that the Seller is capable of evaluating the merits and risks of its investment in such Shares to be acquired by it pursuant to the transactions contemplated by the Transaction Documents.

28.3

The Seller understands that the Consideration Sharesto be acquired by it pursuant to this Agreement have not been registered under the Securities Act. The Seller acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable securities laws or pursuant to an applicable exemption therefrom.

Schedule 6

Seller’s Limitations on Liability

1.	Purchaser’s Knowledge

1.1

The Purchaser hereby confirms to the Seller that it is not actually aware of there being any fact, matter or circumstance which would constitute a breach of any of the Warranties as at the date of this Agreement.

1.2

The Seller shall not be liable for any Ordinary Warranty Claim or Preferential Warranty Claim if and to the extent the Purchaser is actually aware at the date of this Agreement of any facts, matters or circumstances which give rise to such Ordinary Warranty Claim or Preferential Warranty Claim or if such facts, matters or circumstances have been Disclosed to the Purchaser. For the purposes of this confirmation, the Purchaser’s awareness shall be interpreted to mean the actual (but not constructive or imputed) awareness of (i) Vivek Jain; (ii) Virginia Sanzone; (iii) Brian Bonnell; and (iv) Christian Voigtlander (the “Purchaser Deal Team”), having made enquiries of their legal, tax and financial advisers and having reviewed the Disclosed Information.

2.	Limitations on Quantum

2.1	The liability of the Seller in respect of:

(a)	all Ordinary Warranty Claims shall be limited in accordance with Clause 14.3; and

(b)	all Relevant Claims shall be limited (subject to Clause 14.5) as follows:

(i)

De minimis: the Seller shall have no liability in respect of any matter or Claim for breach of any of the Preferential Warranties or under the Tax Covenant unless the aggregate amount of the damages which can be claimed by the Purchaser in relation to such matter or Claim (or series of closely related matters or Claims) exceeds:

(1)	for Claims relating to the Preferential Warranties, a minimum amount of US$2,000,000; and

(2)	for Claims relating to the Tax Covenant, a minimum amount of US$2,000,000;

(ii)

Threshold: The Seller shall have no liability for breach of any of the Preferential Warranties or under the Tax Covenant unless and until the aggregate amount of the damages which can be claimed by the Purchaser (in respect of matters or Claims above the de minimis amount referred to in paragraph 2.1(b)(i)above) exceeds:

(3)	for Claims relating to the Preferential Warranties, a threshold equal to US$12,500,000; and

(4)	for Claims relating to the Tax Covenant, a threshold equal to of US$12,500,000.

If the aforementioned thresholds are reached, the Seller shall be liable for the entire amount of the damages relating to the relevant category of Claims;

(iii)	Maximum liability (cap): The maximum aggregate amount for which the Seller can be held liable for Relevant Claims is:

(5)	for Claims relating to the Preferential Warranties and Claims relating to the Tax Covenant an aggregate amount which shall not exceed US$150,000,000; and

(6)	for Claims relating to the Fundamental Warranties, an amount which shall not exceed one hundred per cent. (100%) of the Consideration,

provided that, without prejudice to the provisions of Clause 14.3, the aggregate liability of the Seller in respect of all Claims (excluding any claims for Leakage) shall not exceed an amount equal to one hundred per cent. (100%) of the Consideration.

2.2

For the purposes of paragraph 2.1, the term “Claims” shall mean Claims which have been settled by the Parties or in respect of which liability is admitted by the Seller or which have been decided upon by a Court of competent jurisdiction with all rights of appeal having been exhausted.

3.	Time Limits

3.1	The Seller shall not be liable in respect of any Claim unless written notice containing reasonable details of such Claim is given by or on behalf of the Purchaser to the Seller:

(a)	in the case of an Ordinary Warranty Claim, by not later than eighteen (18) months from the Completion Date;

(b)	in the case of a Claim in respect of the Preferential Warranties (other than the Tax Warranties), by no later than twenty-four (24) months from the Completion Date; and

(c)

in the case of a Claim in respect of the Tax Warranties or under the Tax Covenant or in respect of the Fundamental Warranties or any other Claim under this Agreement not covered by paragraphs 3.1(a) or (b) above, by no later than seven (7) years from the Completion Date, provided that any such Claim (other than a claim under the Tax Covenant) shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and shall determine absolutely unless legal proceedings in respect of it have been properly issued and validly served within six (6) months of such written notice being given to the Seller, or in the case of contingent claims within six (6) months of the Claim crystallising, or in the case of Claims where redress is first pursued against a third party within six (6) months from final settlement or adjudication of the claim against such third party.

4.	Tax and Accounting Matters

4.1	The Seller shall not be liable for any Claim (other than a claim under the Tax Warranties or the Tax Covenant) to the extent that:

(a)

the Claim arises or is increased as a result of any change in the rates of Taxation, any imposition of Taxation or any change in the practice (including the withdrawal of any extra-statutory concession) of the Taxation Authority, in each case announced and becoming effective (whether or not retrospectively) on or after the date of this Agreement (save for any change announced prior to the date of this Agreement that comes into effect on or after the date of this Agreement); or

(b)

the Claim arises as a result of any changes made after Completion in the accounting bases, policies, practices or treatment of any member of the Purchaser’s Group, (save for any change made to comply with or correct an error in the application of the accounting bases, policies, practices or treatment in existence at Completion); or

(c)	the matter giving rise to the Claim is a Tax liability arising as a result of a transaction in the ordinary course of business of the Group since the Locked Box Date; or

(d)

the Claim arises or is increased, or is otherwise attributable to any claim, election, surrender, disclaimer or other action taken by any Group Company after Completion (other than one which was expressly and specifically taken into account in computing any provision for Tax in the Locked Box Accounts); or

(e)

the Claim arises or is increased through the failure or omission by any Group Company after Completion to make any claim, election, surrender, disclaimer or to do any other thing which was expressly and specifically taken into account in computing the provision for Tax in the Locked Box Accounts; or

(f)

any Relief or other deduction arising before Completion is available (or would have been available but for the failure by a Group Company to make an election after Completion) to reduce or otherwise mitigate the liability of any Group Company for Tax which is the subject of such Claim).

5.	Allowances, Provisions or Reserves

5.1

The Seller shall not be liable for any Claim (other than a Relevant Claim) to the extent that allowance, provision or reserve has been specifically made in the Locked Box Accounts for the matter giving rise to such Claim.

6.	Contingent Liability

The Seller shall not be liable for any Claim based upon a liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

7.	Retrospective Legislation

The Seller shall not be liable for any Claim (other than a claim under the Tax Warranties or the Tax Covenant) to the extent that the liability arises or is increased as a result of any legislation not in force at the date of this Agreement.

8.	Voluntary Acts or Omissions

The Seller shall not be liable for any Claim (other than a claim under the Tax Warranties or the Tax Covenant) arising or increased directly or indirectly as a result of any voluntary act or omission of any member of the Purchaser’s Group (including, following Completion, the Group) after the date of this Agreement.

9.	Duty to Mitigate

Other than in respect of a claim under the Tax Covenant, the Purchaser shall mitigate any loss or damage which it may suffer as a result of a breach by the Seller of this Agreement or as a result of any fact, matter, event or circumstance likely to give rise to a Claim.

10.	Loss Otherwise Compensated

10.1	The Seller shall not be liable for any Claim to the extent that:

(a)	the matter giving rise to such Claim has been (or is capable of being) made good or is (or is capable of being) otherwise compensated for without loss to the Purchaser; or

(b)	the Claim is recoverable under any insurance policy other than the W&I Policy.

10.2

In assessing a Claim (other than a claim under the Tax Covenant), corresponding savings by, or net benefits to, the Purchaser’s Group shall be taken into account (including the amount by which Taxation may be reduced as a result of any liability).

11.	Recovery from Third Parties

11.1

Where the Purchaser is entitled to recover from any other person an amount in respect of any matter relating to a Claim (other than a claim under the Tax Covenant), the Purchaser shall immediately notify the Seller in writing and take all steps as the Seller may require to enforce recovery of such amount. The Purchaser shall keep the Seller fully informed of the progress of such recovery and shall provide copies of all relevant correspondence and documentation. Upon recovery of such amount the Purchaser shall:

(a)	deduct the full amount from the Claim (if the entitlement of the Purchaser to recover arose before payment is made by the Seller under the Claim); or

(b)

repay to the Seller the lesser of such amount paid by the Seller to the Purchaser under the Claim or the full amount recovered by the Purchaser (if the entitlement to recover arose after payment had been made by the Seller under the Claim).

12.	Conduct of Claims

12.1

If any member of the Purchaser’s Group becomes aware of any matter which may result in a claim being brought against it by another person (a “Third Party Claim”) which may lead to a Claim (other than a claim under the Tax Warranties or the Tax Covenant), the Purchaser shall and shall procure that each member of the Purchaser’s Group shall, subject to the provisions of the W&I Policy (for Claims other than Relevant Claims):

(a)	make no admission of liability or settle or compromise the Third Party Claim without the prior consent in writing of the Seller (such consent not to be unreasonably withheld, conditioned or delayed);

(b)

for the duration of the Third Party Claim provide the Seller and its Agents with all information relevant to the Third Party Claim (including reasonable access to premises and personnel and the right to examine and copy all relevant documents and records) and shall preserve all such information;

(c)

consult with, give such information and assistance to and take such action (including the appointment of professional advisers) as the Seller may request in order to avoid, defend, dispute, mitigate, appeal, settle or compromise the Third Party Claim; and

(d)

permit the Seller to have sole conduct of the Third Party Claim and permit the Seller to take such action as it decides is necessary at any time and in its sole discretion to avoid, defend, dispute, mitigate, appeal, settle or compromise the Third Party Claim.

13.	No Double Recovery

The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss any one shortfall, damage, deficiency, breach or other set of circumstances which gives rise to one or more Claims. For the purposes of this paragraph 13, recovery by any Group Company shall be deemed to be recovery by the Purchaser.

14.	Exclusion of Seller’s Limitations

Nothing in this Schedule 6 applies to a Claim that arises or is delayed as a result of fraud by the Seller, any other member of the Seller’s Group, or any of their respective officers or employees.

15.	General

This Schedule 6 shall not apply to Clause 5 (Leakage) or any Claim for Leakage.

Schedule 7

Purchaser’s Warranties

1.	Incorporation and Authority of Purchaser

1.1

The Purchaser is a company duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has full power to carry on its business as it is carried on at the Put Option Date.

1.2

The Purchaser has the necessary power and authority to enter into and perform this Agreement and the Purchaser has the necessary power and authority to enter into and perform the other Transaction Documents to which it is a party, each of which is valid and legally binding and constitutes (when executed) valid and legally binding obligations of the Purchaser in accordance with its respective terms (together, the “Documents”).

1.3

The execution, delivery and performance by the Purchaser of the Documents will not result in a breach which is material in the context of the Transaction of (i) any provision of the articles of association, by-laws or equivalent constitutional documents of the Purchaser or (ii) any order, judgment or decree of any court or governmental authority by which the Purchaser is bound.

1.4

The execution, delivery and performance of the Purchaser’s obligations under the Transaction Documents will not require it to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or regulatory authority which has not been obtained or made at the date of this Agreement on a basis both unconditional and which cannot be revoked, provided that this paragraph 1.4 shall not extend to those consents or approvals from anti-trust, governmental or regulatory authorities referred to in the Conditions in Schedule 2 (Conditions).

1.5

No order has been made, petition presented or resolution passed for the winding up of the Purchaser. No administrator nor any receiver or manager has been appointed by any person in respect of the Purchaser or all or any of its assets and no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. The Purchaser has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.

2.	Capitalisation

2.1

As o of the Put Option Date, the authorised capital stock of the Purchaser consists of 80,000,000 shares of Purchaser Common Stock with a par value of $0.10 per share, and 500,000 shares of preferred stock with a par value of $1.00 per share. As of the close of business on the second Business Day prior to the Put Option Date (the “Reference Time”): (i) 21,218,759 shares of Purchaser Common Stock were issued and 21,210,522 shares of Purchaser Common Stock were outstanding, (ii) there are no shares of Purchaser Preferred Stock issued and outstanding as of the close of business on the Reference Time.All shares of Purchaser Common Stock to be issued in connection with the Transaction will be, when issued in accordance with the terms of this Agreement, duly authorised, validly issued, fully paid and non-assessable and are subject to no preemptive or similar rights. The Purchaser has sufficient authorised, but unissued, shares of Purchaser Common Stock required to be issued in connection with the Transaction.

2.2

Except for Purchaser Common Stock issued or reserved for issuance pursuant to the Purchaser equity compensation plans as set forth in paragraph 2.1 and as contemplated by this Agreement and the Transaction Documents, as of the date of this Agreement, there are no (and no plans to issue) outstanding warrants, options, contracts, subscriptions, redemptions, profit participations, stock appreciation, phantom stock, rights of first offer or refusal, anti-dilution rights, preemptive rights or other rights, convertible or exchangeable securities or other commitments, whether written or oral, pursuant to which Purchaser or any member of its Group is or may become obligated to issue, sell, purchase, return, redeem or otherwise acquire any Purchaser Common Stock or other securities of Purchaser or of any member of its Group, and no equity interests of Purchaser or any member of its Group are reserved for issuance for any purpose. There are no voting trusts, stockholder agreements, liens, proxies or other rights or contracts in effect with respect to the voting, transfer or dividend rights of Purchaser’s capital stock to which Purchaser is a party or, to the knowledge of Purchaser, between or among Purchaser’s stockholders. The issuance of shares of Purchaser Common Stock pursuant to the Consideration Shares will not obligate Purchaser or any member of its Group to any Person (other than Seller or any member of the Seller’s Group) and will not result in a right of any holder of Purchaser’s securities to adjust the exercise, conversion, exchange or reset price under any such securities.

2.3

All the outstanding shares of capital stock of, or other equity interests in, each member of the Purchaser’s Group have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Purchaser, free and clear of all Encumbrances, other than applicable restrictions arising under applicable securities laws. Neither the Purchaser nor any member of its Group directly or indirectly owns any equity or similar interest in, or any interest into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity that is or would reasonably be expected to be material to Purchaser or any member of its Group taken as a whole.

3.

The Purchaser has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any class of capital stock of the Purchaser on any matter submitted to such holders of capital stock. Other than as set forth in paragraph 2.1 of this Schedule 7 (Purchaser’s Warranties) there are no other outstanding rights with respect to capital stock of the Purchaser. There are no outstanding contractual obligations of any Purchaser Group Company to repurchase, redeem or otherwise acquire any capital stock of the Purchaser. There are no proxies, voting trusts or other agreements or understandings to which the Purchaser is a party or is bound with respect to the voting of the securities of the Purchaser.

4.	Available Funds

The Purchaser has immediately available on an unconditional basis (subject only to Completion) the cash resources required to meet in full its obligations under the Transaction Documents.

5.	Consideration Shares

The Consideration Shares, when issued and delivered in accordance with the terms of this Agreement, shall be duly authorised, validly issued, fully paid and non-assessable, free and clear of all Encumbrances (other than restrictions on transfer under applicable securities laws) and will not be issued in breach or violation of any preemptive rights or contract and shall, in all respects, carry the same rights as the existing issued ordinary share capital of the Purchaser in existence as at the time of issuance. Upon issuance and delivery of the Consideration Sharespursuant to the terms of this Agreement, the Purchaser will issue to the Seller, and the Seller will acquire legal ownership of, and have good and valid title to, the Consideration Shares free and clear of any Encumbrances (other than restrictions on transfer under applicable securities laws and Encumbrances under the Shareholders’ Agreement). Subject to the accuracy of the Seller’s representations and warranties set forth in Schedule 3, paragraph 28, the issuance of the Consideration Shares in accordance with the terms set forth in the Agreement is exempt from registration under the Securities Act and otherwise issued in compliance with all laws.

6.	SEC Filings; Financials

6.1

The Purchaser has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since 1 January 2017 (together with all exhibits, financial statements and schedules thereto, all information incorporated therein by reference and all documents filed with the SEC during such period by the Purchaser on a voluntary basis (the “Purchaser SEC Documents”).

6.2

As of its filing (or furnishing) date or, if amended prior to the Put Option Date, as of the date of the last such amendment, each Purchaser SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Purchaser SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Purchaser SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the Put Option Date, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Purchaser Group Companies, other than the Purchaser are required to make any filings with the SEC.

6.3

The Purchaser Financial Statements, which have been prepared, in all material respects, from the books and records of the Purchaser Group Companies, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods presented, except as otherwise noted therein. The Purchaser Financial Statements (including the related notes) present fairly in all material respects the consolidated financial position of the Purchaser Group as at the respective dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

6.4

As of the Put Option Date, there are no material outstanding or unresolved written comments from the SEC with respect to the Purchaser SEC Documents. As of the date of this Agreement, none of the Purchaser SEC Documents are, to the knowledge of the Purchaser, the subject of ongoing SEC review.

6.5

The audit committee of the board of directors of the Purchaser has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3, and has delivered or made available to Seller true, complete and correct copies of such procedures in effect as of the Put Option Date. Since 1 January 2017, neither the Purchaser nor any other Purchaser Group Company has received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To the knowledge of the Purchaser, since 1 January 2017, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee of the Purchaser or any other Purchaser Group Company has threatened to file any such complaint.

6.6

To the extent required by the Exchange Act, the Purchaser and the Purchaser Group Companies have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to the Purchaser, including the Purchaser Group Companies, is made known to the Purchaser’s principal executive officer and its principal financial officer by others within those entities, including during the periods in which the periodic reports required under the Exchange Act are being prepared. Each of the principal executive officer of the Purchaser and the principal financial officer of the Purchaser (or each former principal executive officer of the Purchaser and each former principal financial officer of the Purchaser, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Purchaser SEC Documents, and the statements contained in such certifications are true and accurate in all material respects as of the date on which they were made. For purposes of this paragraph 6.6 of Schedule 7 (Purchaser’s Warranties), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since 1 January 2017, the Purchaser has complied in all material respects with the provisions of the Sarbanes-Oxley Act.

6.7

The Purchaser maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Purchaser’s financial reporting and the preparation of the Purchaser’s financial statements for external purposes in accordance with GAAP. The Purchaser’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to the Purchaser’s auditors and the audit committee of the board of directors of the Purchaser “(i) all significant deficiencies and material weaknesses” in the design or operation of internal controls which are reasonably likely to adversely affect the Purchaser’s ability to record, process, summarise and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Purchaser has made available to the Seller prior to the date of this Agreement a true and complete (in all material respects) summary of any disclosure of the type described in the preceding sentence made by management to the Purchaser’s auditors and audit committee during the period beginning 1 January 2017 and ending as of the date of this Agreement.

6.8

Except as disclosed in the Purchaser SEC Documents, none of the Purchaser Group Companies is a party to, or has any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or other “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

6.9

The Purchaser is a “well known seasoned issuer” (as defined in Rule 405 promulgated under the Securities Act) eligible to register the Consideration Sharesfor resale by Seller or its affiliates on an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) on Form S-3 under the Securities Act.

7.	Listing and Maintenance Requirements

7.1

The Purchaser Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Purchaser has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Purchaser Common Stock under the Exchange Act nor has the Purchaser received any written notification that the SEC is contemplating termination of such registration. The Purchaser is in compliance in all material respects with the listing and maintenance requirements and all other applicable rules and regulations of the Nasdaq Global Select Market.

8.	Securities Law

8.1

The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Shares, in violation of any applicable securities laws.

8.2

The Purchaser understands that the acquisition of the Shares to be acquired by it pursuant to the terms of this Agreement involves substantial risk. The Purchaser and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement, and the Purchaser can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that the Purchaser is capable of evaluating the merits and risks of its investment in the Shares to be acquired by it pursuant to the transactions contemplated by the Transaction Documents.

8.3

The Purchaser understands that the Shares to be acquired by it pursuant to this Agreement have not been registered under the Securities Act. The Purchaser acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable securities laws or pursuant to an applicable exemption therefrom.

8.4	Subject to the accuracy of the Warranty in paragraph 28 in Schedule 4, no registration under the Securities Act is necessary for the issuance of the Consideration Shares by the Purchaser.

9.	No Purchaser Shareholder Vote Required

No	vote or approval of the Purchaser’s shareholders will be required for the issuance of the Consideration Sharesor the delivery of the Consideration Shares to the Seller.

10.	Contracts and Trading

10.1	No member of the Purchaser’s Group is a party to any material contract which:

(a)	is of an unusual or exceptional nature or is not in the ordinary course of business or not entered into on arm’s length terms;

(b)

can be terminated upon a change in the direct or indirect ownership or control of that member of the Purchaser’s Group or whose terms, in the event of such a change of ownership or control, are substantially different from those which apply prior to such event;

(c)	is an agreement with a director of a member of the Purchaser’s Group;

(d)	requires the relevant member of the Purchaser’s Group to give more than six (6) months’ written notice to effect its termination;

(e)	requires the relevant member of the Purchaser’s Group to pay any commission, finder’s fee or royalty;

(f)	in the opinion of the Purchaser, cannot readily be performed by it on time except with undue effort or unusual expenditure; or

(g)	is an agency, distribution or franchise agreement.

10.2

Each of the material contracts to which a member of the Purchaser’s Group is a party is in full force and effect. So far as the Purchaser is aware, no allegation of any breach or invalidity has been received in writing by any member of the Purchaser’s Group in the twelve (12) months immediately preceding the Put Option Date.

11.	Compliance with Laws

So far as the Purchaser is aware, each member of the Purchaser’s Group has in the twelve (12) months immediately preceding the Put Option Date conducted its business in all material respects in compliance with all material applicable laws and regulations in each country in which its business is carried on.

12.	Anti-Bribery and Corruption

12.1

No member of the Purchaser’s Group and, with respect to the business of the Purchaser’s Group, no member of the Purchaser’s Group nor, so far as the Purchaser is aware, any of its or their respective directors, officers, employees, agents, representatives or other persons associated with, performing a service for or otherwise acting for or on behalf of it or them has, in connection with the business of the Purchaser’s Group, breached or contravened any Anti-Bribery Laws or any applicable anti-money laundering law, rule or regulation or any books and records offences relating directly or indirectly to a bribe.

12.2

Each member of the Purchaser’s Group maintains and regularly keeps under review on an ongoing basis written anti-corruption procedures and internal accounting controls which are designed to ensure compliance by the relevant member of the Purchaser’s Group and its respective directors, officers and employees with all Anti-Bribery Laws.

13.	Litigation and Investigations

13.1	No member of the Purchaser’s Group is engaged in any material litigation, arbitration, mediation or other legal proceedings (whether as plaintiff, defendant or otherwise).

13.2

So far as the Purchaser is aware, no member of the Purchaser’s Group is the subject of any investigation, enquiry or enforcement proceedings by any governmental or other body which, in the opinion of the Purchaser, might have a material effect on the business of the Purchaser’s Group.

13.3

So far as the Purchaser is aware, no member of the Purchaser’s Group is affected to a material extent by any existing judgments, rulings, orders or decrees of any court or governmental authority or any expert determination or arbitration proceedings nor, in the opinion of the Purchaser, will be affected to a material extent by any pending judgments, rulings, orders or decrees, expert determination or arbitration proceedings.

13.4

So far as the Purchaser is aware, no member of the Purchaser’s Group has committed any illegal or unauthorised act or breach of any material obligation or duty however arising of which it has been notified in writing and which remains outstanding.

14.	Purchaser Debt Finance Documents

14.1	The Purchaser Debt Finance Documents are in full force and effect and are the legal, valid, binding and enforceable obligations of each of the other parties thereto.

14.2	The Purchaser has delivered to the Seller true, complete and accurate copies of the Purchaser Debt Finance Documents.

15.	Disclosures to the French Social and Economic Committee

15.1

The information about the Purchaser included in Section III (Presentation of ICU Medical, Inc.) and the statements in Section V (Absence of Social Consequences of the Project) of the information notice (note d’information) referred to in the Put Option Deed and to be provided to the members of the Social and Economic Committee in France in connection with the Transaction are true and complete in all material respects.

Schedule 8

Tax Covenant

1.	Definitions and Interpretation

1.1	In this Schedule, unless the context requires otherwise:

“Accounting Period” means any period or part period by reference to which any income, profits or gains, or any other amounts relevant for the purposes of Tax, are measured or determined;

“Accounts Relief” means a relief which has been taken into account in computing (and reducing) any provision for deferred Tax which appears in the Locked Box Accounts or which has resulted in no provision for deferred Tax being made in the Locked Box Accounts;

“Actual Tax Liability” has the meaning given in this paragraph 1.1 under the definition of “Tax Liability”;

“Disputed Demand” has the meaning given to it in paragraph 5.2 of this Schedule 8 (Tax Covenant);

“Event” means any event, transaction, action or omission whatsoever, whether alone or in conjunction with any other transaction, action or omission and includes further (without limitation) the death of any person and becoming, being or ceasing to be a member of a group of companies (however defined) for the purposes of any Tax;

“Group Relief” means any or all of the following:

(a)	Relief capable of being surrendered or claimed under Part 5 of the CTA 2010;

(b)	advance corporation tax capable of being surrendered or claimed under regulation 13 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 (SI 1999/358);

(c)	a Tax refund capable of being surrendered or claimed under section 963 of the CTA 2010 (section 102 of the Finance Act 1989);

(d)

the notional transfer of an asset or reallocation of a gain or loss under sections 171A or 179A of TCGA 1992 and the notional reallocation of a gain under section 792 of the CTA 2009 (paragraph 66 of Schedule 29 to the Finance Act 2002 for accounting periods ending before 1 April 2009); and

(e)	any other Relief available between members of a group for Tax purposes;

“Income”, “Profits” or “Gains” means revenue profits, chargeable gains and any other similar measure by reference to which Tax is chargeable or assessed;

“Overprovision” means the amount by which any provision for Tax (other than deferred tax) in the Locked Box Accounts is overstated except where that overstatement arises due to: (i) a change in law (other than where such change of law allows a carry-back of Reliefs arising on or before Completion to an earlier Accounting Period, thereby resulting in the provision for tax in the Locked Box Accounts being overstated), (ii) a change in the accounting bases on which a Group Company values its assets, or (iii) a voluntary act or omission that, in each case, occurs after Completion (other than a Group Company carrying back Reliefs to an earlier Accounting Period in accordance with the Seller’s rights under paragraph 4);

“Post-Locked Box Date Relief” means (i) a Relief arising as a result of or in respect of an Event occurring, or an Accounting Period commencing, in each case after Completion, or (ii) a Relief in respect of an Event occurring in the ordinary course of business of a Group Company after the Locked Box Date but on or before the date of Completion;

“Pre-Completion Tax Returns” has the meaning given to it in paragraph 4.9;

“Primary Person” has the meaning given to it in paragraph 2.2 of this Schedule 8 (Tax Covenant);

“Relief” means any loss, allowance, credit, deduction, exemption, set-off or reduction in respect of Tax or any repayment or right to repayment of Taxation;

“Representative Member” has the meaning given to that term in the definition of “Seller’s VAT Group”;

“Saving” means the reduction or elimination of any liability of any Group Company to make an actual payment of corporation tax for which the Seller would not have been liable under this Schedule, by the use of any Relief arising wholly as a result of a Tax Liability in respect of which the Seller has made a payment in full under paragraph 2 of this Schedule;

“Seller’s VAT Group” means the VAT group, within the meaning of sections 43A to 43C of the VATA 1994, of which Seller Parent is the representative member (the “Representative Member”);

“Straddle Period” means any Accounting Period commencing prior to Completion and ending after Completion;

“Tax Demand” means (in any jurisdiction): any assessment, notice, letter, determination, demand or other document issued by or on behalf of any Taxation Authority and whether issued or made before or after the date of this Agreement and whether satisfied or not at the date of this Agreement; and any return, amended return, computation, accounts or any other documents required for the purposes of Tax, in any case, from which it appears that: (i) a Tax Liability has been, or may be, imposed on any of the Group Companies; or (ii) an increased or a further payment to a Taxation Authority is required to be made by any of the Group Companies; or (iii) any of the Group Companies is denied or is sought to be denied a Relief;

“Tax Documents” means any (a) tax returns (b) claims, elections, surrenders, disclaimers, notices and consents for Tax purposes, and (c) other documents involving any Taxation Authority, in each case relating to Pre-Completion Tax Affairs;

“Tax Liability” means a liability of any of the Group Companies to make payments of, or in respect of, or on account of, Tax (an “Actual Tax Liability”) and also (a) the loss (other than by way of set-off) of an Accounts Relief or the setting off of an Accounts Relief against other Income, Profits or Gains earned, accrued or received on or before Completion or against Actual Tax Liabilities in respect of which, but for that setting off, the Seller would have been liable under this Schedule 8; and (b) the setting off against any Actual Tax Liability or against Income, Profits or Gains earned, accrued or received on or before Completion of any Post-Locked Box Date Relief, in circumstances where, but for such setting off, the relevant Group Company would have had an Actual Tax Liability in respect of which the Seller would have been liable under this Schedule, and so that the amount of the Tax Liability shall be (i) in the case of paragraph (a), where the Accounts Relief lost was a right of repayment of Tax, the amount of the repayment which would otherwise have been obtained, and in the case of the loss of an Accounts Relief other than a right of repayment of Tax, the amount of Tax which could have been saved (assuming that there is sufficient Income, Profits or Gains against which to set off the Accounts Relief lost) on the basis of the Tax rates current at Completion and in the case of the setting-off of an Accounts Relief, the amount of Tax saved in consequence of such set-off of the Accounts Relief; and (ii) in the case of paragraph (b) the amount of Tax saved in consequence of such set-off of the Post-Locked Box Date Relief;

“Tax Refund” means a right to repayment of Tax, or an actual repayment of Tax, to which a Group Company becomes entitled or receives in respect of a period (or part period) ending on or before Completion or as a result of an Event occurring on or before Completion, other than where such right or repayment is an Accounts Relief; and

“Tax Statute” means any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that was amended, extended, consolidated or replaced by the same.

1.2	In this Schedule:

(a)	references to paragraphs are to paragraphs of this Schedule;

(b)

references to any “Income”, “Profits” or “Gains” earned, accrued or received on or before a particular date or in respect of a particular period include income, profits or gains which are deemed for the purposes of any Tax Statute to have been earned, accrued or received on or before the date or in respect of that period; and

(c)	headings are included in this Schedule for convenience only and do not affect its interpretation.

1.3

For the purposes of this Schedule 8, in respect of any Accounting Period current at Completion, in determining when any Tax Refund or other Relief has arisen, the date of Completion shall be treated as if it were the end of an accounting period.

2.	Covenant

The Seller covenants to pay to the Purchaser an amount equal to:

2.1	any Tax Liability which arises:

(a)	as a result of any Event which occurred (or was deemed to occur for any Tax Statute purpose) on or before Completion; or

(b)	in respect of any Income, Profits or Gains which were earned, accrued or received on or before Completion.

2.2

any Tax Liability which is primarily the liability of another person other than another Group Company (the “Primary Person”) (or which would have been the primary liability of such a person if it had not been a member of a group or fiscal consolidation or joint tax payment arrangement for any tax purposes) for which any Group Company is liable in consequence of:

(a)	the Primary Person failing to discharge such Tax Liability; and

(b)	any of the Group Companies at any time before Completion:

(i)	being a member of the same group of companies as the Primary Person; or

(ii)	having control of, having been controlled by, or otherwise being connected with, the Primary Person or being controlled by the same persons as the

Primary Person for any Tax Statute purpose; and

2.3	any reasonable costs and expenses properly incurred by the Purchaser or the relevant Group Company in connection with any Tax Liability referred to in this paragraph 2.

3.	Exclusions and Limitations

3.1

The covenant at paragraph 2 does not apply, and the Seller shall not be liable under the Tax Warranties, in each case in respect of any Tax Liability or any liability giving rise to a breach of a Tax Warranty (also referred to in this paragraph 3 as a Tax Liability) to the extent that:

(a)	specific provision or reserve in respect of that Tax Liability was made in the Locked Box Accounts;

(b)

the Tax Liability arises in consequence of or by reference to (i) any Event occurring or (ii) Income, Profits or Gains earned, accrued or received, in each case in the ordinary course of business of a Group Company after the Locked Box Date but on or before Completion;

(c)	the Tax Liability arises or is increased as a result of:

(i)	a change in Tax rates or in legislation made on or after the Completion Date;

(ii)	a change or withdrawal on or after the Completion Date of any previously published practice, concession or interpretation of any Taxation Authority; or

(iii)	any change in the judicial interpretation of the law,

in each case whether or not with retrospective effect, but provided such change or withdrawal (i) is not in a form published prior to the date of Completion, and (ii) is not targeted specifically at countering a tax avoidance scheme of which the Event giving rise to the Tax Liability formed part; or

(d)

the Tax Liability would not have arisen but for a voluntary act or transaction carried out by, or omission of, the Purchaser or the relevant Group Company after the date of Completion where the Purchaser was aware it would give rise to such Tax Liability (or ought reasonably to have been so aware), other than where such act or transaction was:

(i)	required by a change in law or any regulatory, financial reporting or accounting practice or requirement arising on or prior to Completion;

(ii)	taken in order to rectify a previously incorrect application of financial reporting or accounting practices;

(iii)	taken into account in preparing the Locked Box Accounts;

(iv)	carried out in the ordinary course of business of the relevant Group Company;

(v)	carried out in fulfilment of a legally binding commitment entered into by the relevant Group Company on or before the date of Completion; or

(e)

any Relief other than an Accounts Relief or Post-Locked Box Date Relief is available to the Group Company (including any Group Relief made available pursuant to paragraph 13.1) to reduce or eliminate the liability in question;

(f)

the Tax Liability would not have arisen, or would have been reduced or eliminated, but for a failure or omission on the part of the Purchaser or relevant Group Company after Completion to make any claim or election or to give any notice or consent, where the requirement to make or give such claim, election, notice or consent was taken into account in the Locked Box Accounts; or

(g)

the Tax Liability would not have arisen but for a Group Company, without the written consent of the Seller, amending or requesting an amendment to, any return relating to any period ending prior to Completion that has been filed with any relevant Taxation Authority, unless the Seller has consented in writing to such change or request, such consent not to be unreasonably withheld or delayed.

4.	Conduct of Pre-Completion Tax Affairs

4.1

Subject to the remaining provisions of this Schedule 8 (Tax Covenant), the Purchaser or its duly authorised agents shall have sole conduct of all Tax affairs of each of the Group Companies from Completion.

4.2

The Seller or its duly authorised agent shall, at the Group Companies’ cost and expense, prepare the corporation tax returns, filings and computations of each Group Company for all Accounting Periods ended on or before Completion (the “Pre-Completion Tax Returns”), if the same have not been prepared before Completion, and submit them to the Purchaser.

4.3

The Purchaser shall procure that the Pre-Completion Tax Returns prepared pursuant to paragraph 4.2 shall be authorised, signed and submitted to the relevant Taxation Authority without amendment or with any amendments as the Seller shall agree (such agreement not to be unreasonably withheld or delayed) and the Purchaser shall give the Seller or its agent all reasonable assistance to finalise those returns, filings and computations.

4.4

The Seller or its duly authorised agent shall, at the Group Companies’ cost and expense, prepare all documents and shall have conduct of all matters (including correspondence) relating to the Pre-Completion Tax Returns provided that the Seller shall not transmit any communication (written or otherwise) to the relevant Taxation Authority or agree any matter with the relevant Taxation Authority, in each case relating to the Pre-Completion Tax Returns, without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed).

4.5	In respect of any Pre-Completion Tax Return that has been submitted to a Taxation Authority (whether before Completion, or after Completion in accordance with this paragraph 4):

(a)

if following such submission there is any change in law allowing carry-back or increased carry back of Reliefs arising on or before Completion to an earlier Accounting Period than the one in which such Relief arose, then the Seller may amend any such Pre-Completion Tax Return(s) in order use such Relief(s) (other than any Accounts Relief) to create an Overprovision or Tax Refund for the purposes of this Schedule (although, for the avoidance of doubt, not in such a way that would create any Tax Liability in respect of which the Seller would be liable under this Schedule 8 or in respect of the Tax Warranties (or would be but for any applicable time or financial limits)), and the provisions of paragraph 4.3 shall apply mutatis mutandis; and

(b)

the Seller may amend any such Pre-Completion Tax Return(s), and make any claims or elections on behalf of any Group Company that is tax resident in the United Kingdom, and do any such other things as may be required, in order to: (i) reduce or eliminate the amount of Group Relief surrendered by any member of the Seller’s Group to such Group Company for an accounting period, and (ii) in relation to any accounting period ending on or before Completion, may claim or procure that any Group Company that is tax resident in the United Kingdom shall claim any previously disclaimed capital allowances to the extent permitted by law in order to reduce or eliminate any liability of such Group Company to pay Tax as a result of the actions referred to in (i) above.

4.6	The Purchaser shall:

(a)

not submit any substantive correspondence or submit to any Taxation Authority or agree any return or computation of a Group Company relating to any Accounting Period beginning before but ending after Completion without giving the Seller a reasonable opportunity to comment and taking account of any reasonable representations made by the Seller thereon; and

(b)

procure that no Group Company amends or withdraws any return or computation or any claim, election, surrender or consent made by it for any Accounting Periods ended on or before Completion without the written consent of the Seller (not to be unreasonably withheld or delayed).

4.7

The Seller shall procure that the Purchaser or its duly authorised agents, and the Purchaser shall procure that the Seller and its duly authorised agents, shall each be provided with such information and assistance and access to such documents and records of or relating to any of the Group Companies as the other may reasonably require in connection with the matters referred to in this paragraph 4.

4.8	Where this is any conflict between the provisions of this paragraph 4 and paragraph 5 (Conduct of Tax Demands) the provisions of paragraph 5 shall prevail.

4.9

The Seller shall procure that the Purchaser or its duly authorised agents shall be provided with such information and assistance and access to such documents and records of or relating to any of the Group Companies as they may reasonably require in connection with the matters referred to in this paragraph 4.

5.	Conduct of Tax Demands

5.1

If a Purchaser or a Group Company becomes aware of a Tax Demand that may lead to any liability of the Seller under this Schedule or in respect of the Tax Warranties, the Purchaser shall give written details of the relevant matters to the Seller as soon as reasonably practicable provided that the giving of such notice shall not be a condition precedent to the liability of the Seller.

5.2	Subject to the remaining provisions of this paragraph 5, the Purchaser shall (and where relevant, shall procure that the relevant Group Company shall):

(a)

take such action as the Seller may reasonably request in writing to avoid, dispute, defend, resist, appeal or compromise any Tax Demand (a “Disputed Demand”), subject to the Seller agreeing (to the Purchaser’s reasonable satisfaction) to indemnify the Purchaser or the relevant Group Company (as applicable) against any reasonable costs and expenses which they may properly suffer or incur as a result of taking such action and subject to the Seller promptly reimbursing any such costs and expenses actually incurred; and

(b)	not accept or pay or compromise any such Tax Demand without the Seller’s prior written consent (such consent not to be unreasonably withheld or delayed).

5.3	Paragraph 5.2 shall not apply in respect of any Tax Demand:

(a)

to the extent that it would involve the Purchaser or the relevant Group Company contesting a Disputed Demand beyond the first appellate body (excluding the Taxation Authority which has made the Disputed Demand) in the jurisdiction concerned, unless Tax counsel appointed by the Purchaser, at the Seller’s cost, confirms that (taking into account, among other things, the quantum of the relevant liability, the technical issues relevant to the Disputed Demand and the likelihood of the relevant Group Company successfully challenging such Disputed Demand) it would be reasonable for the relevant Group Company to pursue that course of action; or

(b)

if the Seller does not request the relevant Group Company to take any action within fifteen (15) Business Days following the relevant Seller’s receipt of written details relating to the Tax Demand from the Purchaser in accordance with paragraph 5.1; or

(c)	where it derives from or arises out of any fraudulent act or omission by any of the Seller or by a Group Company prior to Completion,

in which case the Purchaser and the relevant Group Company shall be free to pay or settle the Tax Demand on such terms as they consider appropriate.

5.4

The Purchaser shall promptly provide and shall procure that each Group Company provides to the Seller and the Seller’s professional advisors reasonable access to premises and personnel, and to any relevant documents and records (including copies of all material correspondence relating to the relevant Tax Demand) in their power, possession or control that the Seller reasonably requires in order to investigate any relevant matter and enable the Seller to take any action referred to in this paragraph 5.

6.	Payment of Disputed Claims

In respect of a Disputed Demand, the Seller shall pay any required sum under paragraph 2 promptly following settlement, compromise or abandonment of the Disputed Claim, unless:

(a)	the action requested by, or to be carried out by, the Seller pursuant to paragraph 5 cannot be taken prior to the Tax the subject matter of the Disputed Demand being paid; or

(b)	the relevant Group Company is otherwise compelled by law to pay any amount of Tax to the relevant Taxation Authority in respect of the Disputed Demand,

in which case, an amount equal to that amount of Tax shall be paid by the Seller promptly upon receipt by the Seller of a written notice from the Purchaser for that amount.

7.	Payment of Other Claims

7.1	Other than in respect of Disputed Demands (which are subject to the provisions of paragraph 6), the Seller shall pay any required sum under paragraph 2:

(a)

in respect of any payment under paragraphs 2.1 to 2.2 (inclusive) in respect of an Actual Tax Liability, on the later of (i) the date five (5) Business Days after the date on which the Seller receives written details of the amount of the liability from the Purchaser and (ii) the date that is five (5) Business Days before the date on which the relevant Group Company will finally be liable to pay the Tax without incurring a liability to interest and/or penalties in respect of the relevant Tax Demand; and

(b)

in respect of any payment under paragraph 2.3, the date that is five (5) Business Days following the date on which written notice setting out the amount due is received by the Seller from the Purchaser.

7.2

Notwithstanding the provisions of paragraph 7.1, in respect of a Tax Liability which is not an Actual Tax Liability, the Seller shall pay any required sum five (5) Business Days after the date on which the Seller receives written details of the amount of the liability from the Purchaser, or if later:

(a)	five (5) Business Days before (i) the date on which the relevant Group Company is due to pay any Tax without incurring a liability to interest and/or penalties which it would not have had to pay but for the loss or setting off of an Accounts Relief or (ii) where the loss of an Accounts Relief is the loss of a repayment of Tax, the date on which such repayment would otherwise have been due; or

(b)

five (5) Business Days before the date on which the relevant Group Company would have had to pay the Tax without incurring a liability to interest and/or penalties but for the setting off of a Post-Locked Box Date Relief.

8.	Overprovisions and Tax Refunds

8.1

If, on or before the seventh anniversary of Completion, the Purchaser or any member of the Purchaser’s Group or any Group Company becomes aware of any Overprovision, or that a Tax Refund is available or has been received, the Purchaser shall notify the Seller of that fact as soon as reasonably practicable after becoming so aware. If the auditors for the time being of the relevant Group Company determine or confirm (at the request and expense of the Seller) that there is an Overprovision or a Tax Refund is available, or if a Tax Refund is received, then:

(a)	the amount of any Overprovision or Tax Refund shall first be set off against any payment then due from the Seller under this Schedule or for breach of any Tax Warranty;

(b)

to the extent that there is an excess, a refund shall be made to the Seller of any previous payment or payments made by the Seller under this Schedule or for breach of any Tax Warranty (and not previously refunded under this Schedule) up to the amount of that excess; and

(c)

to the extent that the excess referred to in paragraph (b) is not exhausted, the remainder of that excess will be carried forward and set off (until exhausted) against any future payment or payments that become due from the Seller under this Schedule or for breach of any Tax Warranty.

8.2

After the Company’s auditors have made a determination under paragraph 8.1, the Seller or the Purchaser may, at any time before the seventh anniversary of Completion, request an appropriately qualified independent expert to review and, if necessary and as appropriate, amend the original determination (at the expense of the party requesting the review, or where a payment becomes due under this paragraph 8.2 at the expense of the party required to make that payment) and an adjusting payment equal to the amount of any disparity between the original and revised determinations shall be made by or to the Seller as soon as reasonably practicable.

8.3

For the avoidance of doubt, to the extent that the Seller obtains the benefit of any Overprovision or Tax Refund pursuant to paragraph 8.1, such Overprovision or Tax Refund may not also result in a Saving for the purposes of paragraph 9.

9.	Savings

9.1

Subject to paragraph 8.2, if, on or before the seventh anniversary of Completion, the Purchaser, any member of the Purchaser’s Group or any Group Company becomes aware that a Saving has arisen, the Purchaser shall notify the Seller of that fact as soon as reasonably practicable thereafter. If the relevant Group Company’s auditors for the time being determine or confirm (at the request and expense of the Seller) that a Saving has arisen, the Purchaser shall as soon as reasonably practicable repay to the Seller, after deduction of any amounts then due by the Seller, the lesser of:

(a)

the amount of the Saving (as determined by the auditors) less any reasonable costs properly incurred by the Purchaser, any member of the Purchaser’s Group or any Group Company in respect of that Saving; and

(b)

the amount paid by the Seller under this Schedule for the Tax Liability which gave rise to the Saving, less any part of that amount previously repaid to the Seller under any provision of this Schedule.

9.2

After the relevant Group Company’s auditors have made a determination under paragraph 9.1, the Seller or the Purchaser may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the Company to review and, if necessary and as appropriate, amend the original determination (at the expense of the party requesting the review, or where a payment becomes due under this paragraph 9.2, at the expense of the party required to make that payment) and an adjusting payment equal to the amount of any disparity between the original and revised determinations shall be made by or to the Seller as soon as reasonably practicable.

9.3

Nothing in this paragraph 9 shall prevent the Purchaser or any member of the Purchaser’s Group from utilizing any Accounts Reliefs or Post-Locked Box Date Reliefs to reduce a Tax Liability without having to repay any such amount to the Seller in accordance with this paragraph 9, and a Saving shall only arise once the Purchaser has exhausted all such Reliefs and deductions.

10.	Recovery from third parties

10.1

Where the Seller has paid an amount under this Schedule 8 and the Purchaser or any Group Company is, or becomes, entitled to recover from some other person that is not the Purchaser or a Group Company or any other company in the Purchaser’s Group, any amount in respect of any Tax Liability, the Purchaser shall or shall procure that the relevant Group Company shall:

(a)	notify the Seller of their entitlement as soon as reasonably practicable; and

(b)

if required by the Seller and, subject to the Purchaser and the relevant Group Company being indemnified by the Seller against any Tax that may be suffered on receipt of that amount and any reasonable costs and expenses properly incurred in recovering that amount (and subject to the Seller promptly reimbursing any such costs and expenses actually incurred), take, or procure that the Group Company takes all reasonable steps as reasonably requested by the Seller to enforce that recovery against the person in question (keeping the Seller fully informed of the progress of any action taken) provided that the Purchaser shall not be required to take any action under this paragraph 10.1 that, in the Purchaser’s reasonable opinion, is likely to harm its, the Group Company’s commercial or employment relationship (potential or actual) with any other person.

10.2	If the Purchaser or the Group Company recovers any amount referred to in paragraph 10.1, the Purchaser shall account to the Seller for the lesser of:

(a)

any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (except to the extent that amount has already been made good by the Seller under paragraph 10.1(b)); and

(b)	the amount paid by the Seller under paragraph 2 in respect of the Tax Liability in question.

11.	Surrender of Group Relief and other elections

11.1

Subject to, and in accordance with, the provisions of this paragraph 11, if any liability of the Seller under the Tax Covenant or for any claim under the Tax Warranties can be reduced or eliminated by:

(a)	the surrender of Group Relief by the Seller or any other member of the Seller’s Group to any Group Company; or

(b)	the making of an election for any gain on the disposal or notional disposal of an asset by any Group Company to be treated as accruing to a member of the Seller’s Group,

then the Seller may make, or procure the making of, any surrender or election and the Purchaser shall procure that the relevant Group Company shall take any action that the Seller reasonably requests to ensure that the surrender or election is validly made.

11.2	For the avoidance of doubt, the Company or the relevant Subsidiary shall not be liable to give any consideration for any surrender of or election in relation to Group Relief made under paragraph 11.1.

11.3

To the extent that any Tax Liability of any Group Company in respect of which the Seller would not be liable under the Tax Covenant or under the Tax Warranties can be reduced or eliminated by surrender of Group Relief by the Seller or any other member of the Seller’s Group, the Purchaser shall procure that the relevant Group Company shall take any action that the Seller reasonably requests to ensure that a surrender of Group Relief is validly made to reduce or eliminate the amount of such Tax Liability.

11.4

To the extent that a Tax Liability of any Group Company is reduced or eliminated, or any repayment of Tax is obtained by any Group Company, in each case as a result of any surrender of Group Relief made pursuant to paragraph 11.3 (in each case a “Group Relief Saving”), the Purchaser shall procure that the Group Company that made or obtained such Group Relief Saving shall pay to the member of the Seller’s Group that surrendered the relevant Group Relief, an amount equal to the amount of the Group Relief Saving, less any reasonable out-of-pocket costs properly incurred by the Purchaser or any relevant Group Company or other member of the Purchaser’s Group in obtaining such Group Relief Saving, including reasonable out-of-pocket costs properly incurred in reviewing Tax returns or instructing accountants or tax advisers.

11.5	The due date for payment for any sum due under paragraph 11.4 in respect of any Group Relief Saving shall be:

(a)	the date falling five (5) Business Days after the date on which Tax would have been due to be paid to a Taxation Authority, but for such Group Relief Saving (other than a repayment of Tax); or

(b)	the date falling five (5) Business Days after the date of receipt of such Group Relief Saving, where that Tax Saving is a repayment of Tax.

11.6

In the event that a Group Company has made full payment to a member of the Seller’s Group pursuant to paragraph 11.4 in respect of a Group Relief Saving and a Taxation Authority subsequently challenges the existence or amount of such Group Relief Saving then (i) paragraph 5 (Conduct of Tax Demands) shall apply to such challenge mutatis mutandis as if it were a Tax Demand that could give rise to a liability of the Seller hereunder, and (ii) if it is ultimately determined that such Group Relief Saving did not arise or should not have been paid, or should be reduced, then the Seller shall or shall procure that the relevant member of the Seller’s Group shall repay on demand to the relevant Group Company an amount equal to the amount by which the Group Relief Saving is determined to be reduced.

12.	Termination of Tax groups and group payment arrangements

VAT Group

12.1	The Seller shall, on or before Completion, give notice to HMRC (copying the notice to the Purchaser) that the Company and the Subsidiaries will cease to be under its control with effect from Completion, and shall use reasonable endeavours to procure that the date on which the Company and the Subsidiaries cease to be a member of the Seller’s VAT Group falls on Completion.

12.2

The Purchaser shall procure that each Group Company provides to the Representative Member all information relating to it that is required to prepare the VAT return of the Seller’s VAT Group for any period that such Group Company has been a member of that VAT Group at least ten Business Days before the last date for submission of that return.

12.3

The Purchaser shall procure that each Group Company contributes to the Representative Member that proportion of any VAT for which the Representative Member is accountable that is properly attributable to supplies, acquisitions and importations (“Supplies”) made before Completion by such Group Company (less any amount of deductible input tax that is attributable to those Supplies) and for which provision is made in the Locked Box Accounts or that relates to Supplies made or deemed to be made in the relevant Group Company’s ordinary course of business after the Locked Box Date and up to, and including, Completion.

12.4

Any contribution made under paragraph 12.3 shall be made in cleared funds on the later of ten (10) Business Days after demand is made for it and ten (10) Business Days before the day on which the representative member must account for that VAT to HMRC.

12.5

The Seller shall pay, or shall procure to be paid, to the Company or the relevant Subsidiary an amount equivalent to the proportion of any repayment of VAT received by the Representative Member from HMRC or of any credit obtained by reference to an excess of deductible input tax over output tax that is attributable to Supplies made, or deemed to be made, by the Company or the relevant Subsidiary while a member of the Seller’s VAT Group (ignoring, for this purpose, the deeming provisions in section 43(1) of VATA 1994) within ten (10) Business Days of receipt by, or offset against a liability of, the representative member.

12.6

The Company or any Subsidiary shall make no contribution under this paragraph 12 if and to the extent that it relates to an amount for which the Seller is liable to the Purchaser under this Agreement (disregarding any limitations on claims imposed by paragraphs 2 (Limitations on Quantum) or 3 (Time Limits) of Schedule 6 (Seller’s Limitation on Liability) to this Agreement) or would have been so liable had the Company or the relevant Subsidiary never been a member of the Seller’s VAT Group and had instead been separately registered for VAT.

12.7	The Seller shall procure that an amount equal to any payment received by the Representative Member under paragraph 12.3 shall be promptly and duly accounted for to HMRC.

Group payment arrangement

12.8

The Purchaser shall procure that Smiths Medical France SAS pays to the Seller, or such person as the Seller directs, an amount equal to any payment of Tax that is required to be discharged by a member of the Seller’s Group on behalf of Smiths Medical France SAS under any Tax grouping of which it forms part prior to Completion.

12.9	Payment to the Seller, or to such person as the Seller directs, under paragraph 12.8 shall be on the later of:

(a)	the fifth (5th) Business Day after written demand is made for it, setting out the amount of the liability, how it was calculated, and the due date for payment to the relevant Taxation Authority; and

(b)	two (2) Business Days before the due date for payment to relevant Taxation Authority.

13.	Deductions from Payments

13.1	All sums payable by the Seller to the Purchaser under this Schedule shall be paid free and clear of all deductions or withholdings of any kind, save only as may be required by any applicable law.

13.2

Subject to paragraph 13.4, if any deduction or withholding is required by law to be made from any amount payable by the Seller to the Purchaser under this Schedule, the Seller shall be obliged to pay to the Purchaser such increased amount as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

13.3

Subject to paragraph 13.4, if any sum payable by the Seller to the Purchaser under this Schedule shall be subject to Tax in the hands of the Purchaser, the Seller shall pay to the Purchaser such additional amount as will leave the Purchaser, after any such Tax on the aggregate of the sum and any such additional amount, with the amount the Purchaser would have received if any such sum had not been so subject to Tax.

13.4

The Seller shall not be obliged to pay any increased or additional amounts under paragraphs 13.2 or 13.3 in respect of any withholding, deduction or Tax (i) in circumstances where such withholding, deduction or Tax would not have arisen but for the right of the Purchaser to receive such payment having been assigned to any other person, or (ii) to any greater extent than would have arisen had the recipient of the payment been subject to Tax in respect of the payment solely in the United Kingdom.

14.	Purchaser’s Covenant

14.1	The Purchaser covenants with the Seller to pay to the Seller an amount equal to any of the following:

(a)

any liability or increased liability to Tax of the Seller arising in connection with, at any time after Completion, any Group Company failing to pay Tax at any time save that this sub paragraph shall not apply in respect of any Tax for which the Seller is liable to make (but have not yet made) payment under a claim under the Tax Covenant or in respect of the Tax Warranties; and

(b)	the reasonable costs and expenses of the Seller properly incurred in connection with any liability referred to or in successfully taking any action under this paragraph.

14.2	For the purposes of this paragraph, any reference to a liability to Tax shall include any liability to make a payment of Tax which would have arisen but for the utilisation of any Relief.

14.3

Paragraphs 5 (Conduct of Tax Demands), 6 (Payment of Disputed Claims) and 7 (Payment of Other Claims) shall apply to this paragraph (with all necessary changes) as if references to the Seller were references to the Purchaser and vice versa.

Signed for and on behalf of Smiths Group International Holdings Limited	}	Director

Signed for and on behalf of ICU Medical, Inc., acting by	}	/s/ Christian Voigtlander